As Filed with the Securities and Exchange Commission on December 31, 2013	Registration No. 333-____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2 to

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TransCoastal Corporation

(Exact name of registrant as specified in its charter)

Delaware	1311	75-2649230
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

17304 Preston Road, Suite 700, Dallas, Texas 75252

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (972) 818-0720

Judson F. Hoover,

Chief Financial Officer

TransCoastal Corporation

17304 Preston Road, Suite 700

Dallas, TX 75252

(972) 818-0720

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Craig G. Ongley

Kane Russell Coleman & Logan PC

1601 Elm Street, Suite 3700

Dallas, Texas 75201

Approximate Date of Proposed Sale to the Public:
From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of Each Class of		Maximum	Maximum	Amount of
Securities Being	Amount to be	Offering	Aggregate	Registration
Registered	Registered(1)	Price per Share(2)	Offering Price(2)	Fee (3)
Common Stock, $0.001 par value per share	20,486,366	$1.45	$29,705,231	$4,052

(1) Pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The price per share and aggregate offering price are based on the average of the high and low sales prices of the registrant’s common stock on October 4, 2013, as reported on the OTC Markets (OTCQB).

(3) Fee of $4,052 paid with initial filing.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and the selling stockholders are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	December 31, 2013

20,486,366 Shares of Common Stock

This prospectus relates to the offer and resale by certain selling stockholders identified in this prospectus of up to 20,486,366 shares of the common stock, par value $0.001, of TransCoastal Corporation., a Delaware corporation. The shares of common stock were issued by us to the selling stockholders in an acquisition transaction whereby we exchanged shares with the selling stockholders to acquire TransCoastal Corporation, a Texas corporation in May 2013.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale or other disposition of shares of common stock by the selling stockholders     Please refer to the section of this prospectus entitled “The Acquisition” for a description of the acquisition transaction and the section entitled “Selling Stockholders” for additional information regarding the selling stockholders. The selling stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock on any exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at various prices determined at the time of sale or at negotiated prices.

We will pay the expenses incurred in registering the shares, including legal and accounting fees. The selling stockholders will pay any commissions and selling expenses they may incur.

Our common stock is currently quoted on the OTC Markets (OTCQB) under the symbol “TCEC.” On October 4, 2013, the last reported sale price of our common stock was $1.45 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 2 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities regulators have approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ________ ___, 2013.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
CORPORATE INFORMATION	1
THE ACQUISITION AND OUR PRIOR HISTORY	1
SECURITIES OFFERED	2
RISK FACTORS	2
RISKS RELATED TO OUR COMPANY	2
RISKS RELATED TO OUR BUSINESS	3
RISKS RELATED TO OUR EQUITY STOCK	13
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	15
USE OF PROCEEDS	16
MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS	16
MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	20
OUR BUSINESS	23
MANAGEMENT	36
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	39
STOCK BENEFICIALLY OWNED BY OR DIRECTORS AND EXECUTIVE OFFICERS	40
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	40
SELLING STOCKHOLDERS	40
DESCRIPTION OF SECURITIES	42
SHARES ELIGIBLE FOR FUTURE SALE	46
LEGAL MATTERS	47
WHERE YOU CAN FIND MORE INFORMATION	47
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITY	47
FINANCIAL STATEMENTS	F-1 - F-42
PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS	48
SIGNATURES	51

You should rely only on the information contained in this prospectus. We have not, and the selling stockholders have not, authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell, nor are the selling stockholders seeking an offer to buy, securities in any state where the offer or solicitation is not permitted. The information contained in this prospectus is complete and accurate as of the date on the front cover of this prospectus, but information may have changed since that date. We are responsible for updating this prospectus to ensure that all material information is included and we will update this prospectus to the extent required by law.

This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that these industry publications and third-party research, surveys and studies are reliable, we have not independently verified such data and we do not make any representation as to the accuracy of the information.

(ii)

PROSPECTUS SUMMARY

This summary provides a brief overview of information contained elsewhere in this prospectus. Because it is abbreviated, this summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully before making an investment decision, including the information presented under the headings "Risk Factors," "Special Note Regarding Forward-Looking Statements" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes beginning on page F-1.

All dollar amounts are in U.S. dollars unless otherwise indicated. In this prospectus, unless the context otherwise requires, the terms “TransCoastal,” “Company,” "we," "us" and "our" refer to TransCoastal Corporation and its subsidiaries.

Overview

TransCoastal Corporation ("Company" or "TransCoastal") was incorporated in the State of Delaware in June 1999 in the original name of Claimsnet.com, Inc. ("Claimsnet") and has a fiscal year end of December 31.

We are an oil and gas exportation and production company focused primarily in the development of oil and gas reserves in the state of Texas. Our revenue comes from the sale of the hydrocarbons we produce and to a small extent from the trading of oil and gas properties. The Company has acquired or divested over100 wells in Texas, and has over 200 undeveloped locations on over 6000 acres of leased oil and gas property located primarily in the panhandle area of west Texas. In addition to maintaining daily operations on our producing wells we also drill new wells, rehabilitate old wells and actively engage in locating additional oil and gas leases. A complete list of the oil and gas properties the Company currently owns or in which it has an interest is contained in the "Properties" section below.

CORPORATE INFORMATION

Our executive office is located at 17304 Preston Road, Suite 700, Dallas, Texas 75252, and our telephone number is 972-818-0720. Our website address is www.transcoastal.net. No information found on our website is part of this prospectus. Also, this prospectus may include the names of various government agencies or the trade names of other companies. Unless specifically stated otherwise, the use or display by us of such other parties' names and trade names in this prospectus is not intended to and does not imply a relationship with, or endorsement or sponsorship of us by, any of these other parties

THE ACQUISITION AND OUR PRIOR HISTORY

Prior to May 9, 2013 our business plan was to develop an electric commerce company engaged in healthcare transaction processing for the medical and dental industries by means of the internet. On May 9, 2013 we acquired a majority interest in TransCoastal Corporation, a Texas corporation (“TransCoastal – Texas”) through an Amended Acquisitions Agreement. We issued a total of 3,721,036 shares of our Series F Preferred Stock (“Preferred Stock”), with an additional 260,261 Preferred stock to be issued as of June 30, 2013, in consideration for the common stock of TransCoastal – Texas. Each share of Preferred Stock issued has the attribute of having the voting right equal to 1,170.076 shares of common stock thereby giving the selling TransCoastal – Texas stockholders control of the corporation with the ability to vote 99.2% of all the votes eligible to vote for any matter brought before our equity holders. TransCoastal – Texas has one subsidiary, CoreTerra Operating LLC through which the primary oil and gas operations of TransCoastal are accomplished.

On May 9, 2013 the Company placed all of the assets and liabilities constituting the pre-acquisition non-oil and gas assets of our business operations into a separate wholly-owned subsidiary of the Company, ANC Holdings, Inc. (“ANC”). We determined that we could not make ANC profitable and that revenues from its operations would be insufficient to service its debt. On June 27, 2013 we sold ANC to certain debt holders of the Company in consideration for the debt holders assumption of the Company indebtedness owed to them. Once the sale of ANC Holdings, Inc. was complete, the Company's sole business became oil and gas development and production.

Upon written consent of a majority of our stockholders we changed our name from Claimsnet to TransCoastal Corporation, instituted a 200 to 1 reverse stock split and increased our authorized shares from 110,000,000 to 275,000,000 with 250,000,000 shares being designated common and 25,000,000 designated as preferred stock by filing amendments to the Company's Certificate of Incorporation with the Delaware Secretary of State effective July 1, 2013. See “Description of Securities” below.

SECURITIES OFFERED

Common Stock offered by the selling stockholders	20,486,366 shares
Common stock outstanding prior to and after the offering	21,994,707 shares
Use of proceeds	We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders in this offering.
Risk factors	This investment involves a high degree of risk. See “Risk Factors” for a discussion of factors you should consider carefully before making an investment decision.
OTC Markets (OTCQB) symbol	TCEC

RISK FACTORS

You should carefully consider the following risk factors and all other information contained in this prospectus in evaluating our business and prospects. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties, other than those we describe below, that are not presently known to us or that we currently believe are immaterial, may also impair our business operations. If any of the following risks occur, our business, financial condition and results of operations could be harmed.

RISKS RELATED TO OUR COMPANY

We do not intend to pay dividends on our common stock and, consequently, your only opportunity to achieve a return on your investment is if the price of our stock appreciates.

We do not plan to declare dividends on shares of our common stock in the foreseeable future. Additionally, our notes purchase agreement places certain restrictions on our ability to pay cash dividends. Consequently, your only opportunity to achieve a return on your investment in us will be if the market price of our common stock appreciates, which may not occur, and you sell your shares at a profit. There is no guarantee that the price of our common stock that will prevail in the market after this offering will ever exceed the price that you pay.

Future sales of our common stock in the public market could lower our stock price, and any additional capital raised by us through the sale of equity or convertible securities will dilute your ownership in us.

We may sell shares of common stock in subsequent public offerings or otherwise issue additional shares of common stock or convertible securities. As soon as practicable after this offering, we intend to file a registration statement with the SEC on Form S-8 providing for the registration of 5,000,000 shares of our common stock reserved for issuance under our 2013 stock incentive plan which was recently approved by our stockholders. Subject to the satisfaction of vesting conditions and restrictions applicable to our affiliates under Rule 144 under the Securities Act shares registered under our registration statement on Form S-8 will be available for resale immediately in the public market without restriction.

We cannot predict the size of future issuances of our common stock or the effect, if any, that future issuances and sales of shares of our common stock will have on the market price of our common stock. Sales of substantial amounts of our common stock (including shares issued in connection with an acquisition), or the perception that such sales could occur, may adversely affect prevailing market prices of our common stock.

We have a significant amount of debt which requires a significant amount of our cash flow to service as our assets are highly leveraged any default of our indebtedness could result in the loss of all or a significant portion of our producing assets.

We currently have long term liabilities in the form of bank debt in the amount of $15,250,000 which requires a monthly debt service payment of $66,000 per month that requires a significant amount of our non-payroll cash and is secured by our producing well assets. Our monthly revenues, while currently sufficient to meet our debt service, do not provide adequate cash to allow us to grow our Company or provide a significant cushion in the event our revenues should decrease. Any default of our indebtedness could result in our creditors foreclosing on our producing well assets which would result in the Company seeking protection under the bankruptcy laws or ceasing as a going concern.

Our amended and restated certificate of incorporation and amended and restated bylaws and Delaware law contain provisions that could discourage acquisition bids or merger proposals, which may adversely affect the market price of our common stock.

Our amended and restated certificate of incorporation authorizes our board of directors to issue preferred stock without stockholder approval. If our board of directors elects to issue preferred stock, it could be more difficult for a third party to acquire us. In addition, some provisions of our amended and restated certificate of incorporation and amended and restated bylaws could make it more difficult for a third party to acquire control of us, even if the change of control would be beneficial to and desirable by our stockholders, including:

●	a classified board of directors, so that only approximately one-third of our directors are elected each year;

●	limitations on the removal of directors;

●	limitations on the ability of our stockholders to call special meetings; and

●	advance notice provisions for stockholder proposals and nominations for elections to the board of directors to be acted upon at meetings of stockholders.

Furthermore, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the General Corporation Law of the State of Delaware, which prohibits, with some exceptions, stockholders owning in excess of 15% of our outstanding voting stock from engaging in business combination transactions with us. See "Description of Capital Stock—Anti-Takeover Effects of Provisions of Our Certificate of Incorporation, Our Bylaws and Delaware Law."

Our Board of Directors does not contain a majority of independent members and we do not have an Audit Committee. Good corporate governance practices call for the inclusion of independent members of our Board of Directors. Independent Board Directors act as a check on management and can assure that it acts in the best interests of all of our Company’s stakeholders. With our lack of independent Board members, we run a higher risk that our management could make subjective decisions without benefit of more measured independent guidance, rather than for the benefit of all of our shareholders. An independent Audit Committee qualitatively enhances a company’s internal controls over financial reporting. Among its functions, independent Audit Committees review the financial reporting, internal controls safeguarding Company assets, interact with auditors, may oversee material financial decisions and provide a sounding board for individuals who believe that there are irregularities in a Company’s accounting policies and procedures. With our lack of an Audit Committee at this time, we run a greater risk that a significant error or irregularity could occur that could be materially damaging to our shareholders.

RISKS RELATED TO OUR BUSINESS

Our exploration appraisal and development activities are subject to many risks which may affect our ability to profitably extract oil reserves or achieve targeted returns. In addition, continued growth requires that we acquire and successfully develop additional oil reserves.

Oil and gas exploration may involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs. Completion of a well does not assure a profit on the investment or recovery of drilling, completion and operating costs. In addition, drilling hazards or environmental damage could greatly increase the cost of operations, and various field operating conditions may negatively affect the production from successful wells. These conditions include delays in obtaining governmental approvals or consents, shut-ins of connected wells resulting from extreme weather conditions, insufficient storage or transportation capacity or other geological and mechanical conditions. While diligent well supervision and effective maintenance operations can contribute to maximizing production rates over time, production delays and declines from normal field operating conditions cannot be eliminated and can be expected to negatively affect revenue and cash flow levels to varying degrees.

Our Future Success Depends Upon Our Ability To Find, Develop And Acquire Additional Oil And Gas Reserves That Are Economically Recoverable.

The rate of production from oil and natural gas properties declines as reserves are depleted. As a result, we must continually locate and develop or acquire new oil and gas reserves to replace those being depleted by production. We must do this even during periods of low oil and gas prices when it is difficult to raise the capital necessary to finance activities. Without successful exploration or acquisition activities, our reserves and revenues will decline. A future increase in our reserves will depend not only on our ability to explore and develop any properties we may have from time to time, but also on our ability to select and acquire suitable producing properties or prospects. We cannot guaranty that we will be able to continue to locate satisfactory properties for acquisition or participation. Moreover, if such acquisitions or participations are identified, we may determine that current markets, terms of acquisition and participation or pricing conditions make such acquisitions or participations economically disadvantageous. We cannot guaranty that commercial quantities of oil will be discovered or acquired by us.

Oil and Gas Drilling Is A High-Risk Activity.

Our future success will depend on the success of our drilling programs. In addition to the numerous operating risks described in more detail below, these activities involve the risk that no commercially productive oil or gas reservoirs will be discovered. In addition, we are often uncertain as to the future cost or timing of drilling, completing and producing wells. Furthermore, our drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including, but not limited to, the following:

●	unexpected drilling conditions;

●	pressure or irregularities in formations;

●	equipment failures or accidents;

●	adverse weather conditions;

●	inability to comply with governmental requirements; and

●	shortage or delays in the availability of drilling rigs and the delivery of equipment.

If we experience any of these problems, our ability to conduct operations could be adversely affected.

Factors Beyond Our Control Affect Our Ability To Market Oil And Gas.

Our ability to market oil and gas from our wells depends upon numerous factors beyond our control. These factors include, but are not limited to, the following:

●	the level of domestic production and imports of oil and gas;

●	the proximity of gas production to gas pipelines;

●	the availability of pipeline capacity;

●	the demand for oil and gas by utilities and other end users;

●	the availability of alternate fuel sources;

●	the effect of inclement weather;

●	state and federal regulation of oil and gas marketing; and

●	federal regulation of gas sold or transported in interstate commerce.

If these factors were to change dramatically, our ability to market oil and gas or obtain favorable prices for our oil and gas could be adversely affected.

The Marketability Of Our Production May Be Dependent Upon Transportation Facilities Over Which We Have No Control.

The marketability of our production depends in part upon the availability, proximity, and capacity of pipelines, natural gas gathering systems and processing facilities. Any significant change in market factors affecting these infrastructure facilities could harm our business. We deliver some of our oil and natural gas through gathering systems and pipelines that we do not own. These facilities may not be available to us in the future.

The Majority Of Our Sales Are With A Limited Number Of Purchasers. The majority of our hydrocarbon sales are to highly regulated, well capitalized entities.  The number of entities that can purchase our products are limited in the areas they can service due to significant capital, and regulatory requirements to enter the market.

For the years ended December 31, 2012 and 2011, revenues from the Company’s 33 and 32, respectively, producing leases ranged from approximately 0.1% to 17.7% and 0.1% to 15.8%, respectively, of total oil, natural gas, and related product sales. These 33 and 32, respectively, leases are all located in the Texas counties of Pampa, Stevens and Montague. For the years ended December 31, 2012 and 2011, the oil and natural gas produced by the Company is sold and marketed to 9 and 8, respectively, purchasers. Oil sales to two purchasers accounted for 92.8% and 94.1%, respectively, of the oil sales. Individually, the two purchasers accounted for approximately 71.1% and 21.7% and 62.4% and 31.7%, respectively. Natural gas sales to three purchasers account for 91.6% and 95.1%, respectively, of the natural gas sales. Individually, the three purchasers accounted for approximately 55.4%, 20.8% and 15.4% and 45.7%, 28.1%, and 21.2%, respectively. Accordingly, the Company’s entire oil and natural gas sales receivable balance at December 31, 2012 and 2011 was comprised of amounts due from its 9 and 8, respectively, purchasers. Oil and natural gas sales receivable are included in the accounts receivable, net on the accompanying consolidated balance sheets.

Third Party Credit Risk.  The Company is or may be exposed to third party credit risk through its contractual arrangements with its current or future marketers of its petroleum and natural gas production and other parties. In the event such entities fail to meet their contractual obligations to the Company, such failures could have a material adverse effect on our cash flow from operations.

Oil and natural gas prices are volatile. A substantial decrease in oil and natural gas prices could adversely affect our financial results.

Our future financial condition, results of operations and the carrying value of our oil and natural gas properties depend primarily upon the prices we receive for our oil and natural gas production. Oil and natural gas prices historically have been volatile and likely will continue to be volatile in the future, especially given world geopolitical conditions. Our cash flow from operations is highly dependent on the prices that we receive for oil and natural gas. This price volatility also affects the amount of our cash flow available for capital expenditures and our ability to borrow money or raise additional capital. The amount we can borrow or have outstanding under or bank credit facility is subject to semiannual redeterminations. Oil prices are likely to affect us more than natural gas prices because approximately 70% of our proved reserves are oil. The prices for oil and natural gas are subject to a variety of additional factors that are beyond our control. These factors include:

●	the level of consumer demand for oil and natural gas;

●	the domestic and foreign supply of oil and natural gas;

●	the ability of the members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls;

●	the price of foreign oil and natural gas;

●	domestic governmental regulations and taxes;

●	the price and availability of alternative fuel sources;

●	weather conditions, including hurricanes and tropical storms in and around the Gulf of Mexico;

●	market uncertainty;

●	political conditions in oil and natural gas producing regions, including the Middle East; and

●	worldwide economic conditions.

These factors and the volatility of the energy markets generally make it extremely difficult to predict future oil and natural gas price movements with any certainty. Also, oil and natural gas prices do not necessarily move in tandem. Declines in oil and natural gas prices would not only reduce revenue, but could reduce the amount of oil and natural gas that we can produce economically and, as a result, could have a material adverse effect upon our financial condition, results of operations, oil and natural gas reserves and the carrying values of our oil and natural gas properties. If the oil and natural gas industry experiences significant price declines, we may, among other things, be unable to meet our financial obligations or make planned expenditures.

Significant capital expenditures are required to conduct our business.

The development of our business and operations, excluding acquisition activities, requires substantial capital expenditures. We will fund our capital expenditures through a combination of cash flows from operations and borrowings under our bank credit facilities and, to the extent those sources are not sufficient, we may fund capital expenditures from the proceeds of debt and equity issuances. Future cash flows from operations are subject to a number of risks and variables, such as the level of production of our customers, prices of natural gas and oil, and the other risk factors discussed herein. Our ability to obtain capital from other sources, such as the Markets, is dependent upon many of those same factors as well as the orderly functioning of credit and Markets. To the extent we fail to have adequate funds, we could be required to reduce our capital spending, or pursue other funding alternatives, which in turn could adversely affect our business and results of operations.

We Face Strong Competition From Other Energy Companies That May Negatively Affect Our Ability To Carry On Operations.

We operate in the highly competitive areas of oil and gas exploration, development and production. Factors that affect our ability to successfully compete in the marketplace include, but are not limited to, the following:

●	the availability of funds and information relating to a property;

●	the standards established by us for the minimum projected return on investment;

●	the availability of alternate fuel sources; and

●	the intermediate transportation of gas.

Our competitors include major integrated oil companies, substantial independent energy companies, affiliates of major interstate and intrastate pipelines and national and local gas gatherers. Many of these competitors possess greater financial and other resources than we do.

The inability to control other associated entities could adversely affect our business.

To the extent that we do not operate all of our properties, our success depends in part upon operations on certain properties in which we may have an interest along with other business entities. Because we have no control over such entities, we are able to neither direct their operations, nor ensure that their operations on our behalf will be completed in a timely and efficient manner. Any delay in such business entities’ operations could adversely affect our operations.

There Are Risks In Acquiring Producing Properties.

We constantly evaluate opportunities to acquire oil and natural gas properties and frequently engage in bidding and negotiating for these acquisitions. If successful in this process, we may alter or increase our capitalization through the issuance of additional debt or equity securities, the sale of production payments or other measures. Any change in capitalization affects our risk profile.

A change in capitalization, however, is not the only way acquisitions affect our risk profile. Acquisitions may alter the nature of our business. This could occur when the character of acquired properties is substantially different from our existing properties in terms of operating or geologic characteristics.

Operating Hazards May Adversely Affect Our Ability To Conduct Business.

Our operations are subject to risks inherent in the oil and gas industry, including but not limited to the following:

●	blowouts;

●	cratering;

●	explosions;

●	uncontrollable flows of oil, gas or well fluids;

●	fires;

●	pollution; and

●	other environmental risks.

These risks could result in substantial losses to us from injury and loss of life, damage to and destruction of property and equipment, pollution and other environmental damage and suspension of operations. Governmental regulations may impose liability for pollution damage or result in the interruption or termination of operations.

Losses and liabilities from uninsured or underinsured drilling and operating activities could have a material adverse effect on our financial condition and operations.

Although we intend to maintain several types of insurance to cover our operations, we may not be able to maintain adequate insurance in the future at rates we consider reasonable, or losses may exceed the maximum limits under our insurance policies. If a significant event that is not fully insured or indemnified occurs, it could materially affect our financial condition and results of operations.

Compliance with environmental and other government regulations could be costly and could negatively impact production.

Our operations are subject to numerous laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. Without limiting the generality of the foregoing, these laws and regulations may:

●	require the acquisition of a permit before drilling commences;

●	restrict the types, quantities and concentration of various substances that can be released into the environment from drilling and production activities;

●	limit or prohibit drilling activities on certain lands lying within wilderness, wetlands, and other protected areas;

●	require remedial measures to mitigate pollution from former operations, such as plugging abandoned wells; and

●	impose substantial liabilities for pollution resulting from our operations.

The recent trend toward stricter standards in environmental legislation and regulation is likely to continue. The enactment of stricter legislation or the adoption of stricter regulation could have a significant impact on our operating costs, as well as on the oil and gas industry in general.

Our operations could result in liability for personal injuries, property damage, oil spills, discharge of hazardous materials, remediation and clean-up costs and other environmental damages. We could also be liable for environmental damages caused by previous property owners. As a result, substantial liabilities to third parties or governmental entities may be incurred which could have a material adverse effect on our financial condition and results of operations. We maintain insurance coverage for our operations, but we do not believe that insurance coverage for environmental damages that occur over time or complete coverage for sudden and accidental environmental damages is available at a reasonable cost. Accordingly, we may be subject to liability or may lose the privilege to continue exploration or production activities upon substantial portions of our properties if certain environmental damages occur.

Our operations are subject to United States federal, state and local laws and regulations relating to health, safety, transportation and protection of natural resources and the environment, including those relating to waste management and transportation and disposal of salt-water and other materials.

For example, we are subject to environmental regulation relating to the operation of our wells, which can pose some risks of environmental liability, including leakage from the wells to surface or subsurface soils, surface water or groundwater. Liability under these laws and regulations could result in cancellation of well operations, fines and penalties, expenditures for remediation, and liability for property damage and personal injuries.

Failure to comply with these laws and regulations could result in the assessment of significant administrative, civil or criminal penalties, imposition of cleanup and site restoration costs and liens, revocation of permits, and orders to limit or cease certain operations. In addition, certain environmental laws impose strict and/or joint and several liability, which could cause us to become liable for the conduct of others or for consequences of our own actions that were in compliance with all applicable laws at the time of those actions. Future events, such as the discovery of currently unknown matters, spills caused by future pipeline ruptures, changes in existing environmental laws and regulations or their interpretation, and more vigorous enforcement policies by regulatory agencies, may give rise to additional expenditures or liabilities, which could impair our operations and adversely affect our business and results of operations.

Improvements in or new discoveries of alternative energy technologies could have a material adverse effect on our financial condition and results of operations.

Because our business depends on the level of activity in the oil and natural gas industry, any improvement in or new discoveries of alternative energy technologies (such as wind, solar, geothermal, fuel cells and biofuels) that increase the use of alternative forms of energy and reduce the demand for oil and natural gas could have a material adverse impact on our business, financial condition and results of operations. In addition, technological changes could decrease the quantities of water required for hydro-fracturing operations or otherwise affect demand for our services.

Increased regulation of hydraulic fracturing, including regulation of the quantities, sources and methods of water use and disposal, could result in reduction in drilling and completing new oil and natural gas wells or minimize water use or disposal, which could adversely impact the demand for our services.

Our Company success depends, in large part, on our level of exploration and production of oil and gas. Our operations use hydraulic fracturing to drill new oil and gas wells. Hydraulic fracturing is a process that is used to release hydrocarbons, particularly natural gas, from certain geological formations. The process involves the injection of water (typically mixed with significant quantities of sand and small quantities of chemical additives) under pressure into the formation to fracture the surrounding rock and stimulate movement of hydrocarbons through the formation. The process is typically regulated by state oil and gas commissions and has been exempt (except when the fracturing fluids or propping agents contain diesel fuels) since 2005 from United States federal regulation pursuant to the Safe Drinking Water Act.

The EPA is conducting a comprehensive study of the potential environmental impacts of hydraulic fracturing activities, and a committee of the United States House of Representatives is also conducting an investigation of hydraulic fracturing practices. The results of the EPA study and House investigation could lead to restrictions on hydraulic fracturing. The EPA is currently working on new guidance for application of the Safe Drinking Water Act permits for drilling or completing processes that use fracturing fluids or propping agents containing diesel fuels. In addition, the EPA proposed regulations under the federal Clean Air Act in July 2011 regarding certain criteria and hazardous air pollutant emissions from hydraulic fracturing wells and, in October 2011, announced its intention to propose regulations by 2014 under the federal Clean Water Act to regulate wastewater discharges from hydraulic fracturing and other gas production. Legislation has been introduced before Congress to provide for federal regulation of hydraulic fracturing, including, for example, requiring disclosure of chemicals used in the fracturing process or seeking to repeal the exemption from the Safe Drinking Water Act. If adopted, such legislation would add an additional level of regulation and necessary permitting at the federal level and could make it more difficult to complete wells using hydraulic fracturing. Similar laws and regulations with respect to chemical disclosure also exist or are being considered by the United States Department of Interior and in several states, including certain states in which we operate, that could restrict hydraulic fracturing.

Future United States federal, state or local laws or regulations could significantly restrict, or increase costs associated with hydraulic fracturing and make it more difficult or costly for producers to conduct hydraulic fracturing operations, which could result in a decline of our exploration and production. New laws and regulations, and new enforcement policies by regulatory agencies, could also expressly restrict the quantities, sources and methods of water use and disposal in hydraulic fracturing and otherwise increase our costs and our customers’ cost of compliance, which could minimize water use and disposal needs even if other limits on drilling and completing new wells were not imposed. Any decline in exploration and production or any restrictions on water use and disposal could result in a decline in our drilling and rework activity and have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our business is difficult to evaluate.

Our future financial results depend primarily on (1) our ability to discover commercial quantities of oil and gas; (2) the market price for oil and gas; (3) our ability to continue to generate potential exploration prospects; and (4) our ability to fully implement our exploration and development program. We cannot predict that our future operations will be profitable. In addition, our operating results may vary significantly during any financial period. These variations may be caused by significant periods of time between discovery and development of oil or gas reserves, if any, in commercial quantities.

Oil and natural gas prices are volatile and a decline in oil and natural gas prices can significantly affect our financial results and impede our growth.

The marketability of our oil and gas production depends in part upon the availability, proximity and capacity of gas gathering systems, pipelines and processing facilities. Federal and state regulation of oil and gas production and transportation, general economic conditions, changes in supply and changes in demand all could adversely affect our ability to produce and market our oil and natural gas. If market factors were to change dramatically, the financial impact could be substantial because we would incur expenses without receiving revenues from the sale of production. The availability of markets is beyond our control.

We may not discover commercially productive reserves.

Our future success depends on our ability to economically locate oil and gas reserves in commercial quantities. Except to the extent that we acquire properties containing proved reserves or that we conduct successful exploration and development activities, or both, our proved reserves, if any, will decline as reserves are produced. Our ability to locate reserves is dependent upon a number of factors, including our participation in multiple exploration projects and our technological capability to locate oil and gas in commercial quantities. We cannot predict that we will have the opportunity to participate in projects that economically produce commercial quantities of oil and gas in amounts necessary to create a positive cash flow for TransCoastal or that the projects in which we elect to participate will be successful. There can be no assurance that our planned projects will result in significant reserves or that we will have future success in drilling productive wells at economical reserve replacement costs.

Exploratory drilling is a high risk activity with many uncertainties that could adversely affect our business, financial condition or results of operations.

Exploratory drilling involves numerous risks, including the risk that we will not find any commercially productive oil or gas reservoirs. The cost of drilling, completing and operating wells is often uncertain, and a number of factors can delay or prevent drilling operations, including:

●	unexpected drilling conditions,

●	pressure or irregularities in formations,

●	equipment failures or accidents,

●	adverse weather conditions,

●	compliance with governmental requirements,

●	shortages or delays in the availability of drilling rigs and the delivery of equipment, and

●	shortages of trained oilfield service personnel.

Our future drilling activities may not be successful, nor can we be sure that our overall drilling success rate or our drilling success rate for activities within a particular area will not decline. Unsuccessful drilling activities could have a material adverse effect on our results of operations and financial condition. Also, we may not be able to obtain any options or lease rights in potential drilling locations that we identify. Although we have identified a number of potential exploration projects, we cannot be sure that we will ever drill them or that we will produce oil or gas from them or any other potential exploration projects.

Our exploration and development activities are subject to reservoir and operational risks which may lead to increased costs and decreased production.

Even when oil and gas is found in what is believed to be commercial quantities, reservoir risks, which may be heightened in new discoveries, may lead to increased costs and decreased production. These risks include the inability to sustain deliverability at commercially productive levels as a result of decreased reservoir pressures, large amounts of water, or other factors that might be encountered. As a result of these types of risks, most lenders will not loan funds secured by reserves from newly discovered reservoirs, which would have a negative impact on our future liquidity. Operational risks include hazards such as fires, explosions, craterings, blowouts, uncontrollable flows of oil, gas or well fluids, pollution, releases of toxic gas and encountering formations with abnormal pressures. In addition, we may be liable for environmental damage caused by previous owners of property we own or lease. As a result, we may face substantial liabilities to third parties or governmental entities, which could reduce or eliminate funds available for exploration, development or acquisitions or cause us to incur substantial losses. The occurrence of any one of these significant events, if it is not fully insured against, could have a material adverse effect on our financial condition and results of operations.

Our operations require large amounts of capital and we may be unable to obtain needed capital or financing on satisfactory terms, which could lead to a loss of properties and a decline in our natural gas and oil reserves.

Our current development plans will require us to make large capital expenditures for the exploration and development of our oil and gas projects. Also, we must secure substantial capital to explore and develop our other potential projects. Historically, we have funded our capital expenditures through the issuance of equity and some debt. Volatility in the price of our Common Stock, which may be significantly influenced by our drilling and production activity, may impede our ability to raise money quickly, if at all, through the issuance of equity at acceptable prices. Future cash flows and the availability of financing will be subject to a number of variables, such as:

●	our success in locating and producing reserves in other projects;

●	the level of production from existing wells; and

●	prices of oil and gas.

Issuing equity securities to satisfy our financing requirements could cause substantial dilution to our existing stockholders.

●	our being more vulnerable to competitive pressures and economic downturns; and

●	restrictions on our operations.

If our revenues were to decrease due to lower oil and gas prices, decreased production or other reasons, and if we could not obtain capital through a credit facility or otherwise, our ability to execute our development plans, obtain and replace reserves, or maintain production levels could be greatly limited.

Oil and gas prices are volatile and an extended decline in prices could hurt our business prospects.

Our future profitability and rate of growth and the anticipated carrying value of our oil and gas properties will depend heavily on then prevailing market prices for oil and gas. We expect the markets for oil and gas to continue to be volatile. If we are successful in continuing to establish production, any substantial or extended decline in the price of oil or gas could:

●	have a material adverse effect on our results of operations;

●	limit our ability to attract capital;

●	make the formations we are targeting significantly less economically attractive;

●	reduce our cash flow and borrowing capacity; and

●	reduce the value and the amount of any future reserves.

Various factors beyond our control will affect prices of oil and gas, including:

●	worldwide and domestic supplies of oil and gas;

●	the ability of the members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls;

●	political instability or armed conflict in oil or gas producing regions;

●	the price and level of foreign imports;

●	worldwide economic conditions;

●	marketability of production;

●	the level of consumer demand;

●	the price, availability and acceptance of alternative fuels;

●	the availability of processing and pipeline capacity;

●	weather conditions; and

●	actions of federal, state, local and foreign authorities.

These external factors and the volatile nature of the energy markets make it difficult to estimate future prices of oil and gas. In addition, sales of oil and gas are seasonal in nature, leading to substantial differences in cash flow at various times throughout the year.

Oil and gas reserve estimates may not be accurate.

There are numerous uncertainties inherent in estimating quantities of proved oil and natural gas reserves and in projecting future rates of production and timing of development expenditures, including many factors beyond our control. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in any exact way, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, estimates made by different engineers often vary from one another. In addition, results of drilling, testing and production subsequent to the date of an estimate may justify revisions of such estimates, and such revisions, if significant, would change the schedule of any further production and development drilling. Accordingly, reserve estimates are generally different, and often materially so, from the quantities of oil and natural gas that are ultimately recovered. Furthermore, estimates of quantities of proved reserves and their PV-10 value may be affected by changes in crude oil and gas prices because the Company’s quantity estimates are based on prevailing prices at the time of their determination.

Hedging our production may result in losses.

We currently have limited hedging agreements in place. However, we may in the future enter into arrangements to further reduce our exposure to fluctuations in the market prices of oil and natural gas. We may enter into oil and gas hedging contracts in order to increase credit availability. Hedging will expose us to risk of financial loss in some circumstances, including if:

●	production is less than expected;

●	the other party to the contract defaults on its obligations; or

●	there is a change in the expected differential between the underlying price in the hedging agreement and actual prices received.

In addition, hedging may limit the benefit we would otherwise receive from increases in the prices of oil and gas. Further, if we do not engage in hedging, we may be more adversely affected by changes in oil and gas prices than our competitors who engage in hedging.

Accounting rules may require write-downs, which may result in a charge to earnings. We may incur write-downs of the net book values of our oil and natural gas properties that would adversely affect our equity and earnings.

We utilize the full cost method of accounting for costs related to our natural gas and oil properties. Under the full cost method, we are subject to quarterly calculations of a "ceiling" or limitation on the amount of our oil and gas properties that can be capitalized on our balance sheet. If the net capitalized costs of our oil and gas properties exceed the cost center ceiling, we are subject to a write-down of our net oil and gas properties to the extent of such excess. A capitalized cost ceiling test impairment also reduces earnings and impacts stockholders' equity in the period of occurrence and results in lower amortization expense in future periods. The discounted present value of our proved reserves is a major component of the ceiling calculation and represents the component that requires the most subjective judgments.

The risk that we will be required to write down the carrying value of oil and natural gas properties increases when natural gas and crude oil prices are depressed or volatile. In addition, a write-down of proved oil and natural gas properties may occur if we experience substantial downward adjustments in our estimated proved reserves, or if purchasers cancel long-term contracts for our natural gas production. An expense recorded in one period may not be reversed in a subsequent period even though higher natural gas and crude oil prices may have increased the applicable ceiling in the subsequent period. This and other factors could cause us to write down our natural gas and oil properties or other assets in the future and incur a non-cash charge against future earnings.

We face risks related to title to the leases we enter into that may result in additional costs and affect our operating results.

It is customary in the oil and gas industry to acquire a leasehold interest in a property based upon a preliminary title investigation. If the title to the leases acquired is defective, we could lose the money already spent on acquisition, or incur substantial costs to cure the title defect, including any necessary litigation. If a title defect cannot be cured, we will not have the right to participate in the development of or production from the leased properties. In addition, it is possible that the terms of our oil and gas leases may be interpreted differently depending on the state in which the property is located. For instance, royalty calculations can be substantially different from state to state, depending on each state’s interpretation of lease language concerning the costs of production. We cannot guarantee that there will be no litigation concerning the proper interpretation of the terms of our leases. Adverse decisions in any litigation of this kind could result in material costs or the loss of one or more leases.

Our leases primary terms may expire prior to drilling.

Oil and gas leases have a primary term in which drilling or operations must commence; otherwise, the lease will expire. As such, we may have insufficient capital to drill leases or economic conditions may change which make the leases not commercially viable or equipment and man power may not be available to drill during the primary term. If any of this occurs, we will have to write the value of the leases off in the current earnings period in which they expire.

Our industry is highly competitive and many of our competitors have more resources than we do.

We compete in oil and gas exploration with a number of other companies. Many of these competitors have financial and technological resources vastly exceeding those available to us. We cannot be sure that we will be successful in acquiring and developing profitable properties in the face of this competition. In addition, from time to time, there may be competition for, and shortage of, exploration, drilling and production equipment. These shortages could lead to an increase in costs and delays in operations that could have a material adverse effect on our business and our ability to develop our properties. Problems of this nature also could prevent us from producing any oil and gas we discover at the rate we desire to do so.

Technological changes could put us at a competitive disadvantage.

The oil and gas industry is characterized by rapid and significant technological advancements and introductions of new products and services using new technologies. As new technologies develop, we may be placed at a competitive disadvantage, and competitive pressures may force us to implement those new technologies at a substantial cost. If other oil and gas exploration and development companies implement new technologies before we do, those companies may be able to provide enhanced capabilities and superior quality compared with what we are able to provide. We may not be able to respond to these competitive pressures and implement new technologies on a timely basis or at an acceptable cost. If we are unable to utilize the most advanced commercially available technologies, our business could be materially and adversely affected.

Our industry is heavily regulated and increases the costs of our operations.

Federal, state and local authorities extensively regulate the oil and gas industry. Legislation and regulations affecting the industry are under constant review for amendment or expansion, raising the possibility of changes that may affect, among other things, the pricing or marketing of oil and gas production. State and local authorities regulate various aspects of oil and gas drilling and production activities, including the drilling of wells (through permit and bonding requirements), the spacing of wells, the unitization or pooling of oil and gas properties, environmental matters, safety standards, the sharing of markets, production limitations, plugging and abandonment, and drill site restoration. The overall regulatory burden on the industry increases the cost of doing business, which, in turn, decreases profitability.

Our operations must comply with complex environmental regulations.

Our operations are subject to complex and constantly changing environmental laws and regulations adopted by federal, state and local governmental authorities. New laws or regulations, or changes to current requirements, could have a material adverse effect on our business. We will continue to be subject to uncertainty associated with new regulatory interpretations and inconsistent interpretations between state and federal agencies. We could face significant liabilities to the government and third parties for discharges of oil, natural gas, produced water or other pollutants into the air, soil or water, and we could have to spend substantial amounts on investigations, litigation and remediation. We cannot be sure that existing environmental laws or regulations, as currently interpreted or enforced, or as they may be interpreted, enforced or altered in the future, will not have a material adverse effect on our results of operations and financial condition.

Our business depends on transportation facilities owned by others.

The marketability of our potential oil and gas production depends in part on the availability, proximity and capacity of pipeline systems owned or operated by third parties. Federal and state regulation of oil and gas production and transportation, tax and energy policies, changes in supply and demand and general economic conditions could adversely affect our ability to produce, gather and transport oil and natural gas.

Attempts to grow our business could have an adverse effect.

Because of our small size, we desire to grow rapidly in order to achieve certain economies of scale. Although there is no assurance that this rapid growth will occur, to the extent that it does occur, it will place a significant strain on our financial, technical, operational and administrative resources. As we increase our services and enlarge the number of projects we are evaluating or in which we are participating, there will be additional demands on our financial, technical and administrative resources. The failure to continue to upgrade our technical, administrative, operating and financial control systems or the occurrence of unexpected expansion difficulties, including the recruitment and retention of geoscientists and engineers, could have a material adverse effect on our business, financial condition and results of operations.

RISKS RELATED TO OUR EQUITY STOCK

Our directors and officers of the Company own a significant majority of our common stock and the ability of other stockholders to influence the Company and its affairs is limited.

Three of our executive officers and directors control approximately 75% of our issued and outstanding shares of our voting Common Stock. They therefore have the current ability to control the affairs of the Company and to determine the path our Company will take. All other Common Stock stockholders will not have sufficient voting power to override or otherwise influence any vote taken by the stockholders of the Company.

Our Common Stock may continue to be subject to penny stock regulation.

Our Common Stock is presently subject to additional disclosure requirements for penny stocks mandated by the Penny Stock Reform Act of 1990. The SEC Regulations generally define a penny stock to be an equity security that is not traded on a national exchange and has a market price of less than $5.00 per share. Depending upon our stock price, we may be included within the SEC Rule 3a51-1 definition of a penny stock and have our Common Stock considered to be a "penny stock," with trading of our Common Stock covered by Rule 15g-9 promulgated under the Securities Exchange Act of 1934. Under this rule, broker-dealers who recommend such securities to persons other than established customers and accredited investors must make a special written disclosure to, and suitability determination for, the purchaser and receive the purchaser’s written agreement to a transaction prior to sale. The regulations on penny stocks limit the ability of broker-dealers to sell our Common Stock and thus may also limit the ability of purchasers of our Common Stock to sell their securities in the secondary market. Our Common Stock will not be considered "penny stock" if our net tangible assets exceed $2,000,000 or our average revenue is at least $6,000,000 for the previous three years.

The Financial Industry Regulatory Authority sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, the Financial Industry Regulatory Authority or FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for shares of our common stock.

Our Common Stock could be subject to a disproportionately high number of sales, which could cause the market price of our Common Stock to drop significantly, even if our business is doing well.

A disproportionately high number of sales might occur because of the long period of time during which investors have not been able to sell any portion of their investment in the Company. If there were a large number of shares sold, it could result in significant downward pressure on the market price for our Common Stock.

Trading of our common stock may be volatile and sporadic, which could depress the market price of our common stock and make it difficult for our stockholders to resell their shares.

There is currently a limited market for our common stock and the volume of our common stock traded on any day may vary significantly from one period to another. Our common stock is quoted on OTC Market’s OTCQB. Trading in stock quoted on OTC Market’s OTCQB is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with our operations or business prospects. The availability of buyers and sellers represented by this volatility could lead to a market price for our common stock that is unrelated to operating performance. Moreover, OTC Market’s OTCQB is not a stock exchange, and trading of securities quoted on OTC Market’s OTCQB is often more sporadic than the trading of securities listed on a stock exchange like NASDAQ. There is no assurance that a sufficient market will develop in the stock, in which case it could be difficult for our stockholders to resell their stock.

Raising additional capital and acquiring additional companies may substantially dilute existing shareholders.

Our intention is to grow the Company significantly which will require us to issue additional common stock should we raise additional capital through both public and private offerings. We may also issue additional common stock in the acquisition of or merger with other companies we may acquire. The effect of both these activities would result in the significant dilution of the Company’s current stockholders.

Our Board of Directors can issue preferred stock with terms that are preferential to our common stock.

Pursuant to our articles of incorporation, as amended, our Board of Directors may issue additional preferred stock without action by our stockholders, with in such series and classes, and with rights and preferences related thereto, determined by the Board of Directors. Rights or preferences could include, among other things:

●	the establishment of dividends which must be paid prior to declaring or paying dividends or other distributions to our common stockholders;

●	greater or preferential liquidation rights which could negatively affect the rights of common stockholders; and

●	the right to convert the preferred stock at a rate or price which would have a dilutive effect on the outstanding shares of Common Stock.

We make estimates and assumptions in connection with the preparation of TransCoastal’s Condensed Consolidated Financial Statements, and any changes to those estimates and assumptions could have a material adverse effect on our results of operations.

In connection with the preparation of TransCoastal’s Condensed Consolidated Financial Statements, we use certain estimates and assumptions based on historical experience and other factors. Our most critical accounting estimates are described in "Management’s Discussion and Analysis of Financial Condition and Results of Operations" in this report. In addition, as discussed in Note 2 to the Consolidated Financial Statements, we make certain estimates, including decisions related to provisions for legal proceedings and other contingencies. While we believe that these estimates and assumptions are reasonable under the circumstances, they are subject to significant uncertainties, some of which are beyond our control. Should any of these estimates and assumptions change or prove to have been incorrect, it could have a material adverse effect on our results of operations.

Failure of the Company’s internal control over financial reporting could harm its business and financial results.

The management of TransCoastal is responsible for establishing and maintaining effective internal control over financial reporting. Internal control over financial reporting is a process to provide reasonable assurance regarding the reliability of financial reporting for external purposes in accordance with accounting principles generally accepted in the United States of America. Internal control over financial reporting includes maintaining records that in reasonable detail accurately and fairly reflect the Company’s transactions; providing reasonable assurance that transactions are recorded as necessary for preparation of the financial statements; providing reasonable assurance that receipts and expenditures are made in accordance with management authorization; and providing reasonable assurance that unauthorized acquisition, use or disposition of the Company assets that could have a material effect on the financial statements would be prevented or detected on a timely basis. Because of its inherent limitations, internal control over financial reporting is not intended to provide absolute assurance that a misstatement of the Company’s financial statements would be prevented or detected. Failure to maintain an effective system of internal control over financial reporting could limit the Company’s ability to report its financial results accurately and timely or to detect and prevent fraud.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” but are also contained elsewhere in this prospectus. In some cases, you can identify forward-looking statements by the words “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue” and “ongoing,” or the negative of these terms, or other comparable terminology intended to identify statements about the future. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements.

Readers are urged to carefully review and consider the various disclosures made by us in this prospectus and in our other reports we filed with the SEC. This prospectus should be read in conjunction with the sections herein entitled “Risk Factors,” "Management’s Discussion and Analysis of Financial Condition and Results of Operations" and our historical consolidated financial statements and notes related thereto. Important factors currently known to our management could cause actual results to differ materially from those in forward-looking statements. Factors that could cause differences include, but are not limited to, the following:

●	history of losses;

●	uncertainty of drilling results;

●	inability to acquire additional leasehold interest or other oil and natural gas properties;

●	inability to manage growth in our business;

●	volatility of the Company’s stock price;

●	potential fluctuation in quarterly results;

●	failure of the Company to earn revenues or profits;

●	inadequate capital to continue or expand its business, inability to raise additional capital or financing to implement business plans;

●	insufficient revenues to cover operating costs or service our debt.

●	inability to control properties we do not operate;

●	inability to protect against certain liabilities associated with our properties;

●	lack of diversification;

●	substantial capital requirements and limited access to additional capital;

●	competition in the oil and natural gas industry;

●	global financial conditions;

●	oil and natural gas realized prices;

●	seasonal weather conditions;

●	marketing and distribution of oil and natural gas;

●	the influence of our significant stockholders;

●	government regulation of the oil and natural gas industry;

●	potential regulation affecting hydraulic fracturing;

●	environmental regulations;

●	uninsured or underinsured risks;

●	defects in title to our oil and natural gas interests; and

●	material weaknesses in our internal accounting controls.

Furthermore, the forward-looking statements contained in this prospectus are made as of the date hereof, and we undertake no obligation, except as required by applicable securities legislation, to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise. The forward-looking statements contained herein are expressly qualified by this cautionary note.

Although we believe that the assumptions underlying the forward-looking statements contained in this prospectus are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements will be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved. Furthermore, past performance in operations and share price is not necessarily indicative of future performance. Except as required by applicable laws including the securities laws of the United States we disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds upon the sale of shares of common stock by the selling stockholders in this offering.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Market information

Our common stock is quoted on OTCQB under the symbol “TCEC.”

The following table shows the quarterly range of high and low bid information for our common stock over the fiscal quarters for the last two fiscal years as quoted on OTCQB. We obtained the following high and low bid information from OTCQB. These over-the-counter market quotations reflect inter-dealer prices without retail mark-up, mark-down or commission, and may not represent actual transactions. Investors should not rely on historical prices of our common stock as an indication of its future price performance. On October 4, 2013, the closing price of our common stock as reported by OTCQB was $1.45 per share and is reflective of the effect of our 200 for one reverse split which took effect July 1, 2013.

The Quarter Ended*	HIGH	LOW

December 31, 2011	$8.00	$4.00
March 31, 2012	4.00	4.00
June 30, 2012	4.00	2.00
September 30, 2012	$2.00	$2.00

The Quarter Ended*	HIGH	LOW

December 31, 2012	$2.00	$2.00
March 31, 2013	6.00	2.00
June 30, 2013	4.00	2.00
September 30, 2013	6.00	1.45

Transfer Agent

Shares of our common stock are issued in registered form. Continental Stock Transfer and Trust Company, 17 Battery Place 8th Floor, New York, New York 10004 (Telephone, 800-509-5586; Email: cstmail@continentalstock.com) is our registrar and transfer agent for shares of our common stock.

Holders of Common Stock

As of September 30, 2013, there were 231 holders of record of our common stock. As of such date, 21,994,707 shares of our common stock were issued and outstanding.

Dividends

We have not paid any cash dividends on our common stock and have no intention of paying any dividends on the shares of our common stock. Our current policy is to retain earnings, if any, for use in our operations and in the development of our business. Our future dividend policy will be determined from time to time by our Board of Directors.

Our Board of Directors has authorized the issuance of 5,000,000 Series G Preferred shares for $10,000,000 which provides for an annual seven percent (7%) dividend to be paid annually which we intend to sell in a private placement Regulation D Rule 506 offering. The Company will authorize payment of the dividend associated with the preferred stock when due, as provided for in the Certificate of Designation.

Securities Authorized for Issuance under Equity Compensation Plans or Individual Compensation Arrangements

Stock Incentive Plan

On August 11, 2013, our stockholders approved the 2013 Stock Incentive Plan. As of the date of this registration statement no stock under the terms of the plan had been granted to employees, directors, officers and consultants of our Company.

The purpose of the 2013 Stock Incentive Plan is to retain the services of valued key employees and consultants of our company and such other persons as will be select in accordance with the 2013 Stock Incentive Plan, and to encourage such persons to acquire a greater proprietary interest in our company, thereby strengthening their incentive to achieve the objectives of the shareholders of our company, and to serve as an aid and inducement in the hiring of new employees and to provide an equity incentive to consultants. We are authorized to issue up to 5,000,000 shares of our common stock under the provisions of the plan. We intend to file an S-8 Registration Statement to register the common stock authorized for issuance under the plan.

Eligibility of Participation

Directors, officers, executive, managerial, administrative and professional employees of the Company and/or its subsidiaries, and consultants, independent contractors, attorneys and advisors who provide services to the Company and/or its subsidiaries (referred to as “key persons”) are eligible to participate in the incentive plan. The selection of eligible participants is within the discretion of the Administrator.

Administration by Board of Directors.

The Plan shall be administered by the Compensation Committee of the Company's Board of Directors, if any, and if no Compensation Committee then exists, the Plan shall be administered by the full Board of Directors (the "Administrator"). The Administrator shall have the authority (i) to exercise all of the powers granted to it under the Plan, (ii) to construe, interpret and implement the Plan and any Award Agreements (as hereinafter defined) executed pursuant to Section 2.1 in its sole discretion with all such determinations being final, binding and conclusive, (iii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules governing its own operations, (iv) to make all determinations necessary or advisable in administering the Plan, and (v) to correct any defect, supply any omission and reconcile any inconsistency in the Plan.

Administrator Action.

Actions of the Administrator shall be taken by the vote of a majority of its members. Any action may be taken by a written instrument signed by a majority of the Administrator members, and action so taken shall be fully as effective as if it had been taken by a vote at a meeting. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Administrator may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities to any person or persons selected by it, and may revoke any such allocation or delegation at any time.

Types of Awards

The incentive plan provides for incentive stock options, non-qualified stock options, restricted and unrestricted stock, stock appreciation rights and performance shares. Awards may be granted singly, in combination, or in tandem, as determined by the Board. The Board of Directors may amend, suspend or modify the incentive plan at any time, except as limited by the terms of the incentive plan.

Stock Option Grants

The Administrator may grant options qualifying as incentive stock options under the Internal Revenue Code and nonqualified stock options. The term of an option will be fixed by the Administrator, but will not exceed ten years (or five years in the case of an incentive stock option granted to a person beneficially owning shares representing 10% or more of the total combined voting power of all classes of stock of the Company, referred to as a 10% shareholder). The option price for any option will not be less than the fair market value of common stock on the date of grant (or 110% of the fair market value in the case of an incentive stock option granted to a 10% shareholder). Generally, the fair market value will be the closing price of the common stock on the applicable trading market. Payment for shares purchased upon exercise of a stock option must be made in full at the time of purchase. Payment may be made in cash; with the consent of the Administrator, by the transfer to the Company of shares having a fair market value equal to the option exercise price; if provided for in the applicable option agreement and to the extent permitted by law, by delivery of a full-recourse and sufficiently collateralized promissory note in such amount and on such terms as determined by the Administrator; or at the discretion of the Administrator and to the extent permitted by law, by such other provision, consistent with the terms of the incentive plan, as the Administrator may prescribe from time to time.

Restricted and Unrestricted Stock

The Administrator is authorized to grant restricted and unrestricted stock. Restricted stock is a grant of shares of common stock which may not be sold or disposed of and which shall be subject to such risks of forfeiture and other restrictions as the Administrator may impose. Upon the issuance of such a restricted stock award, the grantee shall have the rights of a shareholder with respect to the restricted stock, subject to: (i) the non-transferability restrictions and forfeiture provision described the incentive plan; (ii) in the Administrator’s discretion, to a requirement that any dividends paid on such shares shall be held in escrow until all restrictions on such shares have lapsed; and (iii) any other restrictions and conditions contained in the applicable restricted stock agreement. Shares of restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as otherwise specifically provided in the incentive plan or the applicable restricted stock agreement. The Administrator may grant, or sell at a purchase price at least equal to par value, shares of common stock free of restrictions under the incentive plan, subject to such forfeiture provisions as the Administrator shall determine in its sole discretion. Unrestricted stock grants may be thus granted or sold in respect of past services or other valid consideration. A participant granted restricted stock generally has all of the rights of a shareholder of the Company, unless otherwise determined by the Administrator.

Performance Shares

The Administrator may grant performance share awards to such key persons, and in such amounts and subject to such vesting and forfeiture provisions and other terms and conditions, as the Administrator shall in its sole discretion determine, subject to the provisions of the incentive plan. Such an award shall entitle the grantee to acquire shares of common stock, or to be paid the value thereof in cash, as the Administrator shall determine, if specified performance goals are met. The grantee of a performance share award will have the rights of a stockholder only as to shares for which a stock certificate has been issued pursuant to the award and not with respect to any other shares subject to the award.

Adjustments

The number and class of shares available under the incentive plan and the terms of outstanding awards may be adjusted by the Administrator to prevent dilution or enlargement of rights in the event of various changes in the capitalization of the Company.

Amendment of the Incentive Plan

The Board has the right and power to amend the incentive plan, without the consent of the participants. The Board may not amend the incentive plan, however, in a manner that would impair or adversely affect the rights of the holder of an award without the holder’s consent. The Company will obtain shareholder approval if an amendment increases the aggregate number of shares that may be issued pursuant to incentive stock options or changes the class of employees eligible to receive such options, or materially increases the benefits under the incentive plan to persons whose transactions in common stock are subject to Section 16(b) of the Exchange Act or increases the benefits under the incentive plan to someone who has is eligible to receive awards under the incentive plan, materially increases the number of shares that may be issued to such persons, materially modifies the eligibility requirements affecting such persons or as otherwise required by applicable law, regulation or rule.

Termination of the Incentive Plan

The incentive plan may be terminated at any time by the Board. Termination will not in any manner impair or adversely affect any benefit outstanding at the time of termination. The incentive plan will expire on the first anniversary of its approval by the Board.

Administrator’s Right to Modify Benefits

Any stock option granted may be converted, modified, forfeited, or canceled, in whole or in part, by the Administrator if and to the extent permitted in the incentive plan or in the applicable agreement entered into in connection with an award or with the consent of the participant to whom the award was granted.

The Corporation's 2013 Stock Incentive Plan is an exhibit to this prospectus.

Individual Compensation Arrangements

Our three principal officers, Messrs. Hagler, Westmoreland and May have employment agreements that provide for a base salary of $50,000 per month, with a minimum cash payment of $10,000 per month. If the cash payment is below $50,000, but above $25,000, each will receive an annual grant of 100,000 shares of our common stock. If the payment is above $10,000, but less than $25,000 each will receive an annual grant of 200,000 shares of our common stock.

Recent Sales of Unregistered Securities

On September 27, 2013 we completed an exchange of 642,450 of our common stock shares with certain TransCoastal-Texas stockholders who agreed to sell us their stock in TransCoastal-Texas and who were not included in the original acquisition transaction which occurred on May 9th, 2013. We believe this exchange to be an exempt transaction under Section 4(5) of the Securities Act as all investors involved in the transactions were accredited investors. Other than the aforementioned transactions we have not sold any equity securities that were not registered under the Securities Act of 1933 or that were not previously reported in a quarterly report on Form 10-Q or in a current report on Form 8-K since the beginning of our fiscal year that ends December 31, 2013.

Purchases of Equity Securities by Our Company and Affiliated Purchasers

None.

MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our audited consolidated financial statements and notes thereto for the fiscal year ended December 31, 2012, included elsewhere in this prospectus. The following Management’s Discussion and Analysis of Financial Condition and Results of Operations contains “forward-looking statements”. Forward-looking statements are generally written in the future tense and/or are preceded by words such as “may,” “should,” “forecast,” “could,” “expect,” “suggest,” “believe,” “anticipate,” “intend,” “plan,” or other similar words. The forward-looking statements contained in this prospectus involve a number of risks and uncertainties, many of which are outside of our control. Factors that could cause actual results to differ materially from projected results include, but are not limited to, those discussed in “Risk Factors” elsewhere in this prospectus. Although we believe that the assumptions underlying the forward-looking statements contained in this prospectus are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements will be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved. Furthermore, past performance in operations and share price is not necessarily indicative of future performance. Except as required by applicable laws including the securities laws of the United States, we disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Our Business

We are an oil and gas exploration and production company. We acquire oil and gas leases from landowners in geographical locations which we believe have the potential for the successful drilling of new wells to locate commercial quantities of oil and gas or which have existing wells which we believe can be rehabilitated or stimulated to produce additional quantities of hydrocarbons. Once the wells are drilled or acquired we operate the wells to manage their production and market the oil and gas produced. We also receive fees to operate wells not owned by us.

RESULTS OF OPERATIONS

For the year ended December 31, 2012 compared to year ended December 31, 2011:

Revenue. During the twelve months ended December 31, the Company generated revenues of $6,508,000 an increase of $3,403,000 or 110% as compared to the same period last year. The Company had increased revenues through providing drilling services to third parties generating an additional $2,647,000. The Company has determined to pursue development of their own assets and to reduce our activities relating to drilling for third parties properties.

During the year ended December 31, 2012, we produced an additional 4,050 barrels of oil as compared to 22,363 sold in 2011.  During the year ended December 31, 2012, we produced an additional 21,139 MCFs of gas as compared to 113,597 sold in 2011.  Our average price per barrel sold during 2012 declined by $1.21 from the $92.07 in 2011. Our average price per MCF (adjusted for liquids content) sold during 2012 increased by $0.20 from the $9.31 in 2011.  These items increased our revenues from oil in 2012 by $341,000 and $224,000 from gas.

	Net Production		Price		Revenue
	Oil	Gas	Oil ($)	Gas ($)	Oil ($)	Gas ($)	Total ($)	Taxes ($)	LOE ($)	Net Cash ($)
For the year ended December 31, 2011	22,363	113,597	92.07	9.31	2,059,000	1,058,000	3,117,000	168,000	1,267,000	1,682,000
For the year ended December 31, 2012	26,413	134,736	90.86	9.51	2,400,000	1,282,000	3,682,000	177,000	1,114,000	2,391,000
Variance	4,050	21,139	(1.21)	0.20	341,000	224,000	565,000	9,000	(153,000)	709,000

Total Expenses. During the twelve months ended December 31, 2012, total expenses, which are comprised of depreciation, operating costs and general and administrative expenses, were $4,599,000 compared to $4,978,000 during the same period in 2011. This change represents an decrease of $379,000 or 8%. The decrease is primarily due to decreased stock compensation, which was offset by increases in payroll costs as the Company performed services for third parties.

During the year ended December 31, 2011, the Company issued shares to three officers in the aggregate of, $1,515,000 pursuant to their employment agreements. During the year 2012 the three officers declined the shares to be issued pursuant to their employment agreements. The decision to decline the shares was primarily due to the officers not wanting to further dilute the value of the common stock of the Company and minority stockholders.

During the twelve months ended December 31, 2012, as the Company was working toward a transition to have their shares of common stock traded in the public markets, we restricted our issuance of equity compensation and retained other professionals to assist in the process thus reducing stock compensation and increasing payroll costs.

Our lease operating expenses declined in fiscal 2012 compared to fiscal 2011 and continues to decline as we have fewer infrastructure repairs to complete. We have replaced supply pipelines and pump-jacks that do not increase capacity but are not replaced on an annual basis.

For the nine months ended September 30, 2013 compared to nine months ended September 30, 2012

Revenue. During the nine months ended September 30, 2013, the Company generated revenues of $4,110,000 a decrease of $973,000 or 19% compared to the same period last year. The decrease in is a result of a significant reduction in drilling revenues. The Company has determined to pursue development of their own assets rather than to drill and complete other parties’ properties.

During the nine months ended September 30, 2013, we sold an additional 649 barrels of oil as compared to 18,655 sold in the same period of 2012.  During the nine months ended September 30, 2013, we sold an additional 33,938 MCFs of gas as compared to 100,809 sold in the same period of 2012.  Our average price per barrel sold during 2013 decreased by $1.41 from the $90.04 in the same period of 2012. Our average price per MCF (adjusted for liquids content) sold during 2013 increased by $4.56 from the $7.05 in the same period of 2012.  These items increased our revenues from oil in 2013 by $36,000 and $857,000 from gas.

	Net Production		Price		Revenue
	Oil	Gas	Oil ($)	Gas ($)	Oil ($)	Gas ($)	Total ($)	Taxes ($)	LOE ($)	Net Cash ($)
For the nine months ended September 30, 2012	18,655	100,804	90.04	7.05	1,679,685	711,132	2,390,817	143,837	776,000	1,470,980
For the nine months ended September 30, 2013	19,304	134,742	88.63	11.61	1,710,949	1,563,886	3,274,835	107,636	640,364	2,526,835
Variance	649	33,938	(1.41)	4.56	31,264	852,754	884,018	(36,201)	(135,636)	1,055,855

Total Expenses. During the nine months ended September 30, 2013, total expenses, which are comprised of depreciation, operating costs and general and administrative expenses, were $4,098,000 compared to $3,448,000 during the nine months ended September 30, 2012. This change represents an increase of $650,000 or 19%. The increase is primarily due to increased production costs, and costs of professionals in the recent transition from Claimsnet.com Inc. to TransCoastal Corporation.

For the three months ended September 30, 2013 compared to three months ended September 30, 2012:

Revenue. During the three months ended September 30, 2013, the Company generated revenues of $1,213,000 a decrease of $805,000 or 40% compared to the same quarter last year. The Company is attempting to increase revenues through improved production and higher commodity prices, and to a lesser extent revenues generated by operating wells not owned by the Company. The increases in revenue due to production are partially offset by declines in drilling revenue. The Company has decided to pursue development of their own assets rather than act as a drilling contractor to drill third party wells. Consequently we expect our revenues from third party drilling and operations to continue to decrease.

	Net Production	Price	Revenue
	Oil	Gas	Oil ($)	Gas ($)	Oil ($)	Gas ($)	Total ($)	Taxes ($)	LOE ($)	Net Cash ($)
For the three months ended September 30, 2012	9,640	66,518	$ 85.22	$ 6.41	$ 821,457	$ 426,558	$ 1,248,015	$ 45,837	$ 330,000	$ 872,178
For the three months ended September 30, 2013	8,121	52,380	$100.51	$ 8.06	$ 816,228	$ 422,258	$ 962,000	$ 43,425	$ 88,150	$1,106,911
Variance	(1,519)	(14,138)	$ 15.29	$ 1.65	$ (5,229)	$ (4,300)	$ (9,529)	$ (2,412)	$ (241,850)	$ 234,733

Total Expenses. During the three months ended September 30, 2013, total expenses, which are comprised of depreciation, operating costs and general and administrative expenses, were $1,650,000 compared to $1,124,000 during the three months ended September 30, 2012. This change represents an increase of $526,000 or 47%. The increase is primarily due to increased production costs, and costs of professionals in the recent transition from Claimsnet.inc to TransCoastal Corporation. Payroll increased $782,000 as the Company brought on staff to support increased production and administrative requirements of a public company. Professional fees declined slightly due to increased professional staff as employees. The decline was offset for legal fees associated with being a public company. General and administrative expenses increased to support the transition to a public company and the increased production.

LIQUIDITY AND CAPITAL RESOURCES

For the year ended December 31, 2012:

We have increased our net working deficit at December 31, 2012 to $58,000 an increase of $15,319,000 from December 31, 2011. The increase is primarily due to amendment to our note payable extending the due date to more than 12 months.

Net cash provided by operating activities of $1,571,000 for the twelve months ended December 31, 2012 increased from cash used in operations of $902,000 an increase of $2,473,000. The increase is primarily due to the increase in net income of $3,885,000 offset by decreases in stock compensation as compared to the same period in 2011.

Net cash used in investing activities of $2,125,000 was utilized to develop our oil and gas assets during the year 2012. This is a decrease of $195,000 from the same period in 2011.

Net cash used in financing activities decreased by $3,421,000 as the Company paid down their note by $1,225,000 in 2012. In the twelve months ended December 31, 2011 the Company received advances on their note payable of $3,385,000.

For the nine months ended September 30, 2013:

We have increased our net working capital at September 30, 2013 to $762,000 an increase of 673,000 from September 30, 2012. The increase is primarily due to growth in our accounts receivable at September 30, 2013 of $752,000.

Net cash used in operating activities of $436,000 for the first nine of 2013 decreased from $2,511,000 provided by operating activities as the Company income declined from reduced third party drilling in 2013 as compared to 2012.

Net cash used in investing activities of $1,961,000 was utilized to develop our oil and gas assets. This is an increase of $801,000 from the first nine months of 2012.

Net cash provided by financing activities in the first nine months of 2013 of $2,472,000 related to proceeds from our line of credit for $2,100,000 and the proceeds from the issuance of preferred stock for cash. This was an increase from our net cash used in financing activities of $1,061,000, during the first nine months of 2012.

On June 27, 2013, we completed the sale of our subsidiary ANC Holdings, Inc. The subsidiary's primary business was as an electronic commerce company engaged in healthcare transaction processing for the medical and dental industries by means of the internet. Its proprietary software enabled communication of data between healthcare payers and their provider networks for the purpose of conducting administrative transactions required to effect financial reimbursement for the healthcare services delivered to patients by the providers. Management had determined that the operation was currently not profitable and continued to need additional cash through loans to fund its operations. The current debt holders agreed to purchase all the issued shares of ANC from us in return for all the ANC outstanding debt including all principal and accrued interest through the date of sale in the amount of $1,542,000. Our management and Board of Directors approved the sale on the terms offered and the transaction closed on the date the Stock Purchase Agreement was executed.

Future Financing

We will require additional financing to fund our planned operations, including further development of our current leases through the drilling of additional wells and the acquiring of additional leases in geographical locations which we believe have potential for successful exploration. We estimate that to develop our current undeveloped properties that we will need approximately 20 million dollars to drill and complete wells and provide the necessary infrastructure.

Other than our rights related to the Greenbank loan, there can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to obtain the additional financing on a timely basis, if and when it is needed, we will be forced to delay or scale down some or all of our research and development activities or perhaps even cease the operation of our business.

Since inception we have funded our operations primarily through equity and debt financings and we expect that we will continue to fund our operations through the equity and debt financing. We currently intend to raise our needed additional working capital primarily through private placement offerings of our common and preferred stock. However we may also consider doing a public offering as an alternative. There can be no assurance that any private or public offering we may undertake will be successful or raise sufficient capital to fund our business plan. If we raise additional financing by issuing common stock, our existing stockholders’ ownership will be diluted. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

There is no assurance that we will be able to maintain operations at a level sufficient for investors to obtain a return on their investment in our common stock.

Off-Balance Sheet Arrangements

From time-to-time, we enter into off-balance sheet arrangements and transactions that can give rise to off-balance sheet obligations. As of September 30, 2013, the off-balance sheet arrangements and transactions that we had entered into included operating lease agreements, personal guarantees of our line of credit with Greenbank by three of the officers and majority stockholders and gas transportation commitments. The Company does not believe that these arrangements are reasonably likely to materially affect its liquidity or availability of, or requirements for, capital resources currently or in the future.

Application of Critical Accounting Policies

Our financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles in the United States. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses. These estimates and assumptions are affected by management’s application of accounting policies. We believe that understanding the basis and nature of the estimates and assumptions involved with the following aspects of our financial statements is critical to an understanding of our financials.

We base our assumptions and estimates on historical experience and other sources that we believe to be reasonable at the time. Actual results may vary from our estimates due to changes in circumstances, politics, global economics, general business conditions and other factors. Our significant estimates are related to the valuation of warrants and options.

There are accounting policies that we believe are significant to the presentation of our financial statements. The most significant of these accounting policies relates to the accounting for our research and development expenses and stock-based compensation expense.

Stock-based Compensation

We account for all stock-based payments and awards under the fair value based method.

Stock-based payments to non-employees are measured at the fair value of the consideration received, or the fair value of the equity instruments issued, or liabilities incurred, whichever is more reliably measurable. The fair value of stock-based payments to non-employees is periodically re-measured until the counterparty performance is complete, and any change therein is recognized over the vesting period of the award and in the same manner as if we had paid cash instead of paying with or using equity based instruments. The cost of the stock-based payments to non-employees that are fully vested and non-forfeitable as at the grant date is measured and recognized at that date, unless there is a contractual term for services in which case such compensation would be amortized over the contractual term.

We account for the granting of share purchase options to employees using the fair value method whereby all awards to employees will be recorded at fair value on the date of the grant. The fair value of all share purchase options are expensed over their vesting period with a corresponding increase to additional capital surplus. Upon exercise of share purchase options, the consideration paid by the option holder, together with the amount previously recognized in additional capital surplus, is recorded as an increase to share capital.

We use the Black-Scholes option valuation model to calculate the fair value of share purchase options at the date of the grant. Option pricing models require the input of highly subjective assumptions, including the expected price volatility. Changes in assumptions can materially affect the fair value estimate and therefore the Black-Scholes model does not necessarily provide a reliable single measure of the fair value of our share purchase options.

OUR BUSINESS

Consistent with our view of the industry our primary focus is to acquire additional producing oil and gas leases and wells, and acquire additional oil and gas prospect leases. In the past we have primarily acquired producing oil and gas properties with opportunities for future development and contracted well operations to contractors. Our new focus is a change in our business philosophy but one which we believe is better responsive to the oil and gas business opportunities available to us.

Within the last year we were able to acquire CoreTerra Operating, LLC a Texas limited liability company which is now a wholly owned subsidiary of the Company. CoreTerra is located in Pampa Texas and acts as our primary operator and properties manager for our oil and gas properties. Our operating company may from time to time, drill and act as a contract operator for third party wells. We receive fees both for the drilling of the well and once the well is completed monthly fees for acting as the operator. We have found this beneficial not only from a revenue basis but also by expanding our knowledge base of different production fields. However as stated previously, we are currently concentrating on developing our own wells and therefore we are unlikely to receive drilling fees in the near future. We do however continue to receive some fees for those wells we do not own but act as a contract operator.

Since 2000, our efforts have focused primarily on the development of oil and gas reserves in Texas. The Company has acquired or divested over100 wells in this region, and has over 200 undeveloped locations on over 6000 acres of leased oil and gas property and additional leasing activities are on-going. A complete list of the oil and gas properties the Company currently owns or in which it has an interest is contained in the "Properties" section below.

While Liquid Natural Gas (LNG) may represent the future in natural gas the near term trend is for natural gas prices to stay low and are unlikely to climb above $3.50 per mcf in the near future. Consequently while the Company will continue to take advantage of values in assets located in gas producing areas our main focus, for the foreseeable future, will be to continue to acquire new assets and develop our current assets in those geographical locations which produce primarily crude oil. We believe that the price of crude oil which is currently priced at over $100 per bbl will continue close to that level for the next few years.

Business Strategy

Our goal is to build long-term stockholder value by growing reserves and production revenues in a cost-efficient manner. To accomplish our goal, we plan to carry out a balanced program of (1) developing our multi-year inventory in the Brown Dolomite oil and gas properties near Pampa, Texas, and expand into other areas such as the Permian Basin and Wolfcamp oil shale play (2) operating as a low-cost producer, (3) pursuing strategic, complementary acquisitions and (4) maintaining financial flexibility. The following are key elements of our strategy:

●             Develop our properties. We believe we have a large inventory of drilling locations on our 1,252 undeveloped acres that provide us the ability to continue to increase production and reserves at a competitive cost. In addition the primary geological formation for our future development efforts, the Brown Dolomite, typically yields wells with a historical 40 year productive life. Consequently the Company will pursue development of their own properties rather than act as a contract driller/operator for third parties as we have done in the past. We plan to dedicate substantially all of our 2014 and 2015 exploration and development drilling budget to our current owned properties. Focusing on our regional approach allows us to develop operating, technical and regional expertise important to interpreting geological and operating trends, enhancing production rates and maximizing well recovery.

●             Operate our properties as a low-cost producer. We strive to minimize our operating costs by concentrating our assets within geographic areas where we can consolidate operating control and, thus, create operating efficiencies. We operate 100% of our reserve base and plan to continue to operate a substantial portion of our producing properties in the future. Operating control allows us to better manage timing and risk as well as the cost of exploration and development, drilling and ongoing operations.

●            Acquire strategic, complementary assets. TransCoastal targets the acquisition of mature assets in oil & gas fields which display long-lived, high-quality production, heavily weighted in oil and/or liquids rich natural gas production. We evaluate acquisitions based on decline profiles, reserve life and seek to take advantage of any operational in-efficiencies of the target operator. TransCoastal predominantly values the targets discounted cash flows from its proved developed producing category. TransCoastal requires the acquisition targets to have long term production histories with relatively predictable decline curves. Ideally, acquisition targets reserves remain largely underdeveloped and possess multiple Proved Un-developed (PUD) locations with what management believes are low-risk development opportunities. TransCoastal attempts to diminish the effects of potentially declining commodity prices by hedging up to 90% of its forecasted cash flows from operations. We do this in the form of swaps, collars or put options.

Development and Exploration Activities

Economic factors prevailing in the oil and gas industry change from time to time. The uncertain nature and trend of economic conditions and energy policy in the oil and gas business generally make flexibility of operating policies important in achieving desired profitability. We intend to evaluate continuously all conditions affecting our potential activities and to react to those conditions, as we deem appropriate from time to time by engaging in businesses we believe will be the most profitable for us. Given the current high price for crude oil and the lower price for natural gas we currently are concentrating our acquisitions in the Texas panhandle and other oil producing areas of Texas.

In addition, in order to finance future development and exploration activities, we will be seeking additional equity and debt funding and we may sponsor or manage public or private partnerships depending upon the number, size and economic feasibility of our generated prospects, the level of participation of industry partners and various other factors. However, potential investors should note that there can be no assurance that we will be able to enter into such financing arrangements or that if we are able to enter into such arrangements, we will be able to achieve any profitability as a result of our operations.

Subsidiaries

CoreTerra Operating LLC, a Texas limited liability company, a wholly-owned subsidiary of the Company, is a licensed and bonded oil and gas operator in Texas and is registered with the Texas Railroad Commission. CoreTerra Operating is responsible for drilling and production of all of TransCoastal’s oil and gas properties.

Significant Debt Instruments

Currently, the Company’s debt consists of a $17,500,000 loan with Greenbank, N.A. (“Greenbank”). The note is current and in compliance with Greenbank's requirements and covenants. The note matures July 1, 2014. Stuart G. Hagler, A.W. Westmoreland, and David J. May, are officers and directors of the Company and all three provide personal guarantees on our debt.

Governmental Regulations

Both state and federal authorities regulate the extraction, production, transportation, and sale of oil, gas, and minerals. The executive and legislative branches of government at both the state and federal levels have periodically proposed and considered proposals for establishment of controls on alternative fuels, energy conservation, environmental protection, taxation of crude oil imports, limitation of crude oil imports, as well as various other related programs. If any proposals relating to the above subjects were to be enacted, we cannot predict what effect, if any, implementation of such proposals would have upon our operations. A listing of the more significant current state and federal statutory authority for regulation of our current operations and business are provided below.

Federal Regulatory Controls

Historically, the transportation and sale of natural gas in interstate commerce have been regulated by the Natural Gas Act of 1938 (the ("NGA"), the Natural Gas Policy Act of 1978 (the "NGPA") and associated regulations by the Federal Energy Regulatory Commission ("FERC"). The Natural Gas Wellhead Decontrol Act (the "Decontrol Act") removed, as of January 1, 1993, all remaining federal price controls from natural gas sold in "first sales." The FERC’s jurisdiction over natural gas transportation was unaffected by the Decontrol Act.

In 1992, the FERC issued regulations requiring interstate pipelines to provide transportation, separate or "unbundled," from the pipelines’ sales of gas (Order 636). This regulation fostered increased competition within all phases of the natural gas industry. In December 1992, the FERC issued Order 547, governing the issuance of blanket market sales certificates to all natural gas sellers other than interstate pipelines, and applying to non-first sales that remain subject to the FERC’s NGA jurisdiction. These orders have fostered a competitive market for natural gas by giving natural gas purchasers access to multiple supply sources at market-driven prices. Order No. 547 increased competition in markets in which we sell our natural gas.

Recently a new wave of legislation and regulation at the federal level has been initiated. Our operations are subject to numerous laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. Without limiting the generality of the foregoing, these laws and regulations may:

●	require the acquisition of a permit before drilling commences;

●	restrict the types, quantities and concentration of various substances that can be released into the environment from drilling and production activities;

●	limit or prohibit drilling activities on certain lands lying within wilderness, wetlands, and other protected areas;

●	require remedial measures to mitigate pollution from former operations, such as plugging abandoned wells; and

●	impose substantial liabilities for pollution resulting from our operations.

Our operations use hydraulic fracturing to drill new oil and gas wells. Hydraulic fracturing is a process that is used to release hydrocarbons, particularly natural gas, from certain geological formations. The process involves the injection of water (typically mixed with significant quantities of sand and small quantities of chemical additives) under pressure into the formation to fracture the surrounding rock and stimulate movement of hydrocarbons through the formation. The process is typically regulated by state oil and gas commissions and has been exempt (except when the fracturing fluids or propping agents contain diesel fuels) since 2005 from United States federal regulation pursuant to the Safe Drinking Water Act.

The EPA is conducting a comprehensive study of the potential environmental impacts of hydraulic fracturing activities, and a committee of the United States House of Representatives is also conducting an investigation of hydraulic fracturing practices. The results of the EPA study and House investigation could lead to restrictions on hydraulic fracturing. The EPA is currently working on new guidance for application of the Safe Drinking Water Act permits for drilling or completing processes that use fracturing fluids or propping agents containing diesel fuels. In addition, the EPA proposed regulations under the federal Clean Air Act in July 2011 regarding certain criteria and hazardous air pollutant emissions from hydraulic fracturing wells and, in October 2011, announced its intention to propose regulations by 2014 under the federal Clean Water Act to regulate wastewater discharges from hydraulic fracturing and other gas production.

Legislation has been introduced before Congress to provide for federal regulation of hydraulic fracturing, including, for example, requiring disclosure of chemicals used in the fracturing process or seeking to repeal the exemption from the Safe Drinking Water Act. If adopted, such legislation would add an additional level of regulation and necessary permitting at the federal level and could make it more difficult to complete wells using hydraulic fracturing. Similar laws and regulations with respect to chemical disclosure also exist or are being considered by the United States Department of Interior and in several states, including certain states in which we operate, that could restrict hydraulic fracturing.

Future United States federal, state or local laws or regulations could significantly restrict, or increase costs associated with hydraulic fracturing and make it more difficult or costly for producers to conduct hydraulic fracturing operations, which could result in a decline of our exploration and production. New laws and regulations, and new enforcement policies by regulatory agencies, could also expressly restrict the quantities, sources and methods of water use and disposal in hydraulic fracturing and otherwise increase our costs and our customers’ cost of compliance, which could minimize water use and disposal needs even if other limits on drilling and completing new wells were not imposed. Any decline in exploration and production or any restrictions on water use and disposal could result in a decline in our drilling and rework activity and have a material adverse effect on our business, financial condition, results of operations and cash flows.

The recent trend toward stricter standards in environmental legislation and regulation is likely to continue. The enactment of stricter legislation or the adoption of stricter regulation could have a significant impact on our operating costs, as well as on the oil and gas industry in general.

State Regulatory Controls

In each state where we conduct or contemplate oil and gas activities, these activities are subject to various regulations. The regulations relate to the extraction, production, transportation and sale of oil and natural gas, the issuance of drilling permits, the methods of developing new production, the spacing and operation of wells, the conservation of oil and natural gas reservoirs and other similar aspects of oil and gas operations. In particular, the State of Texas (where we have conducted our oil and gas operations to date) regulates the rate of daily production allowable from both oil and gas wells on a market demand or conservation basis. At the present time, no significant portion of our production has been curtailed due to reduced allowables. We know of no proposed regulation that will significantly impede our operations.

State Environmental Regulations

Our extraction, production and drilling operations are subject to environmental protection regulations established by federal, state, and local agencies. To the best of our knowledge, we believe that we are in compliance with the applicable environmental regulations established by the agencies with jurisdiction over our operations. We are acutely aware that the applicable environmental regulations currently in effect could have a material detrimental effect upon our earnings, capital expenditures, or prospects for profitability.

Our competitors are subject to the same regulations and therefore, the existence of such regulations does not appear to have any material effect upon our position with respect to our competitors. The Texas Legislature has mandated a regulatory program for the management of hazardous wastes generated during crude oil and natural gas exploration and production, gas processing, oil and gas waste reclamation and transportation operations. The disposal of these wastes, as governed by the Railroad Commission of Texas, is becoming an increasing burden on the industry.

As discussed above the likelihood of increased level of regulations at the federal level will also have a corresponding regulatory action at the state level.

Revenues from oil and gas production are subject to taxation by the state in which the production occurred. In Texas, the state receives a severance tax of 4.6% for oil production and 7.5% for gas production. These high percentage state taxes can have a significant impact upon the economic viability of marginal wells that we may produce and require plugging of wells sooner than would be necessary in a less arduous taxing environment.

Marketing and Transportation Regulations

Sales of natural gas are affected by the availability, terms and cost of transportation. The price and terms for access to pipeline transportation are subject to extensive federal and state regulation. From 1985 to the present, several major regulatory changes have been implemented by Congress and the Federal Energy Regulatory Commission ("FERC") that affect the economics of natural gas production, transportation and sales. In addition, FERC is continually proposing and implementing new rules affecting segments of the natural gas industry, most notably interstate natural gas transmission companies, which remain subject to FERC’s jurisdiction. These initiatives may also affect the intrastate transportation of gas under certain circumstances. The stated purpose of many of these regulatory changes is to promote competition among the various sectors of the natural gas industry and these initiatives generally reflect more light-handed regulation.

Our sales of crude oil and condensate are currently not regulated and are made at market prices. In a number of instances, however, the ability to transport and sell such products are dependent on pipelines whose rates, terms and conditions of service are subject to FERC jurisdiction under the Interstate Commerce Act. However, we do not believe that these regulations affect us any differently than other crude oil producers.

Acquisition of Other Assets and Leveraging of Assets Acquired

The Company intends to acquire additional assets of a similar type and nature as the assets it currently has including new and existing hydrocarbon wells and oil and gas leases. In the event Company is unable to acquire the additional assets it plans to acquire it will take the Company significantly longer to implement profitable revenue producing activities. Any pro forma financial projections would then need to be adjusted to reflect the change in circumstances. If the Company should successfully acquire additional assets the assets may or may not be in the same geographical location as the assets we currently own as the Company reserves the right to acquire assets or operate in any geographic locations management believes, in their sole judgment, to be in the best interest of the Company.

Once the Company has acquired the oil and gas assets it intends to acquire, the Company may leverage those assets by borrowing from a financial source and using the assets as collateral. While this strategy will increase the available funds for Company use it will require the Company to pay debt service from its cash flow.

There can be no assurance that the Company will be able to achieve its objectives as its plans are dependent upon a number of factors including but not limited to the completion of this registration, the availability of additional debt and equity capital, the performance of the economy, the availability of adequate raw materials, skilled employees and managers and the activities of our competition.

Operations

Oil and Gas Leases and Wells

The Company’s 21 Oil and Gas lease properties consist of approximately 7,310 gross/ 6,065 net acres, which are primarily held by production. The Properties comprise approximately 73 producing wells generating net production of approximately 73 bbls/day and 370 mcf/day during fiscal year 2012. Cash flow from operations for TransCoastal for the twelve months ending 12/31/12 was approximately $1.5 million. The majority of the Company’s asset base is comprised of long life Panhandle hydrocarbon production in wells that all produce oil, natural gas liquids and natural gas. The following is a table showing our developed and undeveloped lease acreage followed by a list and legal description of our oil and gas leases located in the state of Texas.

Developed and Undeveloped Acreage

	Developed Acres		Undeveloped Acres
	Gross	Net	Gross	Net
Total:	7,310	6,065	1,252	939

Lease Name and Location of TransCoastal Oil and Gas Leases

Lease	County	Abstract	Survey	Block	Section
Bell	Gray	447	I. & G.N. RR	3	134
Brown	Gray	447	I. & G.N. RR	3	152, 137, 128, 138
Brown "A"	Gray	447	I. & G.N. RR	3	152, 137, 128, 138
Crow	Gray	447	I. & G.N. RR	3	152, 137, 128, 138
Jackson	Gray	447	I. & G.N. RR	3	152, 137, 128, 138
Jackson "A"	Gray	447	I. & G.N. RR	3	152, 137, 128, 138
Heitholt	Gray	447	I. & G.N. RR	3	152, 137, 128, 138
Cobb	Gray	447	I. & G.N. RR	3	164, 165, 141, 148
Heaston	Gray	447	I. & G.N. RR	3	164, 165, 141, 148
Leopold B,C,A	Gray	447	I. & G.N. RR	3	164, 165, 141, 148
Skoag	Gray	447	I. & G.N. RR	3	164, 165, 141, 148
Skoag A	Gray	447	I. & G.N. RR	3	164, 165, 141, 148
MPS Ellenburger	Montague	247	ET RR, CO
Pugh	Stephens	630, 565, 1592, 330	T&P RR CO	5	4, 1338, 1337, 11
Savell	Shelby	385	R. Jarvis
Mayfield B&C	Hutchinson		D&P RR CO	R	2, 5
Meers	Gray		I. & G.N. RR	3	107
Stevenson A	Hutchinson		D&P RR CO	R	2, 5
Gene Borders	Shelby		Holt, M S
Bill Phillips	Hutchinson		TC RR CO	M-24	8
TJ Boney	Carson		I. & G.N. RR	4	110

The Company currently receives production from 73 wells located on the above leases. Of the 73 wells it operates 70 of the wells through its operating subsidiary CoreTerra. The remaining three wells are operated by unrelated third party operators. The following is a listing of our wells, the lease location and the field name:

TYPE OF RESERVE	LEASE/WELL NAME	FIELD
Proved Producing	Stevenson 'A' - #2	Panhandle Hutchinson County Fld.
Proved Producing	Stevenson 'A' - #4	Panhandle Hutchinson County Fld.
Proved Producing	Stevenson 'A' - #8	Panhandle Hutchinson County Fld.
Proved Producing	Stevenson 'A' - #9	Panhandle Hutchinson County Fld.
Proved Producing	Stevenson 'A' - #10	Panhandle Hutchinson County Fld.
Proved Producing	Stevenson 'A' - #13	Panhandle Hutchinson County Fld.
Proved Producing	Stevenson 'A' - #16	Panhandle Hutchinson County Fld.
Proved Producing	Stevenson 'A' - #17	Panhandle Hutchinson County Fld.
Proved Producing	Stevenson 'A' - #18	Panhandle Hutchinson County Fld.
Proved Producing	Stevenson 'A' - #20	Panhandle Hutchinson County Fld.

Proved Producing	Stevenson 'A' - #27	Panhandle Hutchinson County Fld.
Proved Producing	Magic - #3	Panhandle Carson County Field
Proved Producing	Magic - #4	Panhandle Carson County Field
Proved Producing	Enserch - #1	Panhandle Carson County Field
Proved Producing	Cobb - #1	Panhandle Gray County Field
Proved Producing	Cobb - #4	Panhandle Gray County Field
Proved Producing	Bell #2	Panhandle Gray County Field
Proved Producing	Bell #3	Panhandle Gray County Field
Proved Producing	Bell #4	Panhandle Gray County Field
Proved Producing	Bell #5	Panhandle Gray County Field
Proved Producing	Meers L & W - #1	Panhandle Gray County Field
Proved Producing	Walberg - #1	Panhandle Gray County Field
Proved Producing	Short - #1	Panhandle Gray County Field
Proved Producing	Short - #7	Panhandle Gray County Field
Proved Producing	Saunders - #B-7-7	Panhandle Gray County Field
Proved Producing	Heaston - #1	Panhandle Gray County Field
Proved Producing	Heaston - #2	Panhandle Gray County Field
Proved Producing	Heaston - #3	Panhandle Gray County Field
Proved Producing	Heaston - #4	Panhandle Gray County Field
Proved Producing	Heaston - #5	Panhandle Gray County Field
Proved Producing	Heaston - #6	Panhandle Gray County Field

Proved Producing	Heaston - #10	Panhandle Gray County Field
Proved Producing	Heaston - #12	Panhandle Gray County Field
Proved Producing	J J Wall - #2	Panhandle Gray County Field
Proved Producing	J J Wall - #3	Panhandle Gray County Field
Proved Producing	J J Wall - #6	Panhandle Gray County Field
Proved Producing	J J Wall - #7	Panhandle Gray County Field
Proved Producing	J J Wall - #8	Panhandle Gray County Field
Proved Producing	J J Wall - #10	Panhandle Gray County Field
Proved Producing	J J Wall - #11	Panhandle Gray County Field
Proved Producing	J J Wall - #12	Panhandle Gray County Field
Proved Producing	J J Wall - #14	Panhandle Gray County Field
Proved Producing	Kinzer - #3	Panhandle Gray County Field
Proved Producing	Kinzer - #4	Panhandle Gray County Field
Proved Producing	Leopold 'B' - #2	Panhandle Gray County Field
Proved Producing	Montague County - Daube #1	Eanes Field
Proved Producing	Montague County - Donald & Donald #4	Eanes Field
Proved Producing	Montague County - Donald & Donald #5	Eanes Field
Proved Producing	Montague County - Donald & Donald #6	Eanes Field
Proved Producing	Montague County - Kramer #1	Eanes Field
Proved Producing	Shelby County - Savell A #1H	Se Martinsville (James Lime) Field
Proved Producing	Shelby County - Savell #2H	Se Martinsville (James Lime) Field
Proved Producing	Shelby County - Savell C #3H	Se Martinsville (James Lime) Field
Proved Producing	Stephens County - Pugh #6 (JV1)	Moon, Se (Marble Falls)
Proved Producing	Stephens County - Pugh #7 (JV2)	Moon, Se (Marble Falls)
Proved Producing	Stephens County - Pugh #8 (JV3)	Moon, Se (Marble Falls)
Proved Producing	Stephens County - Pugh #9 (JV4)	Moon, Se (Marble Falls)
Proved Producing	Stephens County - Pugh #10 (JV5)	Moon, Se (Marble Falls)

Proved Producing	Stephens County - Pugh #11 (JV6)	Moon, Se (Marble Falls)
Proved Producing	Stephens County - Pugh #12 (JV7)	Moon, Se (Marble Falls)
Proved Non-Producing	Bill Phillips - #1	Panhandle Hutchinson County Fld.
Proved Non-Producing	Bill Phillips - #2	Panhandle Hutchinson County Fld.
Proved Non-Producing	Bill Phillips - #3	Panhandle Hutchinson County Fld.
Proved Non-Producing	Bill Phillips - #4	Panhandle Hutchinson County Fld.
Proved Non-Producing	Bill Phillips - #5	Panhandle Hutchinson County Fld.
Proved Non-Producing	Stevenson 'A' - #4	Panhandle Hutchinson County Fld.
Proved Non-Producing	Stevenson 'A' - #5	Panhandle Hutchinson County Fld.
Proved Non-Producing	Stevenson 'A' - #9	Panhandle Hutchinson County Fld.
Proved Non-Producing	Stevenson 'A' - #10	Panhandle Hutchinson County Fld.
Proved Non-Producing	Stevenson 'A' - #11	Panhandle Hutchinson County Fld.
Proved Non-Producing	Stevenson 'A' - #12	Panhandle Hutchinson County Fld.
Proved Non-Producing	Stevenson 'A' - #13	Panhandle Hutchinson County Fld.
Proved Non-Producing	Stevenson 'A' - #14	Panhandle Hutchinson County Fld.
Proved Non-Producing	Stevenson 'A' - #15	Panhandle Hutchinson County Fld.
Proved Non-Producing	Stevenson 'A' - #16	Panhandle Hutchinson County Fld.
Proved Non-Producing	Stevenson 'A' - #20	Panhandle Hutchinson County Fld.
Proved Non-Producing	Stevenson 'A' - #21	Panhandle Hutchinson County Fld.
Proved Non-Producing	Stevenson 'A' - #22	Panhandle Hutchinson County Fld.
Proved Non-Producing	Stevenson 'A' - #25	Panhandle Hutchinson County Fld.
Proved Non-Producing	Stevenson 'A' - #26	Panhandle Hutchinson County Fld.
Proved Non-Producing	Stevenson 'A' - #27	Panhandle Hutchinson County Fld.
Proved Non-Producing	Stevenson 'A' - #28	Panhandle Hutchinson County Fld.
Proved Non-Producing	Mayfield 'C' #1	Panhandle Hutchinson County Fld.
Proved Non-Producing	Mayfield 'C' #2	Panhandle Hutchinson County Fld.
Proved Non-Producing	Mayfield 'C' #3	Panhandle Hutchinson County Fld.
Proved Non-Producing	Mayfield 'C' #4	Panhandle Hutchinson County Fld.
Proved Non-Producing	Mayfield 'C' #5	Panhandle Hutchinson County Fld.
Proved Non-Producing	Mayfield 'C' #6	Panhandle Hutchinson County Fld.
Proved Non-Producing	Mayfield 'C' #13	Panhandle Hutchinson County Fld.
Proved Non-Producing	Mayfield 'C' #15	Panhandle Hutchinson County Fld.
Proved Non-Producing	Mayfield 'C' #16	Panhandle Hutchinson County Fld.
Proved Non-Producing	Mayfield 'C' #18	Panhandle Hutchinson County Fld.
Proved Non-Producing	Mayfield 'B' #1	Panhandle Hutchinson County Fld.
Proved Non-Producing	Mayfield 'B' #2	Panhandle Hutchinson County Fld.
Proved Non-Producing	Mayfield 'B' #3	Panhandle Hutchinson County Fld.
Proved Non-Producing	Mayfield 'B' #4	Panhandle Hutchinson County Fld.
Proved Non-Producing	Mayfield 'B' #5	Panhandle Hutchinson County Fld.
Proved Non-Producing	Mayfield 'B' #6	Panhandle Hutchinson County Fld.
Proved Non-Producing	Mayfield 'B' #7	Panhandle Hutchinson County Fld.
Proved Non-Producing	Mayfield 'B' #8	Panhandle Hutchinson County Fld.
Proved Non-Producing	Mayfield 'B' #9	Panhandle Hutchinson County Fld.
Proved Non-Producing	Mayfield 'B' #10	Panhandle Hutchinson County Fld.
Proved Non-Producing	Mayfield 'B' #11	Panhandle Hutchinson County Fld.
Proved Non-Producing	WAB - #1	Panhandle Carson County Field
Proved Non-Producing	WAB - #3	Panhandle Carson County Field
Proved Non-Producing	WAB - #4	Panhandle Carson County Field
Proved Non-Producing	Boney - #10	Panhandle Carson County Field
Proved Non-Producing	Boney - #12	Panhandle Carson County Field
Proved Non-Producing	Boney - #13	Panhandle Carson County Field
Proved Non-Producing	Boney - #16	Panhandle Carson County Field
Proved Non-Producing	Boney - #19	Panhandle Carson County Field
Proved Non-Producing	Boney - #20	Panhandle Carson County Field
Proved Non-Producing	Boney - #21	Panhandle Carson County Field
Proved Non-Producing	Boney - #22	Panhandle Carson County Field
Proved Non-Producing	Boney - #23	Panhandle Carson County Field
Proved Non-Producing	Boney - #24	Panhandle Carson County Field
Proved Non-Producing	Boney - #25	Panhandle Carson County Field
Proved Non-Producing	Cobb - #5	Panhandle Gray County Field
Proved Non-Producing	Walberg - #8	Panhandle Gray County Field
Proved Non-Producing	Walberg - #9	Panhandle Gray County Field
Proved Non-Producing	Walberg - #11	Panhandle Gray County Field
Proved Non-Producing	Short - #4	Panhandle Gray County Field
Proved Non-Producing	Short - #6	Panhandle Gray County Field

Proved Non-Producing	Short 'B' #2	Panhandle Gray County Field
Proved Non-Producing	Short 'A' #1	Panhandle Gray County Field
Proved Non-Producing	Short 'A' #4	Panhandle Gray County Field
Proved Non-Producing	Heaston - #7	Panhandle Gray County Field
Proved Non-Producing	Heaston - #8	Panhandle Gray County Field
Proved Non-Producing	Heaston - #9	Panhandle Gray County Field
Proved Non-Producing	J J Wall - #1	Panhandle Gray County Field
Proved Non-Producing	J J Wall - #4	Panhandle Gray County Field
Proved Non-Producing	J J Wall - #6	Panhandle Gray County Field
Proved Non-Producing	J J Wall - #9	Panhandle Gray County Field
Proved Non-Producing	Leopold 'B' - #1	Panhandle Gray County Field
Proved Non-Producing	Leopold 'B' - #3	Panhandle Gray County Field
Proved Non-Producing	Leopold 'B' - #4	Panhandle Gray County Field
Proved Non-Producing	Leopold 'B' - #5	Panhandle Gray County Field
Proved Non-Producing	Leopold 'B' - #6	Panhandle Gray County Field
Proved Non-Producing	Leopold 'B' - #7	Panhandle Gray County Field
Proved Non-Producing	Leopold 'B' - #8	Panhandle Gray County Field
Proved Non-Producing	Heithold - #102	Panhandle Gray County Field
Proved Non-Producing	Heithold - #103	Panhandle Gray County Field
Proved Non-Producing	Heithold - #106	Panhandle Gray County Field
Proved Non-Producing	Heithold - #107	Panhandle Gray County Field
Proved Non-Producing	Brown - #204	Panhandle Gray County Field
Proved Non-Producing	Brown - #205	Panhandle Gray County Field
Proved Non-Producing	Brown - #207	Panhandle Gray County Field
Proved Non-Producing	Brown - #208	Panhandle Gray County Field
Proved Non-Producing	Brown - #210	Panhandle Gray County Field
Proved Non-Producing	Brown - #212	Panhandle Gray County Field
Proved Non-Producing	Brown - #213	Panhandle Gray County Field
Proved Non-Producing	Brown - #214	Panhandle Gray County Field
Proved Non-Producing	Brown - #216	Panhandle Gray County Field
Proved Non-Producing	Brown - #217	Panhandle Gray County Field
Proved Non-Producing	Brown - #218	Panhandle Gray County Field
Proved Non-Producing	Jackson - #306	Panhandle Gray County Field
Proved Non-Producing	Crow - #401	Panhandle Gray County Field
Proved Non-Producing	Crow - #404	Panhandle Gray County Field
Proved Non-Producing	Crow - #407	Panhandle Gray County Field
Proved Non-Producing	Crow - #410	Panhandle Gray County Field
Proved Non-Producing	Brown 'A' #501	Panhandle Gray County Field
Proved Non-Producing	Brown 'A' #502	Panhandle Gray County Field
Proved Non-Producing	Brown 'A' #504	Panhandle Gray County Field
Proved Non-Producing	Brown 'A' #505	Panhandle Gray County Field
Proved Non-Producing	Brown 'A' #506	Panhandle Gray County Field
Proved Non-Producing	Brown 'A' #507	Panhandle Gray County Field
Proved Non-Producing	Leopold 'A' #1	Panhandle Gray County Field
Proved Non-Producing	Leopold 'A' #2	Panhandle Gray County Field
Proved Non-Producing	Leopold 'A' #4	Panhandle Gray County Field
Proved Non-Producing	Leopold 'A' #6	Panhandle Gray County Field

Proved Non-Producing	Leopold 'A' #7	Panhandle Gray County Field
Proved Non-Producing	Leopold 'A' #8	Panhandle Gray County Field
Proved Non-Producing	Leopold 'C' #1	Panhandle Gray County Field
Proved Non-Producing	Leopold 'C' #2	Panhandle Gray County Field
Proved Non-Producing	Leopold 'C' #3	Panhandle Gray County Field
Proved Non-Producing	Leopold 'C' #4	Panhandle Gray County Field
Proved Non-Producing	Leopold 'C' #5	Panhandle Gray County Field
Proved Non-Producing	Skoog #1	Panhandle Gray County Field
Proved Non-Producing	Skoog #2	Panhandle Gray County Field
Proved Non-Producing	Skoog #3	Panhandle Gray County Field
Proved Non-Producing	Skoog #4	Panhandle Gray County Field
Proved Non-Producing	Skoog 'A' #1	Panhandle Gray County Field
Proved Non-Producing	Skoog 'A' #1	Panhandle Gray County Field
Proved Non-Producing	Skoog 'A' #1	Panhandle Gray County Field
Proved Non-Producing	Skoog 'A' #1	Panhandle Gray County Field
Proved Non-Producing	Montague County - Daube #2	Eanes Field
Proved Non-Producing	Shelby County - Gene Borders #2H	Angie, James Lime
Proved Non-Producing	Stephens County - Davis #1	Moon, Se (Marble Falls)
Proved Non-Producing	Stephens County - No. Pugh #3	Moon, Se (Marble Falls)
Salt Water Disposal Well	Stevenson 'A' - #14	Panhandle Hutchinson County Fld.
Salt Water Disposal Well	Magic - #2	Panhandle Carson County Field
Salt Water Disposal Well	Cobb - #2	Panhandle Gray County Field
Salt Water Disposal Well	Walberg - #9	Panhandle Gray County Field
Salt Water Disposal Well	Short #2	Panhandle Gray County Field
Salt Water Disposal Well	J J Wall - #5W	Panhandle Gray County Field
Salt Water Disposal Well	Kinzer - #2W	Panhandle Gray County Field
Salt Water Disposal Well	Brown - #211G	Panhandle Gray County Field
Salt Water Disposal Well	Crow - #406	Panhandle Gray County Field
Undeveloped Acreage	Shelby County - Savell Area - 752 acres	Angie, James Lime Depth
Undeveloped Acreage	Shelby County - Gene Borders Area - 500 acres	Haynesville Depth

From the above wells the Company receives certain hydrocarbon production in the form of oil, natural gas and condensates which it markets to third party purchasers. The following chart lists our net production, total sales and average price we experienced from our wells in the last two fiscal years:

Year Ended December 31,
	2012	2011
Net Production:
Oil (Bbl)	26,413	22,363
Natural Gas (Mcf)	134,736	113,597
Barrel of Oil Equivalent (Boe)	48,869	41,296
Productive Wells (73 Gross)	58	58

Oil and Natural Gas Sales:
Oil (in thousands)	$2,400	$2,059
Natural Gas (in thousands)	$1,282	$1,058
Total (thousands)	$3,682	$3,117

Average Sales Price:
Oil ($ per Bbl)	$90.86	$92.07
Natural Gas ($ per Mcf)	$9.51	$9.31
Barrel of Oil Equivalent ($ per Boe)	$75.34	$75.48

Oil and Natural Gas Costs:
Lease Operating Expenses (in thousands)	$1,114	$1,267
Production taxes (in thousands)	$177	$168
Other operating expenses (in thousands)	-	-
Average production cost per Boe	$26.42	$34.75

As part of our ongoing business we continue to develop the potential of our existing leases primarily through the drilling of new wells. The following table displays our development costs for the last two fiscal years:

(in thousands)	Year Ended December 31,
	2012	2011
Unproved prospects	$0	$0
Proved prospects	$0	$0
Development and exploration costs	$1,011	$1,755

Total consolidated operations	$1,011	$1,755

Asset Retirement Obligations (non-cash)	$-877	$-838

Oil and Natural Gas Reserves

Controls Over Reserve Report Preparation

Our long term prospects for continuing to extract oil and gas are directly related to our oil and gas reserves. Estimates of proved reserves at December 31, 2012, were prepared by PeTech Enterprises, Inc., independent petroleum consultants, a Texas registered engineering firm. The technical person responsible for preparing the reserve estimates is an independent petroleum engineer and geoscientist that meet the requirements regarding qualifications, independence, objectivity, and confidentiality set forth in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers. Specifically, our reserve report was prepared by Mr. Amiel David PhD, a Texas registered petroleum engineer with over 40 years of field experience. Mr. David has a Doctorate from Stanford University in Petroleum Engineering, an MBA from the University of Pittsburgh, an MSE in Chemical Engineering from the University of Pennsylvania and a Bachelor's of Science Degree in Petroleum Engineering from the University of Tulsa. The reserve report is then reviewed and approved by our in-house petroleum engineers and geoscientists.

The reserve report was prepared as of December 31, 2012, under United States Securities and Exchange Commission pricing requirements. The 2012 reserve report summary is an exhibit to this prospectus.

Years Ended December 31, 2012

Estimated Proved Natural Gas and Oil Reserves:
Net natural gas reserves (MMcf):
Proved developed	6,517
Proved undeveloped	21,979
Total	28,496
Net oil reserves (MBbls):
Proved developed	3,331
Proved undeveloped	3,070
Total	6,401
Estimated Present Value of Net Proved Reserves:
PV-10 value (in thousands)
Proved developed	$98,026
Proved undeveloped	87,376
Total	$185,402

Prices Used in Calculating Reserves:
Natural gas (per Mcf)	$2.85
After adjustments for liquids and BTU content	$5.58
Oil (per Bbl)	$94.71
After adjustments for liquids and BTU content	$93.51

The following table is a tabular representation of the estimate for our proved developed and proved undeveloped reserves:

	Crude Oil (Bbl)	Natural Gas (Mcf)
PROVED-DEVELOPED AND PROVED UNDEVELOPED RESERVES
December 31, 2010	4,767,010	8,082,690

Revisions of previous estimates	63,873	112,217
Extensions and discoveries
Acquisitions of reserves	1,949,340	20,538,730
Production	(22,363)	(113,597)

December 31, 2011	6,757,860	28,620,040

Revisions of previous estimates	(351,407)	(139,164)
Extensions and discoveries
Acquisitions of reserves	20,730	150,320
Production	(26,413)	(134,736)

December 31, 2012	6,400,770	28,496,460

PROVED DEVELOPED RESERVES
December 31, 2012	3,331,140	6,517,370
December 31, 2011	3,401,360	6,762,340

Marketing

Our ability to market oil and natural gas often depends on factors beyond our control. The potential effects of governmental regulation and market factors, including alternative domestic and imported energy sources, available pipeline capacity, and general market conditions, are not entirely predictable.

Natural gas is generally sold pursuant to individually negotiated gas purchase contracts, which vary in length from spot market sales of a single day to term agreements that may extend several years. Customers who purchase natural gas include marketing affiliates of the major oil and gas companies, pipeline companies, natural gas marketing companies, and a variety of commercial and public authorities, industrial, and institutional end-users who ultimately consume the gas. Gas purchase contracts define the terms and conditions unique to each of these sales. The price received for natural gas sold on the spot market may vary daily, reflecting changing market conditions. The deliverability and price of natural gas are subject to both governmental regulation and supply and demand forces.

The Company sells natural gas to one of three customers, Eagle Rock Energy Partners, DCP Midstream, LLC, and Valero. All three customers are well capitalized and regulated. The Company does not anticipate any customer becoming unable to perform under their agreement.

Oil produced is sold at the prevailing field price to one or more of a number of unaffiliated purchasers in the area. Generally, purchase contracts for the sale of oil are cancelable on 30 days’ notice. The price paid by these purchasers is an established market or "posted" price that is offered to all producers.

Competition

We compete with major integrated oil and natural gas companies and independent oil and natural gas companies in all areas of our operation. In particular, we compete for property acquisitions and for the equipment and labor required to operate and develop these properties. Many of our competitors have substantially greater financial and other resources than we have. Larger competitors may be able to absorb the burden of any changes in federal, state and local laws and regulations more easily than we can, which could adversely affect our competitive position. Our competitors also may be able to pay more for exploratory prospects and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than we can. Further, our competitors may have technological advantages and may be able to implement new technologies more rapidly than we can. Our ability to explore for natural gas and oil prospects and to acquire additional properties in the future will depend on our ability to conduct operations, to evaluate and select suitable properties and to consummate transactions in this highly competitive environment. In addition, most of our competitors have operated for a much longer time than we have and have demonstrated the ability to operate through industry cycles.

At various times we may experience occasional or prolonged shortages or unavailability of drilling rigs, drill pipe and other material used in oil and natural gas drilling. Such unavailability could result in increased costs, delays in timing of anticipated development or cause interests in undeveloped oil and natural gas leases to lapse.

Company Offices

The Company currently leases office space in Dominion Plaza, 17304 Preston Road, Suite 700, Dallas, Texas 75252. The Company entered into a Lease Agreement on April 28, 2008, to lease 8,153 square feet of office space in Dallas, Texas for a term of 78 months and expiring on December 1, 2014. The Company pays monthly rent of $14,264.75 and utilities of approximately $1,494.72. The base monthly rent increases each year with a base monthly rent of $14,607.46 in 2013 and $14,947.17 in 2014.

In November 2009, the Company purchased office; garage and yard space located at 2601 W. Kentucky, Pampa, Texas 79065. This property consists of an acre of land and a free-standing single story building that is approximately 10,000 square feet in size.

Employees

The Company headquarters and its subsidiary employ twenty-one (21) full-time employees. The employees are assigned to the following departments: administrative, accounting, and operating.

Legal Proceedings

The Company is not a party to any material pending legal or governmental proceedings, other than ordinary routine litigation incidental to the industry. While the ultimate outcome and impact of any proceeding cannot be predicted with certainty, management believes that the resolution of any proceeding will not have a material adverse effect on the financial condition or results of operations.

MANAGEMENT
Directors and Executive Officers

NAME	AGE	POSITION	Director/Officer Since
Don Crosbie	69	President, ANC Holdings, LLC and Chairman of the Board of Directors.	2002
Stuart G. Hagler	49	Chief Executive Officer, Director	2013
W.A. Westmorland	51	President-Operations, Director	2013
David May	49	President-Acquisitions, Director	2013
Derrick May	24	Corporate Secretary	2013
Judson F. Hoover	55	Chief Financial Officer	2013

Don Crosbie was the former President, Chief Executive Officer of ANC Holdings, LLC that was sold in June of 2013 by the Company. He is our former President and current Chairman of the Board positions he has held since October 2002. From July 2001 until October 2002, Mr. Crosbie was President and CEO of Xactimed, a claims processing and clearing house company serving the hospital market. From September 2000 to July 2001, Mr. Crosbie served as CFO and President of North American Operations of Blue Wave Systems, a high density DSP board supplier to the telecom infrastructure market, including media gateways and 2 ½ and 3 G wireless.

Stuart G. Hagler, is a director and Chief Executive Officer for TransCoastal and has been with TransCoastal since its inception in 1998. He is also a Manager and Member of TransCoastal Partners, LLC, a company that manages oil and gas joint venture partnerships. In 1987 he received his Bachelor's degree in Economics from Southern Methodist University in Dallas, Texas and in 2009 he received his Master's Degree in Business Administration from the same school. His primary responsibility as CEO is overseeing the day-to-day activities and managing the strategic direction of TransCoastal.

W. A. Westmoreland, is a director and President-Operations for TransCoastal and has been with TransCoastal since its inception in 1998 and serves as a Manager and Member of TransCoastal Partners, LLC, a company that manages oil and gas joint venture partnerships. Mr. Westmoreland's primary responsibility is overseeing operation of the corporations existing wells and supervising the drilling of the corporation's new wells through TransCoastal's operating subsidiary CoreTerra Operating LLC.

David J. May, is a director and President-Acquisitions for TransCoastal and has been with TransCoastal since its inception in 1998. Mr. May is also a Manager and Member of TransCoastal Partners, LLC. His primary responsibilities are for lease acquisition working directly with prospect generation sources, and the due diligence associated with those properties.

  Regulatory actions

On April 16, 2008, Stuart Hagler, David May, W.A. Westmoreland, TransCoastal Partners, LLC, and the Couba Du Large Joint Venture entered into a Stipulation with the California Securities Commissioner, without admitting or denying any of the opinions or findings in the Desist and Refrain Order, that alleged that joint venture interests were offered and sold in California by TransCoastal Partners and the named individuals "without being qualified in violation of California Corporations Code section 25110". The aforementioned parties settled with the State of California stipulating and agreeing to the finality of the Desist & Refrain Order, which prevents them from offering securities in California unless the securities are qualified under applicable California securities law as registered securities or exempt therefrom.

Derrick A. May Corporate Secretary. Derrick was appointed Corporate Secretary in May of 2013. Derrick originally joined TransCoastal in February of 2013 as their Financial Analyst. Derrick graduated from Oklahoma State University in Stillwater, Oklahoma in 2012. He was on the Dean’s List during his tenure there and was awarded a B.S. in Finance. Derrick previously served an internship at Highland Capital Management in Dallas. Mr. May is the son of David May, a director and our President - Acquisitions.

Judson “Rick” F. Hoover Chief Financial Officer. Prior to his recent employment with TransCoastal Corporation Mr. Hoover from December 2004 to March 2007 served as Chief Financial Officer for Ness Energy International, a publicly traded oil and gas company with operations in Texas and Israel. From June 2007 to June 2009, he served as Controller for Union Drilling, Inc., another publicly traded oil field services company, and from March 2011 to September 2012 he served as Chief Financial Officer for Sun River Energy, a publically traded independent oil and gas company. Mr. Hoover joined TransCoastal as Chief Financial Officer in January, 2013. Mr. Hoover is a licensed CPA from the State of Colorado. Mr. Hoover has a B.S. in Accounting from Regis University and a Master Degree in Taxation from the University of Colorado at Denver.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who own more than 10% of our common stock to file with the Securities and Exchange Commission initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of our common stock and other equity securities, on Forms 3, 4 and 5 respectively. Executive officers, directors and greater than 10% shareholders are required by the Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) reports that they file.

Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons, we believe that during fiscal year ended December 31, 2012, all filing requirements applicable to our officers, directors and greater than 10% percent beneficial owners have complied.

Code of Ethics

We have adopted a code of ethics (within the meaning of Item 406(b) of Regulation S-K) that applies to our Board, Chief Executive Officer, Chief Financial Officer and such other persons designated by our Board or an appropriate committee thereof. The code of ethics is designed to deter wrongdoing and to promote honest and ethical conduct and full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications. The code of ethics promotes compliance with applicable governmental laws, rules and regulations. We have posted our policy on our website at www.transcostal.net.

Composition of the Board

Our Board currently consists of four members, including our Chief Executive Officer. We are currently seeking additional directors that qualify as independent directors under the independence requirements of Rule 10A-3 of the Exchange Act.

Board Leadership Structure

Our Board understands that there is no single generally accepted approach to providing board leadership and that given the dynamic and competitive environment in which we operate, the right board leadership structure may vary as circumstances warrant. To this end, our Board has no policy mandating the combination or separation of the roles of Chairman and Chief Executive Officer and believes the matter should be discussed and considered from time to time as circumstances change. Currently, the roles of Chairman and Chief Executive Officer are filled by the separate individuals. This leadership structure is appropriate for us at this time as we are a smaller company and we believe this structure provides clarity of leadership.

Board Oversight of Risk Management

Our full Board oversees our risk management process. Our Board oversees a company-wide approach to risk management, carried out by management. Our full Board determines the appropriate risk for us generally, assesses the specific risks faced by our company and reviews the steps taken by management to manage those risks.

While the full Board maintains the ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas. In particular, our compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements and the incentives created by the compensation awards it administers. Our audit committee oversees management of enterprise risks as well as financial risks and potential conflicts of interests. Pursuant to the Board’s instruction, management regularly reports on applicable risks to the relevant committee or the full Board, as appropriate, with additional review or reporting on risks conducted as needed or as requested by the Board and its committees.

Audit Committee and Audit Committee Financial Experts

We have an audit committee, comprised of two directors. The audit committee represents our board of directors in discharging its responsibility relating to the accounting, reporting and financial practices of our company, and has general responsibility for oversight of internal controls, accounting and audit activities and legal compliance of our company. However, the audit committee’s function is one of oversight only and does not relieve our management of its responsibilities for preparing financial statements which accurately and fairly present our financial results and conditions or the responsibilities of the independent registered public accounting firm relating to the audit or review of financial statements. We deem our Chairman Don Crosbie as an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K.

Nominating and Compensation Committees

We do not have standing nominating or compensation committees, or committees performing similar functions. Our board of directors believes that it is not necessary to have a standing compensation committee at this time because the functions of such committee are adequately performed by our board of directors. Our board of directors has not adopted a charter for the compensation committee.

Our board of directors also is of the view that it is appropriate for us not to have a standing nominating committee because our board of directors has performed and is expected to perform adequately the functions of a nominating committee. Our board of directors has not adopted a charter for the nominating committee. There has not been any defined policy or procedure requirements for stockholders to submit recommendations or nomination for directors. Our board of directors does not believe that a defined policy with regard to the consideration of candidates recommended by stockholders is necessary at this time because we believe that, at this stage of our development, a specific nominating policy would be premature and of little assistance until our business operations are at a more advanced level. There are no specific, minimum qualifications that our board of directors believes must be met by a candidate recommended by our board of directors. There is neither a defined, nor a typical process of identifying and evaluating nominees for director.

We are currently seeking directors for our nominating and compensation committee. Our Board has determined that all of the members of the nominating and corporate governance committee will need to satisfy the requirements to serve as "independent" directors, as those requirements have been defined by Rule 10A-3 of the Exchange Act.

Director Compensation

After the transition to TransCoastal Corporation, our Board of Directors is made up of only one individual who is not also an Officer of the Company. Don Crosbie, received $500 per month in cash and $4,500 a month in equivalent stock, based on the average stock price over the prior quarter.

Employment Agreements

The Company reaffirmed previously existing employment agreements with Messrs. Westmorland, May, Hagler, and Hoover as each is employed for a two-year term by the Company. A copy of these employment agreements are attached as exhibits to the 8-K filed with the SEC by the Company on June 14, 2013.

Executive Compensation

Officers

The Company has entered into employment agreements with its four executive officers. Currently Messer's. Hagler, Westmoreland and May receive a minimum of $10,000 per month in salary but may receive up to $50,000 per month if the cash flow and profitability of the Company will justify it. The contracts do not give any specific cash flow or profitability targets for any such increase and therefore are at the sole discretion of the Board of Directors of the company. In addition the aforementioned three executive officers also receive an annual stock grant which is also variable depending upon the amount of monthly salary they received during the fiscal year. If they receive an average of less than $25,000 per month in salary they each receive 200,000 shares of the common stock of the company. In the event each of the executives receives an average of more than $25,000 per month then the annual stock grants are 100,000 shares each. During the year 2012, the above three executive officers received payments from TransCoastal Partners (TCP), an affiliate of the Company, for their services in locating, developing, and completing certain wells for a third party.

The fourth officer, Mr. Hoover receives a minimum of $12,000 per month in salary but may receive up to $35,000 per month if the cash flow and profitability of the Company will justify it. In addition he will receive an annual stock grant which is also variable depending upon the amount of monthly salary they received during the fiscal year. If he receives an average of less than $25,000 per month in salary they each receive 150,000 shares of the common stock of the company. In the event he receives an average of more than $25,000 per month then the annual stock grant is 75,000 shares.

In addition to their salary the officers receive certain benefits such as health insurance similar to the benefits received by the other employees of the Company. The Company may, at its sole discretion, obtain a “key man” life insurance policy on each of its officers with the Company being the beneficiary of such insurance. The following table represents the salary and stock grants received by our officers and non-employee director in fiscal years 2011 and 2012.

SUMMARY COMPENSATION TABLE - Executives
Name and principal position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
Stuart G. Hagler (c)(e)	2012	414,462							414,462
	2011	120,000							120,000
Judson F. "Rick" Hoover (b)	__	__							__
Laura Bray (f)	2012	84,000							84,000
	2011	84,000							84,000
Don Crosbie (a)	2013	--							--
	2012	146,000						1,460	147,460
	2011	138,138						1,381	139,519
Gary Austin VP – Operations (d)	2013	--							--
	2012	135,000							135,000
	2011	129,731							129,731
K. Scott Spurlock VP – Development (d)	2013	--							--
	2012	140,175							140,175
	2011	138,581							138,581
WA Westmoreland (c)(e)	2013	60,000							60,000
	2012	539,462							539,462
	2011	120,000							120,000
David May (c)(e)	2013	60,000							60,000
	2012	539,462							539,462
	2011	120,000							120,000

(a)	Mr. Crosbie served as the CEO through May 9, 2013 when he resigned as CEO and continued as Chairman of the Board of Directors.

(b)	Mr. Hoover joined the company in 2013 and had no previous affiliation with the registrant or TransCoastal, a Texas Corporation.

(c)	Was previously employed by TransCoastal, a Texas Corporation until May 9, 2013 when he joined TransCoastal, previously known as Claimsnet.com, Inc.

(d)	Served until he resigned on May 9, 2013.

(e)	During 2012, $140,000 of compensation was earned by TransCoastal, a Texas Corporation, and the balance was earned for services with TransCoastal Partnership.

DIRECTOR COMPENSATION
Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
Don Crosbie (a)	3,000	27,000					30,000
John C. Willems, III	--	--					--
Thomas Michale	--	--					--

The officers of the Company have business interests outside of those of the Company for which they receive compensation either in the form of salary or partnership distributions. These outside business activities of the officers of the Company will continue for the foreseeable future and until curtailed may be a conflict of interest with the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table summarizes certain information as of September 30, 2013 with respect to the beneficial ownership of our Common Stock by (1) our directors, (2) our Presidents and Chief Executive Officer, our Chief Financial Officer (our principal accounting officer) and our most highly-compensated executive officers as of December 31, 2012 (or any executive officer who would have been among the most highly-compensated but for the fact that such an individual was not serving as an executive officer as of December 31, 2012) whose total salary and bonus for the fiscal year ended December 31, 2012 exceeded $100,000 for services in all capacities to the Company (collectively, the "Named Executive Officers"), (3) stockholders known by us to own beneficially 5% or more of the shares of our Common Stock, and (4) all of our Named Executive Officers and directors as a group. As of September 30, 2013, the Company had 21,994,707 shares of Common Stock issued and outstanding.

Beneficial ownership is determined in accordance with the rules of SEC. Under SEC rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

The following table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC and information supplied by our transfer agent, Securities Transfer Corporation, as of the most recent practicable date. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 21,994,707 shares outstanding on September 30, 2013 provided that any additional shares of common stock that a stockholder has the right to acquire within 60 days after September 30, 2013 pursuant to grants of stock options or awards of restricted stock are deemed to be outstanding and beneficially owned by the person holding such options or restricted stock for the purpose of computing the number of shares beneficially owned and the percentage ownership of such person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

STOCK BENEFICIALLY OWNED BY OR DIRECTORS AND EXECUTIVE OFFICERS

Name and address of beneficial owner	Class of Security	Amount and Beneficial Ownership	Percent of Class
Don Crosbie, Chairman of the Board of Directors	Common Stock	0	0
17304 Preston Rd., Suite 700
Dallas TX 75252

Stuart Hagler, Chief Executive Officer	Common Stock	6,000,000	26.6%
17304 Preston Rd., Suite 700
Dallas TX 75252

A.W. Westmoreland, President of Operations	Common Stock	5,847,686	25.9%
17304 Preston Rd., Suite 700
Dallas TX 75252

Dave May, President of Acquisitions	Common Stock	5,718,603	25.3%
17304 Preston Rd., Suite 700
Dallas TX 75252

Judson F. "Rick" Hoover, CFO	Common Stock	125,000	*
17304 Preston Rd., Suite 700
Dallas TX 75252

All our directors and executive officers as a group		17,691,289	78.3%

* Less than 1%

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

There have been no transactions, or proposed transactions, which have materially affected or will materially affect us in which any director, executive officer or beneficial holder of more than 5% of the outstanding common stock, or any of their respective relatives, spouses, associates or affiliates, has had or will have any direct or material indirect interest. We have no policy regarding entering into transactions with affiliated parties.

SELLING STOCKHOLDERS

This prospectus relates to the possible resale by the selling stockholders of shares of common stock that have been issued to the selling stockholders. The selling stockholders, may, from time to time, offer and sell pursuant to this prospectus any or all of the shares that we have issued to them. The selling stockholders may sell some, all or none of their shares. We do not know how long the selling stockholders will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholder regarding the resale of any of the shares.

The following table presents information regarding the selling stockholders and the shares that they may offer and sell from time to time under this prospectus. The table is prepared based on information supplied to us by the selling stockholders, and reflects their holdings as of September 30, 2013. As used in this prospectus, the term “selling stockholders” includes those persons listed in the table below and any donees, pledgees, transferees or other successors in interest selling shares received after the date of this prospectus from any selling stockholder as a gift, pledge or other non-sale related transfer. Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act. The percentage of shares beneficially owned prior to the offering is based on 21,994,707 shares of our common stock actually outstanding as of September 30, 2013.

Selling Shareholders(1)	Components	Amount of Common Shares to be Offered for each Stockholders Account	Total Shares Owned prior to this Offering	Total Shares Owned after this Offering	Percentage of Common Shares Owned after this Offering
Stuart G. Hagler (2)	6,000,000	6,000,000	6,000,000	__	__
Wilbur A. Westmoreland (2)	5,919,000	5,847,686	5,847,686	__	__
David J. May (2)	5,814,853	5,718,603	5,718,603	__	__
Joanna L. White (2)	250,000	250,000	250,000	__	__
Bruce Morse Revocable Trust (3)	243,486	243,486	243,486	__	__
Daryl C. Hormann	185,125	185,125	185,125	__	__
Jack Threadgill	126,226	126,226	126,226	__	__
William D. Courtright	108,125	108,125	108,125	__	__
Dalton Lott	100,000	100,000	100,000	__	__
Samuel B. Davis	100,000	100,000	100,000	__	__
William D. Farrar	100,000	100,000	100,000	__	__
Miranda Luxem	90,000	90,000	90,000	__	__
Transcoastal Partners, LLC (4)	69,892	69,892	69,892	__	__
Aerovest, Inc. (5)	64,325	64,325	64,325	__	__
Mike & Terry Miller	57,980	57,980	57,980	__	__
James & Dede Smith	54,240	54,240	54,240	__	__
Mark Calomeni	51,324	51,324	51,324	__	__
John McClay	50,000	50,000	50,000	__	__
Misty Brown	50,000	50,000	50,000	__	__
Teddy Stankiewicz	50,000	50,000	50,000	__	__
Robert J. Shipley	48,517	48,517	48,517	__	__
William Sheriff	47,793	47,793	47,793	__	__
Russo Family Trust (6)	46,845	46,845	46,845	__	__
The Lobley Family Trust (7)	45,137	45,137	45,137	__	__
William Doogan	43,812	43,812	43,812	__	__
Charles E. Holmen	43,151	43,151	43,151	__	__
Bruce Preble	41,877	41,877	41,877	__	__
Joseph E. Flanagan	40,963	40,963	40,963	__	__
J.W. Pekar	40,000	40,000	40,000	__	__
HTG Properties, LLC (8)	37,500	37,500	37,500	__	__
William & Cathy McKinney	26,250	26,250	26,250	__	__
Bostrom Enterprises, L.P. (9)	32,983	32,983	32,983	__	__
Joe Caldwell	32,889	32,889	32,889	__	__
Edward Bradbury	32,808	32,808	32,808	__	__
Alec N. Simpson	30,658	30,658	30,658	__	__
Donald Schafer	30,370	30,370	30,370	__	__
Timothy D. Marion	30,144	30,144	30,144	__	__
Allen E. Galson	29,125	29,125	29,125	__	__

Selling Shareholders(1)	Components	Amount of Common Shares to be Offered for each Stockholders Account	Total Shares Owned prior to this Offering	Total Shares Owned after this Offering	Percentage of Common Shares Owned after this Offering
Louis Oberhauser	28,750	28,750	28,750	__	__
J.W. Pekar	28,227	28,227	28,227	__	__
William M. Weis Living Trust (10)	27,544	27,544	27,544	__	__
Ralph S. & Vera Long Living Trust (11)	26,062	26,062	26,062	__	__
Donald & Dorothy Long	25,989	25,989	25,989	__	__
Donald F. Harris Revocable Trust (12)	25,579	25,579	25,579	__	__
Janet E. Mihm Living Trust (13)	25,000	25,000	25,000	__	__
Douglas W. Welchlin	24,204	24,204	24,204	__	__
J. Brady McCahey	23,683	23,683	23,683	__	__
J&J Winn Family Ltd. Partnership (14)	22,085	22,085	22,085	__	__
Norman Harwell	21,293	21,293	21,293	__	__
John E. Edwards	21,150	21,150	21,150	__	__
Merrits Living Trust, Glenn & Arella Merritts (15)	20,658	20,658	20,658	__	__
Marilyn M. Bostrom Revocable Living Trust (16)	20,481	20,481	20,481	__	__
Billie Sawyers	20,287	20,287	20,287	__	__
James W. Kaiser	20,046	20,046	20,046	__	__
Kevin and Christina Adds	15,000	15,000	15,000	__	__
William Dunham	12,500	12,500	12,500	__	__
Jack Swiggett, Jr.	12,500	12,500	12,500	__	__
Kent Phillips	12,500	12,500	12,500	__	__
Edgar & Robin Laney	10,000	10,000	10,000	__	__
Phil and Kay Paulissen	10,000	10,000	10,000	__	__

(1) The selling shareholders mailing address for the purposes of this Prospectus is C/O TransCoastal Corporation; 17304 Preston Road, Suite 700, Dallas, TX 75252.

(2) The following are currently officers of TransCoastal; Stuart G. Hagler, Chief Executive Officer, and Director; A.W. Westmoreland, President – Operations, and Director; Dave May, President – Acquisitions, and Director. Ms. Joanna L. White is a former employee of TransCoastal.

(3)Bruce Morse Revocable Trust; Bruce Morse, trustee has voting control of the stock owned by the trust.

(4) TransCoastal Partners, LLC; Stuart G. Hagler, A.W. Westmoreland, and Dave May have joint voting control of the stock held.

(5) Aerovest, Inc.; Anthony Scoville its president has voting control of the stock owned by Aerovest.

(6) Russo Family Trust; Frank J. Russo, Jr., trustee, has voting control of the stock owned by the trust.

(7)Lobley Family Trust; Harold Lobley, trustee has voting control of the stock owned by the trust.

(8) HTG Properties, LLC; Mr. Zohaib Gilani, manager, has voting control of the stock owned by HTG.

(9) Bostrom Enterprises, L.P.; Marilyn M. Bostrom, general partner has voting control of the stock owned by the partnership.

(10) William M. Weis Living Trust; William M. Weis, trustee, has voting control of the stock owned by the trust.

(11) Ralph S. & Vera Long Living Trust;     Ralph S. Long andVera Long, trustees, share voting control of the stock owned by the trust.

(12) Donald F. Harris Revocable Trust; Donald F. Harris, trustee, has voting control of the stock owned by the trust.

(13) Jane E. Mihm Living Trust; Jane E. Mihm, trustee, has voting control of the stock owned by the trust.

(14) J&J Winn Family Ltd. Partnership; Juanita B. Winn, general partner, has voting control of the stock owned by the partnership.

(15) Merrits Living Trust; Glenn and Arella Merritts, trustees, have joint voting control of the stock owned by the partnership

(16) Marilyn M Bostrom Revocable Living Trust; Marilyn M. Bostrom, trustee, has voting control of the stock owned by the trust.

DESCRIPTION OF SECURITIES

Upon completion of this offering, the authorized capital stock of TransCoastal Corporation will consist of 250,000,000 shares of common stock, $0.001 par value per share, of which 21,994,707 shares will be issued and outstanding, and 25,000,000 shares of preferred stock, $0.001 par value per share, of which no shares will be issued and outstanding. However, the Board of Directors has authorized the creation of a Series G Convertible Preferred and a designation has been filed with the Secretary of State of Delaware. A copy of the designation is an exhibit to this prospectus. As of the date of this prospectus no Series G Convertible Preferred Stock has been issued.

The following description includes summaries of the material terms and provisions of our amended and restated certificate of incorporation and amended and restated bylaws. This description is qualified by reference to our amended and restated certificate of incorporation and amended and restated bylaws, which will be filed as exhibits to the registration statement of which this prospectus is a part, and to the provisions of applicable law.

Common Stock

Except as provided by law or in a preferred stock designation, holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, will have the exclusive right to vote for the election of directors and do not have cumulative voting rights. Except as otherwise required by law, holders of common stock, as such, are not entitled to vote on any amendment to the certificate of incorporation (including any certificate of designations relating to any series of preferred stock) that relates solely to the terms of any outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the amended and restated certificate of incorporation (including any certificate of designations relating to any series of preferred stock) or pursuant to the General Corporation Law of the State of Delaware. Subject to preferences that may be applicable to any outstanding shares or series of preferred stock, holders of common stock are entitled to receive ratably such dividends (payable in cash, stock or otherwise), if any, as may be declared from time to time by our board of directors out of funds legally available for dividend payments. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and non-assessable. The holders of common stock have no preferences or rights of conversion, exchange, pre-emption or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our assets that are remaining after payment or provision for payment of all of our debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock, if any.

Preferred Stock

Our amended and restated certificate of incorporation will authorize our board of directors, subject to any limitations prescribed by law, without further stockholder approval, to establish and to issue from time to time one or more classes or series of preferred stock, par value $0.001 per share, covering up to an aggregate of shares of preferred stock. Each class or series of preferred stock will cover the number of shares and will have the powers, preferences, rights, qualifications, limitations and restrictions determined by the board of directors, which may include, among others, dividend rights, liquidation preferences, voting rights, conversion rights, preemptive rights and redemption rights. Except as provided by law or in a preferred stock designation, the holders of preferred stock will not be entitled to vote at or receive notice of any meeting of stockholders.

Anti-Takeover Effects of Provisions of Our Certificate of Incorporation, Our Bylaws and Delaware Law

Some provisions of Delaware law and our amended and restated certificate of incorporation and our amended and restated bylaws, will contain provisions that could make the following transactions more difficult: acquisitions of us by means of a tender offer, a proxy contest or otherwise; or removal of our incumbent directors. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection and our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Section 203 of the Delaware General Corporation Law

We will be subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware ("DGCL") regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

●	the transaction is approved by the board of directors before the date the interested stockholder attained that status;

●

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

●

on or after such time the business combination is approved by the board of directors and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines "business combination" to include the following:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

A Delaware corporation may "opt out" of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from amendments approved by the holders of at least a majority of the corporation’s outstanding voting shares. We do not intend to "opt out" of the provisions of Section 203. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Among other things, upon the completion of this offering, our amended and restated certificate of incorporation and amended and restated bylaws will:

●

establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Our amended and restated bylaws specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting;

●

provide our board of directors the ability to authorize undesignated preferred stock. This ability makes it possible for our board of directors to issue, without stockholder approval, preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company;

●	provide that the authorized number of directors may be changed only by resolution of the board of directors;

●

provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

●

provide that any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders, subject to the rights of the holders of any series of preferred stock;

●	provide that our certificate of incorporation and bylaws may be amended by the affirmative vote of the holders of at least two-thirds of our then outstanding common stock;

●	provide that special meetings of our stockholders may only be called by the board of directors, the chief executive officer or the chairman of the board;

●

provide for our board of directors to be divided into three classes of directors, with each class as nearly equal in number as possible, serving staggered three year terms, other than directors who may be elected by holders of preferred stock, if any. For more information on the classified board of directors, please see "Management." This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors; and

●	provide that our bylaws can be amended or repealed at any regular or special meeting of stockholders or by the board of directors.

Limitation of Liability and Indemnification Matters

Our amended and restated certificate of incorporation will limit the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the

DGCL. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:

●	for any breach of their duty of loyalty to us or our stockholders;

●	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

●	for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the DGCL; or

●	for any transaction from which the director derived an improper personal benefit.

Any amendment, repeal or modification of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment, repeal or modification.

Our amended and restated certificate of incorporation and amended and restated bylaws will also provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. Our amended and restated bylaws will also permit us to purchase insurance on behalf of any officer, director, employee or other agent for any liability arising out of that person’s actions as our officer, director, employee or agent, regardless of whether Delaware law would permit indemnification.

We intend to enter into indemnification agreements with each of our current and future directors and officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liability that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe that the limitation of liability provision in our amended and restated certificate of incorporation and the indemnification agreements will facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers.

Choice of Forum

Our amended and restated certificate of incorporation will provide that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for:

●	any derivative action or proceeding brought on our behalf;

●	any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders;

●	any action asserting a claim against us arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or bylaws; or

●	any action asserting a claim against us pertaining to internal affairs of our corporation.

Our amended and restated certificate of incorporation will also provide that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and to have consented to this choice of forum provision. It is possible that a court of law could rule that the choice of forum provision contained in our amended and restated certificate of incorporation is inapplicable or unenforceable if it is challenged in a proceeding or otherwise.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock. Future sales of our common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices prevailing from time to time. As described below, only a limited number of shares, other than shares sold in this offering, will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of a substantial number of shares of our common stock in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price at such time and our ability to raise equity-related capital at a time and price we deem appropriate.

Sales of Restricted Shares

Upon the closing of this offering, we will have issued and outstanding an aggregate of shares of common stock. Of these shares, all of the shares of common stock to be sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless the shares are held by any of our "affiliates" as such term is defined in Rule 144 under the Securities Act. All remaining shares of common stock held by existing stockholders will be deemed "restricted securities" as such term is defined in Rule 144. The restricted securities were issued and sold by us in private transactions and are eligible for public sale only if registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which rules are summarized below.

Under the provisions of Rule 144 and Rule 701 under the Securities Act, all of the shares of our common stock (excluding the shares to be sold in this offering) will be available for sale in the public market upon the expiration of the lock-up agreements, beginning 180 days after the date of this prospectus (subject to certain exceptions and extensions) and when permitted under Rule 144 or Rule 701.

Rule 144

In general, under Rule 144 as currently in effect, once we have been a reporting company subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act for 90 days, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

In general, once we have been a reporting company subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act for 90 days, a person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of our common stock or the average weekly trading volume of our common stock reported through the New York Stock Exchange during the four calendar weeks preceding the filing of notice of the sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

Rule 701

Employees, directors, officers, consultants or advisors who received shares from us in connection with a compensatory stock or option plan or other written compensatory agreement in accordance with Rule 701 before the effective date of the registration statement of which this prospectus is a part are entitled to sell such shares 90 days after the effective date of the registration statement in reliance on Rule 144 without having to comply with the holding period requirement of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, volume limitation or notice filing provisions of Rule 144.

LEGAL MATTERS

The validity of the securities being offered by this prospectus has been passed upon for us by Kane, Russell, Coleman & Logan PC, Dallas, Texas.

EXPERTS

The consolidated financial statements of TransCoastal Corporation as of December 31, 2012, and 2011, have been included herein and in the registration statement in reliance upon the report of Rothstein Kass, independent registered public accounting firm, appearing elsewhere herein, and upon their authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is filed with the SEC. This prospectus does not contain all of the information contained in the registration statement and all of the exhibits and schedules thereto. For further information about us, please see the complete registration statement. Please refer to the exhibits to the registration statement for complete copies of certain of the agreements or other documents that are summarized in this prospectus.

We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy the registration statement, including exhibits and schedules filed with it, at the SEC’s public reference facilities at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330.

We file information electronically with the SEC. Our SEC filings also are available from the SEC’s Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITY

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

TRANSCOASTAL CORPORATION AND SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS
AND

REPORT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

DECEMBER 31, 2012 AND 2011

TRANSCOASTAL CORPORATION AND SUBSIDIARY
CONSOLIDATED FINANCIALS

TABLE OF CONTENTS

Audited Consolidated Financial Statements for the Years Ended December 31, 2012 and 2011
Report of Independent Registered Public Accounting Firm	F-1
Financial Statements
Consolidated Balance Sheets	F-2
Consolidated Statement of Operations	F-3
Consolidated Statements of Changes in Stockholders' Equity	F-4
Consolidated Statements of Cash Flows	F-5
Notes to Consolidated Financial Statements	F-6 – F-26

Supplemental Oil and Gas Disclosures (Unaudited)	F-27 – F-31

Unaudited Interim Condensed Consolidated Financial Statements for the Six Months Ended June 30, 2013 and 2012
Condensed Consolidated Balance Sheets	F-33
Condensed Consolidated Statements of Operations	F-34
Condensed Consolidated Statement of Changes in Stockholder's Equity	F-35
Condensed Consolidated Statements of Cash Flow	F-36
Notes to Financial Statements	F-37 – F-42

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of TransCoastal Corporation:

We have audited the accompanying consolidated balance sheets of TransCoastal Corporation and Subsidiary (collectively the "Company") as of December 31, 2012 and 2011 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 2012. These consolidated financial statements are the responsibility of the management of the Company. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our previous report dated May 14, 2013, we expressed an unqualified opinion on the consolidated financial statements of the Company for each of the years in the two-year period ended December 31, 2012. As more fully described in Note 1 to the consolidated financial statements, the Company completed a transfer of assets and related liabilities from TransCoastal Partners, LLC, an entity under common control, subsequent to May 14, 2013 in order to facilitate the reverse recapitalization with Claimsnet.com, Inc. Accordingly, this updated report reflects the retroactive historical combined results of the common controlled entity.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TransCoastal Corporation and Subsidiary as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

/s/ Rothstein Kass

Dallas, Texas

September 30, 2013

TRANSCOASTAL CORPORATION AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(AMOUNTS SHOWN IN THOUSANDS, EXCEPT SHARE AND PER SHARE INFORMATION)

December 31,	2012	2011

ASSETS

Current assets
Cash and cash equivalents	$133	$800
Accounts receivable, net	584	273
Current derivative assets	28	85
Other current assets	20	13
Total current assets	765	1,171

Oil and natural gas properties and other property and equipment
Oil and natural gas properties, full cost method, net of accumulated depletion	22,745	21,027
Other property and equipment, net of accumulated depreciation	567	699
Total oil and natural gas properties and other equipment, net	23,312	21,726

Other assets
Goodwill	485	485
Derivative assets		170
Other non-current assets	105	100
Total other assets	590	755
Total assets	$24,667	$23,652

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued liabilities	$536	$970
Notes payable, related party	125
Current asset retirement obligations	12	13
Current maturities of notes payable	150	15,565
Total current liabilities	823	16,548

Long-term liabilities
Notes payable	15,250
Common stock to be issued		1,350
Asset retirement obligations	865	825
Derivative liabilities	6
Total long-term liabilities	16,121	2,175

Commitments and contingencies

Stockholders' equity
Preferred stock, $.001 par value; 5,000,000 shares authorized; 37,500 and 0, respectively, shares issued and outstanding
Common stock, $.0001 par value; 50,000,000 shares authorized; 22,634,091 and 22,069,403, respectively, shares issued and outstanding	2	2
Additional paid-in-capital	46,001	44,361
Accumulated deficit	(38,280)	(39,434)
Total stockholders' equity	7,723	4,929
Total liabilities and stockholders' equity	$24,667	$23,652

See accompanying notes to consolidated financial statements.

TRANSCOASTAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(AMOUNTS SHOWN IN THOUSANDS, EXCEPT SHARE AND PER SHARE INFORMATION)

Year ended December 31,	2012	2011

Revenues
Oil, natural gas, and related product sales	$3,682	$3,117
Derivative losses	(218)	(129)
Drilling revenue, net	2,746	99
Other revenue	298	18
Total revenues	6,508	3,105

Expenses
Lease operating	1,291	1,435
Depreciation, depletion and amortization	542	425
Accretion of discount on asset retirement obligations	38	25
General and administrative	2,728	3,093
Total expenses	4,599	4,978
Operating income (loss)	1,909	(1,873)

Other income (expense)
Interest income	2
Interest expense	(713)	(756)
Other expense	(44)	(102)
Total other expense, net	(755)	(858)
Net income (loss)	$1,154	$(2,731)

Basic earnings per share:
Net income (loss) per basic common share	$0.05	$(0.12)
Weighted average basic common shares outstanding	22,091,003	22,009,552

Diluted earnings per share:
Net income (loss) per diluted common share	$0.05	$(0.12)
Weighted average diluted common shares outstanding	22,166,003	22,009,552

See accompanying notes to consolidated financial statements.

TRANSCOASTAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

(AMOUNTS SHOWN IN THOUSANDS, EXCEPT SHARE AND PER SHARE INFORMATION)

	Common Stock		Preferred Stock		Additional Paid-	Accumulated
	Shares	Amount	Shares	Amount	In Capital	Deficit	Total
Balances, December 31, 2010	21,996,216	$2		$	$44,196	$(36,703)	$7,495
Stock based compensation	73,187				165		165
Net loss						(2,731)	(2,731)
Balances, December 31, 2011	22,069,403	$2		$	$44,361	$(39,434)	$4,929
Preferred stock issuance			37,500		75		75
Stock based compensation	560,000				213		213
Common stock issued for services	4,688				2		2
Forfeiture of common stock to be issued					1,350		1,350
Net income						1,154	1,154
Balances, December 31, 2012	22,634,091	$2	37,500		$46,001	$(38,280)	$7,723

See accompanying notes to consolidated financial statements.

TRANSCOASTAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS (AMOUNTS SHOWN IN THOUSANDS)

Year ended December 31,	2012		2011
Cash flows from operating activities
Net income (loss)		$1,154	$(2,731)
Adjustments to reconcile net income (loss) to net cash and cash equivalents provided by (used in) operating activities:
Stock based compensation		213	1,515
Common stock issued for services		2
Depreciation, depletion and amortization		542	425
Accretion of discount on asset retirement obligations		38	25
Realized loss on derivative assets and liabilities		336	48
Unrealized (gain) loss on derivative assets and liabilities		(103)	81
Increase (decrease) in cash and cash equivalents attributable to changes in operating assets and liabilities
Accounts receivable, net		(311)	(95)
Other current assets		6	(8)
Other non-current assets		(5)
Accounts payable and accrued liabilities		(301)	(162)
Net cash and cash equivalents provided by (used in) operating activities		1,571	(902)
Cash flows from investing activities
Development of oil and natural gas properties		(1,011)	(1,575)
Disposition of oil and natural gas properties		391	26
Acquisition of other property and equipment		(28)	(410)
Issuance of notes receivable, related parties		(1,477)
Investment in derivative assets			65
Acquisition of business, net of cash acquired			(426)
Net cash and cash equivalents used in investing activities		(2,125)	(2,320)
Cash flows from financing activities
Borrowings under notes payable		927	3,385
Repayments of notes payable		(1,225)	(77)
Payment of debt issuance costs		(15)
Borrowings under notes payable, related party		125
Proceeds from issuance of preferred stock		75
Net cash and cash equivalents provided by (used in) financing activities		(113)	3,308
Net increase (decrease) in cash and cash equivalents		(667)	86
Cash and cash equivalents, beginning of year		800	714
Cash and cash equivalents, end of year		$133	$800
Supplemental disclosure of non-cash investing transactions
Acquisition of oil and natural gas properties through notes payable	$		$616
Acquisition of oil and natural gas properties through settlement of notes receivable, related parties		$1,477	$1,591
Net assets and liabilities acquired from CoreTerra Operating, LLC in a business combination	$		$426
Payables related to oil and natural gas capitalized expenditures	$		$180
Capitalized asset retirement costs		$1	$332
Supplemental disclosure of cash flow information
Cash paid during the year for interest		$821	$779

See accompanying notes to consolidated financial statements.

TRANSCOASTAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS SHOWN IN THOUSANDS)

1.     Organization and nature of operations

TransCoastal Corporation (“TCC”), a Texas corporation, was formed on August 12, 1998 for the purpose of exploring, developing, producing and operating oil and natural gas properties primarily located in Texas. Effective January 1, 2011, TCC purchased its wholly owned subsidiary CoreTerra Operating, LLC (“CTO”), a Texas limited liability company, for the primary purpose of operating oil and natural gas properties on its behalf.

On March 18, 2013, and then amended in April of 2013, TCC executed an acquisition agreement with Claimsnet.com Inc. (“Claimsnet”) as described more fully in Note 15 to the consolidated financial statements. To facilitate the transaction with Claimsnet, TransCoastal Partners LLC (“TCP”), an entity under common control of TCC, contributed all of its assets and liabilities to TCC. As a result of this contribution, previously reported total equity increased approximately $700 and $745, as of December 31, 2012 and 2011, respectively, and previously reported net income (loss) increased (decreased) by approximately ($45) and $25, respectively, for each of the years in the two-year period ended December 31, 2012. Accordingly, the accompanying consolidated financial statements reflect the retroactive historical combined results of the common controlled entity. TCC, CTO, and TCP are collectively referred to as the “Company”.

2.     Summary of significant accounting policies

Basis of Presentation

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and are presented in accordance with Accounting Standard Codification (“ASC”) 805, Business Combinations, which requires that entities under common control be reflected at their historical cost. Accordingly, the accompanying consolidated financial statements reflect the retroactive historical combined results of TCC.

These consolidated financial statements were approved by management and available for issuance on September 30, 2013. Subsequent events have been evaluated through this date.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of TCC and its wholly owned subsidiary, CTO, as well as the accounts of TCP, a commonly controlled entity. All intercompany transactions and balances have been eliminated in consolidation.

Fair Value Measurements

The Company has adopted and follows ASC 820, Fair Value Measurements and Disclosures, for measurement and disclosures about fair value of its financial instruments.  ASC 820 establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, ASC 820 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels.  The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.  The three (3) levels of fair value hierarchy defined by ASC 820 are:

TRANSCOASTAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS SHOWN IN THOUSANDS)

2. Summary of significant accounting policies (continued)

Fair Value Measurements (continued)

Level 1 — Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

Level 2 — Inputs (other than quoted market prices included in Level 1) are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

Level 3 — Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model. Valuation of instruments includes unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities.

As defined by ASC 820, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale, which was further clarified as the price that would be received to sell an asset or paid to transfer a liability (“an exit price”) in an orderly transaction between market participants at the measurement date.  The carrying amounts of the Company’s financial assets and liabilities, such as cash and cash equivalents, oil and natural gas sales receivable, and accounts payable and accrued liabilities, approximate their fair values because of the short maturity of these instruments.

Cash and Cash Equivalents

The Company considers all highly-liquid debt instruments with original maturities of three months or less to be cash equivalents. As of December 31, 2012 and 2011, the Company held approximately $16 and $11, respectively, in cash equivalents.

The Company maintains its cash balances in financial institutions which are insured by the Federal Deposit Insurance Corporation (“FDIC”). The interest bearing cash accounts maintain FDIC coverage of up to $250 per institution. Non-interest bearing accounts are fully covered subject to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Act”). This provision of the Act is scheduled to expire after December 31, 2012. As of December 31, 2012 and 2011, the Company did not have any amounts in excess of its FDIC coverage.

Accounts Receivable, Net

Accounts receivable, net is comprised of billings for services as the operator on certain wells, that TCC has no working interest in, and accrued natural gas and crude oil sales. The Company performs ongoing credit evaluations of its customers’ and extends credit to virtually all of its customers. Credit losses to date have not been significant and have been within management’s expectations.  In the event of complete non-performance by the Company’s customers, the maximum exposure to the Company is the outstanding accounts receivable, net balance at the date of non-performance. The amounts billed to third parties for services as the operator have rights of offset against revenues generated from the sale of oil and gas commodities. For the years ended December 31, 2012 and 2011, the Company had no bad debt expense.

Derivative Activities

The Company utilized oil and natural gas derivative contracts to mitigate it’s exposure to commodity price risk associated with its future oil and natural gas production. These derivative contracts have historically consisted of options, in the form of price floors or collars. The Company’s derivative financial instruments are recorded on the consolidated balance sheets as either an asset or a liability measured at fair value. The Company does not apply hedge accounting to its oil and natural gas derivative contracts and accordingly the changes in the fair value of these instruments are recognized in the consolidated statements of operations in the period of change.

TRANSCOASTAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS SHOWN IN THOUSANDS)

2. Summary of significant accounting policies (continued)

Derivative Activities (continued)

The Company’s derivative instruments are issued to manage the price risk attributable to our expected natural gas and oil production. While there is risk that the financial benefit of rising natural gas and oil prices may not be captured, Company management believes the benefits of stable and predictable cash flow are more important. Among these benefits are more efficient utilization of existing personnel and planning for future staff additions, the flexibility to enter into long-term projects requiring substantial committed capital, smoother and more efficient execution of our ongoing development drilling and production enhancement programs, more consistent returns on invested capital and better access to bank and other capital markets. Every unsettled derivative instrument is recorded on the accompanying consolidated balance sheets as either an asset or a liability measured at its fair value. Changes in a derivative’s fair value are recognized in earnings unless specific hedge accounting criteria are met. Cash flows from natural gas and oil derivative contract settlements are reflected in operating activities in the accompanying consolidated statements of cash flows.

Realized and unrealized gains and losses on derivatives are accounted for using the mark-to-market accounting method. We recognize all unrealized and realized gains and losses related to these contracts in each period in derivative gains or (losses) in the accompanying consolidated statements of operations.

Oil and Gas Natural Gas Properties

The Company uses the full-cost method of accounting for its oil and natural gas producing activities as further defined under ASC 932, Extractive Activities - Oil and natural gas. Under these provisions, all costs incurred for both successful and unsuccessful exploration and development activities, including salaries, benefits and other internal costs directly identified with these activities, and oil and natural gas property acquisitions are capitalized. All costs related to production, general corporate overhead or similar activities are expensed as incurred. Proved properties are amortized using the units of production method (“UOP”). The UOP calculation, in its simplest terms, multiplies the percentage of estimated proved reserves produced at year end by the cost of those reserves.

The amortization base in the UOP calculation includes the sum of proved property, net of accumulated depreciation, depletion and amortization (“DD&A”), estimated future development costs (future costs to access and develop reserves) and asset retirement costs that are not already included in oil and natural gas property, less related salvage value.

The cost of unproved properties and properties under development are excluded from the amortization calculation until it is determined whether or not proved reserves can be assigned to such properties or until development projects are placed in service. Geological and geophysical costs not associated with specific properties are recorded to proved properties. Unproved properties and properties under development are reviewed for impairment at least quarterly. In countries where proved reserves exist, exploratory drilling costs associated with dry holes are transferred to proved properties immediately upon determination that a well is dry and amortized accordingly. As of December 31, 2012 and 2011, no unproved properties or properties under development were included in the oil and natural gas properties of the accompanying consolidated financial statements.

TRANSCOASTAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS SHOWN IN THOUSANDS)

2. Summary of significant accounting policies (continued)

Oil and Gas Natural Gas Properties (continued)

Proceeds from the sale or disposition of oil and natural gas properties are accounted for as a reduction to capitalized costs unless a significant portion (greater than 25 percent) of the Company’s reserve quantities in a particular country are sold, in which case a gain or loss is recognized in income. For the years ended December 31, 2012 and 2011, no gain or loss from the sale or disposition of oil and natural gas properties occurred.

Under the full-cost method of accounting, the net book value of oil and natural gas properties, less related deferred income taxes, may not exceed a calculated “ceiling.” The ceiling limitation is the estimated after-tax future net cash flows from proved oil and natural gas reserves, discounted at 10 percent per annum based on industry standards and adjusted for cash flow hedges. Estimated future net cash flows exclude future cash outflows associated with settling accrued asset retirement obligations. Any excess of the net book value of proved oil and gas properties, less related deferred income taxes, over the ceiling is charged to expense and reflected as additional DD&A in the accompanying consolidated statements of operations. For the years ended December 31, 2012 and 2011, no impairment charge occurred.

During the years ended December 31, 2012 and 2011, the Company determined $111 and $0, respectively, of interest costs were incurred during the development period of our wells.

Other Property and Equipment

Other property and equipment, which includes buildings, field equipment, vehicles, and office equipment, is stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Vehicles and office equipment are generally depreciated over a useful life of five or six years, field equipment is generally depreciated over a useful life of ten years and buildings are generally depreciated over a useful life of twenty years.

Impairment of Long-Lived Assets

The Company assesses the impairment of long-lived assets when circumstances indicate that the carrying value may not be recoverable. The Company determines if impairment has occurred through adverse changes. When it is determined that the estimated future net cash flows of an asset will not be sufficient to recover its carrying amount, an impairment loss must be recorded to reduce the carrying amount to its estimated fair value. For the years ended December 31, 2012 and 2011, no circumstances indicated an unrecoverable carrying value of the long-lived assets.

Goodwill

Goodwill was generated as part of the CTO acquisition during the year ended December 31, 2011 and represents the excess of the purchase price over the estimated fair value of the net assets acquired in the acquisition. Goodwill is not amortized; rather, it is tested for impairment annually and when events or changes in circumstances indicate that fair value of a reporting unit with goodwill has been reduced below carrying value. The impairment test requires allocating goodwill and other assets and liabilities to reporting units. As of December 31, 2012 and 2011, the Company had only one reporting unit. To assess impairment, the Company has the option to qualitatively assess if it is more likely than not that the fair value of the reporting unit is less than the book value. Absent a qualitative assessment, or, through the qualitative assessment, if the Company determines it is more likely than not that the fair value of the reporting unit is less than the book value, a quantitative assessment is prepared to calculate the fair market value of the reporting unit.

TRANSCOASTAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS SHOWN IN THOUSANDS)

2. Summary of significant accounting policies (continued)

Goodwill (continued)

If it is determined that the fair value of the reporting unit is less than the book value, the recorded goodwill is impaired to its implied fair value with a charge to operating expenses. For the years ended December 31, 2012 and 2011, no impairment charge occurred.

Asset Retirement Obligations

The Company follows the provisions of ASC 410-20, Asset Retirement Obligations. ASC 410-20 requires entities to record the fair value of obligations associated with the retirement of tangible long-lived assets in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depleted as part of the oil and natural gas property. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. The Company’s asset retirement obligations relate to the plugging, dismantlement, removal, site reclamation and similar activities of its oil and natural gas properties.

Asset retirement obligations are estimated at the present value of expected future net cash flows and are discounted using the Company’s credit adjusted risk free rate. The Company uses unobservable inputs in the estimation of asset retirement obligations that include, but are not limited to, costs of labor, costs of materials, profits on costs of labor and materials, the effect of inflation on estimated costs, and the discount rate. Accordingly, asset retirement obligations are considered a Level 3 measurement under ASC 820. Additionally, because of the subjectivity of assumptions and the relatively long lives of the Company’s wells, the costs to ultimately retire the Company’s wells may vary significantly from prior estimates.

Revenue Recognition and Natural Gas Imbalances

The Company utilizes the accrual method of accounting for natural gas and crude oil revenues, whereby revenues are recognized based on the Company’s net revenue interest in the wells.  The Company will also enter into physical contract sale agreements through its normal operations. These contracts are not considered derivative contracts by the Company in accordance with the normal purchases and normal sales provision of ASC 815-10-15.

Gas imbalances are accounted for using the sales method.  Under this method, revenues are recognized based on actual volumes of oil and gas sold to purchasers.  However, the Company has no history of significant gas imbalances.

Drilling Revenue

The Company follows the provisions of ASC 605-45, Revenue Recognition – Principal Agent Considerations, which requires the Company to record drilling revenues at net given such services are on behalf of third party oil and natural gas property operators. The Company does not own a participating interest in the wells for which drilling revenues, net are recorded. During the years ended December 31, 2012 and 2011, the Company recognized net drilling revenues of approximately $2,746 and $99, respectively, which is included in the accompanying consolidated statements of operations.

TRANSCOASTAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS SHOWN IN THOUSANDS)

2. Summary of significant accounting policies (continued)

Drilling Revenue (continued)

The following table presents the gross drilling revenues and drilling expenses of the Company for the years ended December 31, 2012 and 2011:

	2012	2011

Gross drilling revenues	$11,446	$2,048
Gross drilling expenses	(8,700)	(1,949)
Total drilling revenues, net	$2,746	$99

Lease Operating Expenses

Lease operating expenses represents severance and production taxes, field personnel salaries, saltwater disposal, ad valorem taxes, repairs and maintenance, and other operating expenses. Lease operating expenses are expensed as incurred.

Sales-Based Taxes

The Company incurs severance tax on the sale of its production which is generated in Texas. These taxes are reported on a gross basis and are included in lease operating expenses within the accompanying consolidated statements of operations. Sales-based taxes for the years ended December 31, 2012 and 2011 were approximately $177 and $168, respectively.

Income Taxes

The Company complies with GAAP which requires an asset and liability approach to financial reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax basis of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred income tax assets to the amount expected to be realized.

The Company is required to determine whether its tax positions are more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit recognized is measured as the largest amount of benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement with the relevant taxing authority. De-recognition of a tax benefit previously recognized results in the Company recording a tax liability that reduces ending retained earnings. Based on its analysis, the Company has determined that it has not incurred any liability for unrecognized tax benefits as of December 31, 2012 and 2011.

The Company’s conclusions may be subject to review and adjustment at a later date based on factors including, but not limited to, on-going analyses of and changes to tax laws, regulations and interpretations thereof. The Company recognizes interest and penalties related to unrecognized tax benefits in interest expense and other expenses, respectively. No interest expense or penalties have been recognized as of December 31, 2012 and 2011 and for the years then ended.

The Company files an income tax return in the U.S. federal jurisdiction, and may file income tax returns in various U.S. states and foreign jurisdictions. Generally, the Company is subject to income tax examinations by major taxing authorities since 2009.

TRANSCOASTAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS SHOWN IN THOUSANDS)

2. Summary of significant accounting policies (continued)

Income Taxes (continued)

The Company may be subject to potential examination by U.S. federal, U.S. states or foreign jurisdiction authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with U.S. federal, U.S. state and foreign tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net Income (Loss) Per Common Share

The Company complies with ASC Topic 260, Earnings Per Share, which requires dual presentation of basic and diluted net income per share for all periods presented. Basic net income (loss) per common share is computed by dividing the net income (loss) attributable to shareholders by the weighted average number of common shares outstanding during the period. Diluted net income per common share is calculated in the same manner, but also considers the impact to net income (loss) and common shares for the potential dilution from convertible preferred stock and warrants. For the year ended December 31, 2012, there were 75,000 potentially dilutive shares considered in the diluted weighted average common shares. For the year ended December 31, 2011, there were no potentially dilutive shares.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The Company’s estimates of oil and natural gas reserves are, by necessity, projections based on geologic and engineering data, and there are uncertainties inherent in the interpretation of such data as well as the projection of future rates of production and the timing of development expenditures. Reserve engineering is a subjective process of estimating underground accumulations of natural gas and oil that are difficult to measure. The accuracy of any reserve estimate is a function of the quality of available data, engineering and geological interpretation and judgment. Estimates of economically recoverable natural gas and oil reserves and future net cash flows necessarily depend upon a number of variable factors and assumptions, such as historical production from the area compared with production from other producing areas, the assumed effect of regulations by governmental agencies, and assumptions governing future natural gas and oil prices, future operating costs, severance taxes, development costs and workover costs, all of which may in fact vary considerably from actual results. The future drilling costs associated with reserves assigned to proved undeveloped locations may ultimately increase to the extent that these reserves are later determined to be uneconomic. For these reasons, estimates of the economically recoverable quantities of expected natural gas and oil attributable to any particular group of properties, classifications of such reserves based on risk of recovery, and estimates of the future net cash flows may vary substantially. Any significant variance in the assumptions could materially affect the estimated quantity of the reserves, which could affect the carrying value of the Company’s oil and natural gas properties and/or the rate of depletion related to the oil and natural gas properties.

Recent Accounting Pronouncements

The Company qualifies as an “emerging growth company” pursuant to the provisions of the JOBS Act. Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. However, the Company has chosen to “opt out” of this extended transition period, and as a result, the Company will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-“emerging growth companies”. The Company’s decision to opt out of the extended transition period is irrevocable.

TRANSCOASTAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS SHOWN IN THOUSANDS)

2.    Summary of significant accounting policies (continued)

Recent Accounting Pronouncements (continued)

In January 2013, the Financial Accounting Standards Board (“FASB”) issued ASC Update No. 2013-01 (“ASC No. 2013-01”). The objective of ASC No. 2013-01 is to clarify that the scope of Accounting Standards Update No. 2011-11, Disclosures about Offsetting Assets and Liabilities (“ASC No. 2011-11”), would apply to derivatives including bifurcated embedded derivatives, repurchase agreements and reverse repurchase agreements, and securities borrowing and securities lending transactions that are either offset or are subject to a master netting arrangement or similar agreement. ASC No. 2011-11, issued in December 2011, requires that entities disclose both gross and net information about instruments and transactions eligible for offset in the statement of financial position as well as instruments and transactions subject to an agreement similar to a master netting arrangement. In addition, the standard requires disclosure of collateral received and posted in connection with master netting agreements or similar arrangements. The Company adopted ASC No. 2013-01 effective January 1, 2013, and it did not have an effect on the Company’s consolidated financial statements.

3.     Fair value measurements

The following table presents information about the Company’s assets and liabilities measured at fair value as of December 31, 2012:

	Level 1		Level 2		Level 3		Balance as of December 31, 2012
Assets (at fair value):
Money market mutual fund		$16	$		$		$16
Derivative assets				28			28
Total assets (at fair value)		$16		$28	$		$44

Liabilities (at fair value):
Derivative liabilities	$			$6	$		$6
Asset retirement obligations						877	877
Total liabilities (at fair value)	$			$6		$877	$883

The following table presents information about the Company’s assets and liabilities measured at fair value as of December 31, 2011:

	Level 1		Level 2		Level 3		Balance as of December 31, 2011
Assets (at fair value):
Money market mutual fund		$11	$		$		$11
Derivative assets				255			255
Total assets (at fair value)		$11		$255	$		$266

Liabilities (at fair value):
Asset retirement obligations	$		$			$838	$838

TRANSCOASTAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS SHOWN IN THOUSANDS)

4.     Business acquisition

Effective January 1, 2011, TCC acquired 100% of the member interests of CTO for a cash consideration of approximately $590. Through this acquisition, TCC assumed various assets and liabilities as part of the purchase. The consideration exchanged for assets was derived using the asset approach to calculate the asset’s, and related liabilities, fair-value shortly before January 1, 2011 and was completed to provide a return to the investors of the TCC. Goodwill of approximately $485 was recognized as a result of this acquisition and is calculated as the excess of the consideration paid over the net assets recognized and represents the future economic benefits arising from other assets acquired that could not be individually identified and separately recognized. It specifically includes the expected synergies and other benefits the Company believes will result from the Company’s operational experience. None of the goodwill recognized is expected to be deductible for income tax purposes. The following table presents a summary of the fair value of assets and liabilities acquired at the January 1, 2011 in accordance with ASC 805-10, Business Combinations:

Fair value of assets acquired and liabilities assumed
Cash and cash equivalents	$163
Other current assets	4
Other non-current assets	100
Other property and equipment	41
Accounts payable and accrued liabilities	(203)
Goodwill	485

Total fair value of assets acquired and liabilities assumed, net	$590

Total consideration paid	$590

For the years ended December 31, 2012 and 2011, net income (loss) from CTO of $722 and $(321), respectively, is included in the net income (loss) of the accompanying consolidated statements of operations.

5.     Oil and natural gas properties

The following tables present a summary of the Company’s oil and natural gas properties at December 31, 2012 and 2011:

	2012	2011
Proved-developed producing properties	$4,960	$3,299
Proved-developed non producing properties	9,509	5,517
Proved-undeveloped properties	9,850	13,404
Less: Accumulated depletion	(1,574)	(1,193)
Total oil and natural gas properties, net of accumulated depletion	$22,745	$21,027

TRANSCOASTAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS SHOWN IN THOUSANDS)

5.    Oil and natural gas properties (continued)

On June 15, 2011, the Company entered into a purchase agreement with a privately owned company to purchase 100% of the working interests and various royalty interests ranging from 75.00%-89.06% of wells located in Gray County, Texas for a total consideration of approximately $616. The consideration exchanged for assets was derived using the asset approach to calculate the asset’s, and related liabilities, fair-value shortly before June 15, 2011 and was completed to provide a return to the investors of the Company. The following table presents a summary of the fair value of assets and liabilities acquired in accordance with ASC 805-10, Business Combinations:

Fair value of assets acquired and liabilities assumed
Proved oil and natural gas properties	$889
Asset retirement obligations	(273)
Total fair values of assets acquired and liabilities assumed, net	$616
Total consideration paid	$616

On October 29, 2012, the Company obtained 100% of the working interests and 75% of the revenue interests of wells located in Gray County, Texas as settlement for notes receivable, related parties issued on March 31, 2012 and June 30, 2012 for approximately $1,477. The following table presents a summary of the assets and liabilities obtained:

Value of assets and liabilities obtained
Proved oil and natural gas properties	$1,488
Asset retirement obligations	(11)
Total assets and liabilities obtained	$1,477

6.     Other property and equipment

The following table presents a summary of the Company’s other property and equipment at December 31, 2012 and 2011:

	2012	2011
Field equipment	$322	$322
Vehicles	422	394
Office equipment	245	245
Buildings	130	130
Land	14	14
Less: Accumulated depreciation	(566)	(406)
Total other property and equipment, net of accumulated depreciation	$567	$699

7.     Asset retirement obligations

The Company has recognized the fair value of its asset retirement obligations related to the future costs of plugging, abandonment, and remediation of oil and natural gas producing properties. The present value of the estimated asset retirement obligations has been capitalized as part of the carrying amount of the related oil and natural gas properties. The liability has been accreted to its present value as of the end of each period.  At December 31, 2012 and 2011, the Company evaluated 213 and 210 wells, and has determined a range of abandonment dates between December 2012 and December 2051. The following table represents a reconciliation of the asset retirement obligations for the years ended December 31, 2012 and 2011:

	2012	2011
Asset retirement obligations, start of year	$838	$481
Additions to asset retirement obligation	1	332
Accretion of discount	38	25

Asset retirement obligations, end of year	$877	$838

TRANSCOASTAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS SHOWN IN THOUSANDS)

8.     Notes payable

On May 19, 2011, as amended from time to time through May 31, 2013, the Company entered into a loan agreement (the “Agreement”) with Green Bank with an initial borrowing base of $15,000 and amended to $17,500 on May 31, 2013. The Agreement bears interest at the prime rate minus 0.5%, but not less than 4.5%. Interest payments are due monthly with all principal and any unpaid interest being due on July 1, 2014. The interest rate was 4.99% at December 31, 2012 and 2011. Additionally, in accordance with the Agreement, for the period from March 1, 2012 through September 30, 2012, monthly borrowing base reductions of $125 occurred automatically on the first day of each month. Effective October 1, 2012, the monthly borrowing base reduction increased to $150 through January 15, 2013. The monthly borrowing base reductions were amended to $0 on February 11, 2013.

The Agreement is collateralized by essentially all of the oil and natural gas related assets of the Company, contains personal guarantees from the principal officers, and requires compliance with certain financials covenants including, among others: (1) a requirement to maintain a current ratio of not less than 1.0 to 1.0; (2) a maximum permitted ratio of total liabilities to tangible net worth of not more than 2.0 to 1.0; and (3) a requirement to maintain a ratio of EBITDAX to interest expense of not less than (a) 3.00 to 1.00 for all fiscal quarters prior to December 31, 2011, (b) 3.25 to 1.00 for the fiscal quarter ending March 31, 2012, and (c) 3.50 to 1.00 for all fiscal quarters ending on or after June 30, 2012. The Company was in compliance with all financial covenants as of December 31, 2012. The Company was not in compliance with all financial covenants as of December 31, 2011.

As of December 31, 2012 and 2011, the Company had an outstanding principal balance due to Green Bank of approximately $15,400 and $15,565, respectively, and approximately $0 and $133, respectively, of accrued interest, which is included in the accounts payable and accrued liabilities of the accompanying consolidated balance sheets. As of December 31, 2012 and 2011, the current maturities of the outstanding principal balance were $150 and $15,565, respectively.

9.     Deferred income taxes

For the years ended December 31, 2012 and 2011, the Company estimated no current or deferred tax provisions. A reconciliation of income tax expense (benefit) computed by applying the U.S. federal statutory income tax rate and the reported effective tax rate on income for the years ended December 31, 2012 and 2011 are as follows:

	2012		2011
Income tax provision calculated using the federal statutory income tax rate		$333		$(928)
State income taxes, net of federal income taxes
Permanent differences and other
Change in valuation allowance		(333)		928
Total income tax expense	$		$

Deferred tax assets are determined based on the difference between financial statement and tax bases using enacted tax rates in effect for the year in which the differences are expected to reverse. The components of the deferred taxes as of December 31, 2012 and 2011 are as follows:

	2012	2011
Deferred tax assets
Federal net operating loss carryforward	$1,649	$1,456
Accrued interest		45
Asset retirement obligations	298	280
Shares to be issued		459
Total deferred tax assets	$1,947	$2,240

TRANSCOASTAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS SHOWN IN THOUSANDS)

9.     Deferred income taxes (continued)

Deferred tax liabilities

	2012	2011
Depletion and Depreciation	217	177
Net deferred tax asset, before valuation allowance	1,730	2,063
Valuation allowance	(1,730)	(2,063)
Net deferred tax asset	$-	$-

As of December 31, 2012 and 2011, the Company had net operating loss (“NOL”) carryforwards of approximately $3,270 and $4,424, respectively, which can be utilized in future years. These NOLs, if not used, will expire between 2024 and 2031. A valuation allowance has been established for the full amount of the tax asset since it is more likely than not that the deferred tax asset will not be realized.

10.    Stockholders’ equity

At December 31, 2012 and 2011, the authorized capital stock of the Company consisted of 50,000,000 shares of voting common stock with a par value of $0.0001 per share and 5,000,000 and 0, respectively, shares of preferred stock with a par value of $.001 per share. As of December 31, 2012 and 2011, there were 22,634,091 and 22,069,403, respectively, common shares issued and outstanding and 37,500 and 0, respectively, preferred shares issued and outstanding. As of December 31, 2011 there were 600,000 common shares to be issued.

During the year ended December 31, 2011, the Company incurred stock based compensation expenses of approximately $1,515. As of December 31, 2011, stock certificates for $1,350 of the stock based compensation had not yet been issued. These amounts are reflected as common stock to be issued in the accompanying consolidated balance sheets.

During the year ended December 31, 2012, the shareholders’ due the $1,350 of stock based compensation forfeited their right to the shares, which is included in forfeiture of common stock to be issued in the accompanying consolidated statements of changes in stockholders’ equity.

During the year ended December 31, 2012, the Company issued 564,888 common shares to certain employees and vendors for services to the Company. The Company valued those services at approximately $215.

During the year ended December 31, 2012, the Company issued 37,500 shares of series A convertible preferred stock at 8%, payable annually, for $75,000. The preferred stock may be converted any time after the first year at the request of the shareholder or the Company into two (2) shares of common stock of TCC and one (1) warrant that will allow the holder, for a period of three years from the date of issue, to acquire one additional share of TCC common stock for each warrant at a purchase price of $3.50 per share.

11.    Derivative contracts, at fair value

In the normal course of business, the Company utilizes derivative contracts in connection with its oil and natural gas operations. Derivative contracts are subject to additional risks that can result in additional losses. The Company’s derivative activities and exposure to derivative contracts are classified by the following primary underlying risks: commodity price. In addition to its primary underlying risks, the Company is also subject to additional counterparty risk due to inability of its counterparties to meet the terms of their contracts.

TRANSCOASTAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS SHOWN IN THOUSANDS)

11.    Derivative contracts, at fair value (continued)

Options

The Company is subject to commodity price risk in the normal course of pursuing its investment objectives. The Company may enter into options to speculate on the price movements of the commodity underlying the option or for use as an economic hedge against oil and natural gas production.

Option contracts purchased give the Company the right, but not the obligation, to buy or sell within a limited time, a commodity at a contracted price that may also be settled in cash, based on differentials between specified indices or prices. For some OTC options, the Company may be exposed to counterparty risk from the potential that a seller of an option contract does not sell or purchase the underlying asset as agreed under the terms of the option contract. The maximum risk of loss from counterparty risk to the Company is the fair value of the contracts and the premiums paid to purchase its open option contracts. In these instances, the Company considers the credit risk of the intermediary counterparty to its option transactions in evaluating potential credit risk.

Swap Contracts

Generally, a swap contract is an agreement that obligates two parties to exchange a series of cash flows at specified intervals based upon or calculated by reference to changes in specified prices or rates for a specified notional amount of the underlying assets. The payment flows are usually netted against each other, with the difference being paid by one party to the other. During the term of the swap contracts, changes in value are recognized as unrealized gains or losses by marking the contracts at fair value. Additionally, the Company records a realized gain (loss) when a swap contract is terminated and when periodic payments are received or made at the end of each measurement period. The fair value of open swaps reported in the balance sheet may differ from that which would be realized in the event the Company terminated its position in the contracts. Risks may arise as a result of the failure of the counterparty to the swap contract to comply with the terms of the swap contract.

The loss incurred by the failure of a counterparty is generally limited to the aggregate fair value of swap contracts in an unrealized gain position as well as any collateral posted with the counterparty. The risk is mitigated by having a master netting arrangement between the Company and the counterparty and by the posting of collateral by the counterparty to the Company to cover the Company’s exposure to the counterparty. Therefore, the Company considers the creditworthiness of each counterparty to a swap contract in evaluating potential credit risk.

Underlying Exposure

At December 31, 2012, the volume of the Company’s derivative activities based on their notional amounts and number of contracts, categorized by primary underlying risk, are as follows:

	Long Exposure			Short Exposure
Primary underlying risk	Notional Amounts(a)		Number of Contracts(b)	Notional Amounts(a)	Number of Contracts(b)
Commodity price
Swap	$			$2,751	2
Options		354	1	266	1
		$354	1	$3,017	3

(a)	Notional amounts presented for contracts are based on the fair value of the underlying commodity as if the contracts were exercised at December 31, 2012.

(b)	Number of contracts is presented in whole numbers.

TRANSCOASTAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS SHOWN IN THOUSANDS)

11. Derivative contracts, at fair value (continued)

At December 31, 2011, the volume of the Company’s derivative activities based on their notional amounts and number of contracts, categorized by primary underlying risk, are as follows:

	Long Exposure		Short Exposure
Primary underlying risk	Notional Amounts(a)	Number of Contracts(b)	Notional Amounts(a)	Number of Contracts(b)
Commodity price
Options	$		$4,320	3

(a)	Notional amounts presented for contracts are based on the fair value of the underlying commodity as if the contracts were exercised at December 31, 2011.

(b)	Number of contracts is presented in whole numbers.

Impact of Derivatives on the Consolidated Balance Sheets and Consolidated Statements of Operations

The following table identifies the fair value amounts of derivative instruments included in the accompanying consolidated balance sheets as derivative assets and derivative liabilities, categorized by primary underlying risk, at December 31, 2012. Balances are presented on a gross basis, prior to the application of the impact of counterparty and collateral netting.

	Derivative Assets	Derivative Liabilities	Amount of gain (loss)
Primary underlying risk
Commodity price
Swaps	$32	$0	$42
Options	16	(26)	(260)
Gross total	48	(26)	(218)

Less: Master netting arrangements	26	(26)

Total	$22	$0	$(218)

Impact of Derivatives on the Consolidated Balance Sheets and Consolidated Statements of Operations (continued)

The following table identifies the fair value amounts of derivative instruments included in the accompanying consolidated balance sheets as derivative assets, categorized by primary underlying risk, at December 31, 2011. Balances are presented on a gross basis, prior to the application of the impact of counterparty and collateral netting.

	Derivative Assets	Derivative Liabilities	Amount of loss
Primary underlying risk
Commodity price
Options	$255	$	$(129)

TRANSCOASTAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS SHOWN IN THOUSANDS)

11.    Derivative contracts, at fair value (continued)

The following table identifies the net gain and (loss) amounts included in the accompanying consolidated statements of operations as derivative losses for the year ended December 31, 2012.

	Realized gain (loss)	Unrealized gain (loss)	Total
Primary underlying risk
Commodity price
Swaps	$21	$21	$42
Options	(342)	82	(260)
Total	$(321)	$103	$(218)

The following table identifies the net loss amounts included in the accompanying consolidated statements of operations as derivative losses for the year ended December 31, 2011.

	Realized loss	Unrealized loss	Total
Primary underlying risk
Commodity price
Options	$48	$81	$129

12.    Related party transactions

During the years ended December 31, 2012 and 2011, the Company paid consulting fees of approximately $0 and $498 directly to companies owned by members of Company management or directly to members of Company management. These consulting fees are included in the professional fees on the accompanying consolidated statements of operations.

During the year ended December 31, 2012, the Company issued notes receivable, related party of approximately $1,477 to companies owned by members of the Company management or directly to members of Company management. On October 29, 2012, these notes receivable, related party, were settled through the assignment of certain working and revenue interests of wells located in Gray County, Texas to the Company. This acquisition of oil and natural gas properties is further described in Note 5.

During the year ended December 31, 2012, the Company was issued a note payable, related party of approximately $125 from a member of the Company management.

13.    Commitment and contingencies

Oil and Natural Gas Regulations

The Company is subject to various possible contingencies that arise primarily from interpretation of federal and state laws and regulations affecting the oil and natural gas industry. Such contingencies include differing interpretations as to the prices at which oil and natural gas sales may be made, the prices at which royalty owners may be paid for production from their leases, environmental issues and other matters. Although management believes that it has complied with the various laws and regulations, administrative rulings and interpretations thereof, adjustments could be required as new interpretations and regulations are issued. In addition, environmental matters are subject to regulation by various federal and state agencies.

Legal Proceedings

The Company is subject to various legal proceedings and claims that arise in the ordinary course of business. In the opinion of management the amount of any ultimate liability with respect to these actions will not materially affect the Company’s consolidated balance sheets or consolidated results of operations.

TRANSCOASTAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS SHOWN IN THOUSANDS)

13.    Commitment and contingencies (continued)

Lease Commitments

The Company leases its primary office space under an operating lease which expires in 2014. Lease expense was approximately $189 and $187, respectively, for the years ended December 31, 2012 and 2011. Aggregate future minimum annual rental payments in the years subsequent to December 31, 2012 are as follows:

Year ending December 31,
2013	$193
2014	181
Total future minimum rental payments	$374

14.    Risk concentrations

For the years ended December 31, 2012 and 2011, revenues from the Company’s 33 and 32, respectively, producing leases ranged from approximately 0.1% to 17.7% and 0.1% to 15.8%, respectively, of total oil, natural gas, and related product sales. These 33 and 32, respectively, leases are all located in the Texas counties of Pampa, Stevens and Montague.

For the years ended December 31, 2012 and 2011, the oil and natural gas produced by the Company is sold and marketed to 9 and 8, respectively, purchasers. Oil sales to two purchasers accounted for 92.8% and 94.1%, respectively, of the oil sales. Individually, the two purchasers accounted for approximately 71.1% and 21.7% and 62.4% and 31.7%, respectively. Natural gas sales to three purchasers account for 91.6% and 95.1%, respectively, of the natural gas sales. Individually, the three purchasers accounted for approximately 55.4%, 20.8% and 15.4% and 45.7%, 28.1%, and 21.2%, respectively. Accordingly, the Company’s entire oil and natural gas sales receivable balance at December 31, 2012 and 2011 was comprised of amounts due from its 9 and 8, respectively, purchasers. Oil and natural gas sales receivable are included in the accounts receivable, net on the accompanying consolidated balance sheets.

15.    Subsequent events

On March 18, 2013, and then amended in April of 2013, the Company executed an acquisition agreement with Claimsnet, a Delaware corporation. In the acquisition agreement, Claimsnet agreed to purchase all of the Company’s issued and outstanding shares of common stock. The purchase price is in the form of Series F Convertible Preferred stock in the form of certificates evidencing newly issued shares of Claimsnet. This resulted in the owners of TCC (the “accounting acquirer”) having actual or effective operating control of Claimsnet after the transaction, with the stockholders of Claimsnet (the “legal acquirer”) continuing only as passive investors. Claimsnet is pursuing a change of name to TransCoastal Corporation (“New TCC”) and the Company, which would now be a subsidiary of New TCC, would change its name to TransCoastal Corporation of Texas (“TCCT”). The following selected unaudited pro forma consolidated financial information of New TCC and TCCT is prepared to illustrate the effect of the acquisition of TCC’s common stock, whereby TCCT is subject to predecessor accounting. The unaudited pro forma consolidated balance sheets give effect to the transaction as if it occurred on December 31, 2012 and 2011. The unaudited pro forma consolidated statements of operations give effect to the transaction as if it occurred at the beginning of the years ended December 31, 2012 and 2011.

TRANSCOASTAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS SHOWN IN THOUSANDS)

15. Subsequent events (continued)

TRANSCOASTAL CORPORATION AND SUBSIDIARY
PRO FORMA CONSOLIDATED BALANCE SHEET
(AMOUNTS SHOWN IN THOUSANDS, EXCEPT SHARE AND PER SHARE INFORMATION)
(UNAUDITED)
December 31, 2012
	NEW TCC	TCCT	PRO-FORMA ADJUST		TOTAL
ASSETS

Current assets
Cash and cash equivalents	$41	$133	$(41)	(A)	$133
Accounts receivable, net	314	584	(314)	(A)	584
Current derivative assets		28			28
Other current assets	31	20	(31)	(A)	20
Total current assets	386	765	(386)		765

Oil and natural gas properties and other property and equipment
Oil and natural gas properties, full cost method, net of accumulated depletion		22,745			22,745
Other property and equipment, net of accumulated depreciation		567			567
Total oil and natural gas properties and other equipment, net		23,312			23,312

Other assets
Goodwill		485			485
Other non-current assets		105			105
Total other assets		590			590
Total assets	$386	$24,667	$(386)		$24,667

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued liabilities	$611	$536	$(611)	(A)	$536
Notes payable, related party		125			125
Current asset retirement obligations		12			12
Current maturities of notes payable	1,345	150	(1,345)	(A)	150
Total current liabilities	1,956	823	(1,956)		823

Long-term liabilities
Notes payable		15,250			15,250
Deferred revenues	3		(3)	(A)
Asset retirement obligations		865			865
Derivative liabilities		6			6
Total long-term liabilities	3	16,121	(3)		16,121

Commitments and contingencies

Stockholders’ equity (deficit)
Preferred stock, $.001 par value; 5,000,000 shares authorized; 37,500 shares issued and outstanding
Common stock, $.001 par value; 50,000,000 shares authorized; 22,634,091 shares issued and outstanding	36	2	(36)	(A)	2
Additional paid-in-capital	44,895	46,001	(44,895)	(A)	46,001
Accumulated deficit	(46,504)	(38,280)	46,504	(A)	(38,280)
Total stockholders’ equity (deficit)	(1,573)	7,723	1,573		7,723

Total liabilities and stockholders’ equity (deficit)	$386	$24,667	$(386)		$24,667

TRANSCOASTAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS SHOWN IN THOUSANDS)

15. Subsequent events (continued)

TRANSCOASTAL CORPORATION AND SUBSIDIARY
PRO FORMA CONSOLIDATED BALANCE SHEET
(AMOUNTS SHOWN IN THOUSANDS, EXCEPT SHARE AND PER SHARE INFORMATION)
(UNAUDITED)
December 31, 2011
	NEW TCC	TCCT	PRO-FORMA ADJUST		TOTAL
ASSETS

Current assets
Cash and cash equivalents	$40	$800	$(40)	(A)	$800
Accounts receivable, net	318	273	(318)	(A)	273
Current derivative assets		85			85
Other current assets	32	13	(32)	(A)	13
Total current assets	390	1,171	(390)		1,171

Oil and natural gas properties and other property and equipment
Oil and natural gas properties, full cost method, net of accumulated depletion		21,027			21,027
Other property and equipment, net of accumulated depreciation	1	699	(1)	(A)	699
Total oil and natural gas properties and other equipment, net	1	21,726	(1)		21,726

Other assets
Goodwill		485			485
Derivative assets		170			170
Other non-current assets		100			100
Total other assets		755			755
Total assets	$391	$23,652	$(391)		$23,652

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued liabilities	$516	$970	$(516)	(A)	$970
Current asset retirement obligations		13			13
Current maturities of notes payable	1,195	15,565	(1,195)	(A)	15,565
Total current liabilities	1,711	16,548	(1,711)		16,548

Long-term liabilities
Notes payable	50		(50)	(A)
Common stock to be issued		1,350			1,350
Deferred revenues	4		(4)	(A)
Asset retirement obligations		825			825
Total long-term liabilities	54	2,175	(54)		2,175

Commitments and contingencies

Shareholders’ equity (deficit)
Common stock, $.001 par value; 50,000,000 shares authorized; 22,069,403 shares issued and outstanding	35	2	(35)	(A)	2
Additional paid-in-capital	44,896	44,361	(44,896)	(A)	44,361
Accumulated deficit	(46,305)	(39,434)	46,305	(A)	(39,434)
Total shareholders’ equity (deficit)	(1,374)	4,929	1,374		4,929

Total liabilities and shareholders’ equity	$391	$23,652	$(391)		$23,652

TRANSCOASTAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS SHOWN IN THOUSANDS)

15. Subsequent events (continued)

TRANSCOASTAL CORPORATION AND SUBSIDIARY
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
(AMOUNTS SHOWN IN THOUSANDS, EXCEPT SHARE AND PER SHARE INFORMATION)
(UNAUDITED)
Year ended December 31, 2012
	NEW TCC		TCCT	PRO-FORMA ADJUST			TOTAL
Revenues
Oil, natural gas, and related product sales	$		$3,682	$			$3,682
Derivative losses			(218)				(218)
Drilling revenue, net			2,746				2,746
Other revenue			298				298
Revenues – non oil and gas		2,511			(2,511)	(A)
Total revenues		2,511	6,508		(2,511)		6,508

Cost of revenues
Lease operating			1,291				1,291
Depreciation, depletion and amortization			542				542
Accretion of discount on asset retirement obligations			38				38
Cost of non oil and gas revenues		1,928			(1,928)	(A)
Total cost of revenues		1,928	1,871		(1,928)		1,871

Gross Profit		583	4,637		(583)		4,637

Operating expenses
Professional fees			506				506
Payroll			1,195				1,195
Stock based compensation			213				213
Research and development		14	0		(14)	(A)
General and administrative		745	814		(745)	(A)	814
Total operating expenses		759	2,728		(759)		2,728

Operating income (loss)		(176)	1,909		176		1,909

Other income (expense)
Interest income			2				2
Interest expense		(23)	(713)		23	(A)	(713)
Other expense			(44)				(44)
Total other income (expense)		(23)	(755)		23		(740)
Net income (loss)		$(199)	$1,154		$199		$1,154

Basic earnings per share:
Net income (loss) per basic common share							$0.05
Weighted average basic common shares outstanding							22,091,003

Diluted earnings per share:
Net income (loss) per diluted common share							$0.05
Weighted average diluted common shares outstanding							22,166,003

TRANSCOASTAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS SHOWN IN THOUSANDS)

15. Subsequent events (continued)

TRANSCOASTAL CORPORATION AND SUBSIDIARY
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
(AMOUNTS SHOWN IN THOUSANDS, EXCEPT SHARE AND PER SHARE INFORMATION)
(UNAUDITED)
Year ended December 31, 2011
	NEW TCC		TCCT	PRO-FORMA ADJUST			TOTAL
Revenues
Oil, natural gas, and related product sales	$		$3,117	$			$3,117
Derivative losses			(129)				(129)
Drilling revenue, net			99				99
Other revenue			18				10
Revenues – non oil and gas		2,346			(2,346)	(A)
Total revenues		2,346	3,105		(2,346)		3,105

Cost of revenues
Lease operating			1,435				1,435
Depreciation, depletion and amortization			425				425
Accretion of discount on asset retirement obligations			25				25
Cost of non oil and gas revenues		1,748			(1,748)	(A)
Total cost of revenues		1,748	1,885		(1,748)		1,885

Gross Profit		598	1,220		(598)		1,220

Operating expenses
Professional fees			693				693
Payroll			413				413
Stock based compensation			1,515				1,515
Research and development		13			(13)	(A)
General and administrative		689	472		(689)	(A)	472
Total operating expenses		702	3,093		(702)		3,093

Operating loss		(104)	(1,873)		104		(1,873)

Other expenses
Interest		21	756		(21)	(A)	756
Other			102				35
Total other expenses		21	858		(21)		858
Net loss		$(125)	$(2,731)		$125		$(2,731)

Basic earnings per share:
Net loss per basic common share							$(0.12)
Weighted average basic common shares outstanding							22,009,552

Diluted earnings per share:
Net loss per diluted common share							$(0.12)
Weighted average diluted common shares outstanding							22,009,552

TRANSCOASTAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS SHOWN IN THOUSANDS)

15. Subsequent events (continued)

TRANSCOASTAL CORPORATION AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS

(AMOUNTS SHOWN IN THOUSANDS, EXCEPT SHARE AND PER SHARE INFORMATION)

Basis of Presentation

The unaudited pro forma consolidated financial information of TransCoastal Corporation (“New TCC”) and TransCoastal Corporation of Texas (“TCCT”) is prepared to illustrate the effect of New TCC’s acquisition of TCCT, whereby New TCC is subject to predecessor accounting.

The unaudited pro forma balance sheets give effect to the transaction as if it occurred on December 31, 2012 and 2011. The undaudited pro forma consolidated balance sheets as of December 31, 2012 and 2011 were based on the audited balance sheets of New TCC as of December 31, 2012 and 2011 and the audited consolidated balance sheets of TCCT as of December 31, 2012 and 2011 combined with pro forma adjustments to give effect to the transaction as if it occurred on December 31, 2012 and 2011. The unaudited pro forma consolidated statements of operations give effect to the transaction as if it occurred at the beginning of the years ended December 31, 2012 and 2011.

These unaudited consolidated pro forma financial statements are provided for illustrative purposes and do not purport to represent what Claimsnet’s financial position would have been if such transactions had occurred on the above mentioned date. These statements were prepared based on accounting principles generally accepted in the United States. The use of estimates is required and actual results could differ from the estimates used. Claimsnet believes the assumptions used provide a reasonable basis for presenting the significant effects directly attributable to the acquisition.

The following adjustments are incorporated into the unaudited consolidated pro forma balance sheets as of December 31, 2012 and 2011 and the unaudited consolidated pro forma statements of operations for the years ended December 31, 2012 and 2011.

(A) To remove all non oil and natural gas related assets and liabilities, and related income and expenses, agreed to be sold as defined in the acquisition agreement.

SUPPLEMENTAL INFORMATION

(UNAUDITED)

Presented in accordance with

FASB ASC Topic 932, Extractive Activities - Oil and Gas

TRANSCOASTAL CORPORATION AND SUBSIDIARY

SUPPLEMENTAL  OIL AND GAS DISCLOSURES (UNAUDITED)

(AMOUNTS SHOWN IN THOUSANDS)

The following tables set forth supplementary disclosures for oil and natural gas producing activities in accordance with ASC 932 for the Company:

Capitalized Costs

The following table presents a summary of the Company’s oil and natural gas properties at December 31, 2012 and 2011:

	2012	2011
Oil and natural gas properties
Proved-developed producing properties	$4,960	$3,299
Proved-developed non producing properties	9,509	5,517
Proved-undeveloped properties	9,850	13,404
Less: Accumulated depletion	(1,574)	(1,193)
Total oil and natural gas properties, net of accumulated depletion	$22,745	$21,027

Costs Incurred

The following table summarizes costs incurred (capitalized and charged to expense) for oil and natural gas acquisition, exploration, development, and asset retirement costs for the years ended December 31, 2012 and 2011:

	2012	2011

Acquisitions of proved properties (1)	$1,477	$2,207
Exploration (2)
Development (3)	1,011	1,755
Asset retirement cost (4)	1	332

Total costs incurred (5)	$2,489	$4,294

(1) Property acquisition costs such as those incurred to purchase, lease or otherwise acquire property, including both undeveloped leasehold and the purchase of reserves in place.

(2) Exploration costs include costs of identifying areas that may warrant examination and examining specific areas that are considered to have prospects containing oil reserves, including costs of drilling exploratory wells, geological and geophysical costs, and carrying costs on undeveloped properties.

(3) Development costs are incurred to obtain access to proved reserves, including the cost of drilling development wells, and to provide facilities for extracting, treating, gathering and storing oil. This also includes prepaid drilling costs.

(4) Asset retirement costs include costs to establish new asset retirement obligations.

(5) Total costs incurred included oil properties, net of accumulated depletion and prepaid drilling costs of the accompanying balance sheet.

TRANSCOASTAL CORPORATION AND SUBSIDIARY

SUPPLEMENTAL  OIL AND GAS DISCLOSURES (UNAUDITED)

(AMOUNTS SHOWN IN THOUSANDS)

Oil Operating Results

Results of operations from oil and natural gas producing activities for the years ended December 31, 2012 and 2011, excluding the overhead and interest costs, were as follows:

	2012	2011
Crude oil and natural gas sales	$3,682	$3,117
Lease operating costs	(1,114)	(1,267)
Production taxes	(177)	(168)
Exploration costs
Depletion	(380)	(280)
Results of operations from oil and natural gas producing activities	$2,011	1,402

Proved Reserves Methodology

The Company’s estimated proved reserves, as of December 31, 2012 and 2011, are made in accordance with the SEC’s final rule, Modernization of Oil and Gas Reporting, which amended Rule 4-10 of Regulation S-X (the “Final Rule”). As defined by the Final Rule, proved reserves are those quantities of oil and natural gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible in future years from known reservoirs under existing economic conditions, operating methods, and government regulations. Projects to extract the hydrocarbons must have commenced or an operator must be reasonably certain that it will commence the projects within a reasonable time. In addition, there must exist, or there must be a reasonable expectation that there will exist, the legal right to produce or a revenue interest in the production, installed means of delivering oil and gas or related substances to market, and all permits and financing required to implement the projects. Further requirements for assignment of estimated proved reserves include the following:

The area of a reservoir considered proved includes (A) that portion delineated by drilling and defined by natural gas, oil, and/or water contacts, if any; and (B) adjacent undrilled portions of the reservoir that can, with reasonable certainty, be judged to be continuous with it and to contain economically producible oil or gas on the basis of available geoscience and engineering data. In the absence of data on fluid contacts, proved quantities in a reservoir are limited by the lowest known hydrocarbons and highest known oil seen in well penetrations unless geoscience, engineering, or performance data and reliable technology establishes a lower or higher contact with reasonable certainty. Reliable technologies are any grouping of one or more technologies (including computational methods) that have been field-tested and have been demonstrated to provide reasonably certain results with consistency and repeatability in the formation being evaluated or in an analogous formation.

Reserves which can be produced economically through applications of improved recovery techniques (including, but not limited to fluid injections) are included in the proved classification when successful testing by a pilot project in an area of the reservoir with properties no more favorable than in the reservoir as a whole, the operation of an installed program in the reservoir or an analogous reservoir, and other evidence using reliable technology establishes the reasonable certainty of the engineering analysis on which the project or program was based.

Existing economic conditions include prices and costs at which economic producibility from a reservoir is to be determined. The prices used are the average crude oil and natural gas prices during the twelve month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions.

TRANSCOASTAL CORPORATION AND SUBSIDIARY

SUPPLEMENTAL  OIL AND GAS DISCLOSURES (UNAUDITED)

(AMOUNTS SHOWN IN THOUSANDS)

Proved Reserves Methodology (continued)

Reserves engineering is a subjective process of estimating underground accumulations of crude oil, condensate, natural gas, and natural gas liquids that cannot be measured in an exact manner. The accuracy of any reserves estimate is a function of the quality of available date and of engineering and geological interpretation and judgment. The reserves actually recovered, the timing of production of those reserves, as well as operating costs and the amount and timing of development expenditures may be substantially different from original estimates.

Revisions result primarily from new information obtained from development drilling, production history, field tests, and data analysis and from changes in economic factors including expectation and assumptions as to availability of financing for development projects. PeTech Enterprises, Inc. (“PEI”) prepared an estimate of certain hydrocarbon reserves owned by TransCoastal Corporation (“TCC”) in the State of Texas as of December 31, 2012. These estimates included only proved reserves and were prepared in accordance with the United States Securities and Exchange Commission (“SEC”) guidelines rule 4-10 Regulation S-X for evaluating and reporting oil and gas reserves. Their report provides that in determining the estimated reserves PEI used the following methodology; "Estimates of reserves were prepared by the use of appropriate geologic, petroleum engineering, and evaluation principals and techniques that are in accordance with practices generally recognized by the petroleum industry as presented in the publication of the Society of Petroleum Engineers entitled “Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information (Revision as of February 19, 2007).” The method or combination of methods used in the analysis of each reservoir was tempered by experience with similar reservoirs, stage of development, quality and completeness of basic data, and production history.Estimates of ultimate recovery were obtained after applying recovery factors to TransCoastal’s reserves. These recovery factors were based on consideration of the type of energy inherent in the reservoirs, analyses of the petroleum, the reservoir thickness and structural positions of the properties, and the production histories. An analysis of reservoir performance, including production rate, reservoir pressure, and gas-oil ratio behavior, was used in the estimation of reserves. For depletion-type reservoirs or those whose performance disclosed a reliable decline in producing-rate trends or other diagnostic characteristics, reserves were estimated by the application of appropriate decline curves or other performance relationships. In the analyses of production-decline curves, reserves were estimated only to the limits of economic production or to the limit of the production licenses as appropriate. Gas quantities estimated herein are expressed as sales gas. Sales gas is defined as that portion of the total gas to be delivered into a gas pipeline for sale after separation, processing, fuel use, and flare. Gas reserves are expressed at a temperature base of 60 degrees Fahrenheit (°F) and at the legal pressure base of the state in which the interest is located. Condensate reserves estimated herein are those to be recovered by conventional lease separation."

With regard to operating expenses and capital costs   No recurring lease operating expenses were provided by the company and accepted when seemed reasonable for the type of operation and area. Lease operating expenses were held constant throughout the life of the reserve. Hedge values were not considered

Values of proved reserves in the PEI report are expressed in terms of estimated future gross revenue, future net revenue, and present worth. Future gross revenue is the revenue which will accrue to the appraised interests from production and sale of the estimated net reserves. Net revenue is the gross revenue less production and ad valorem taxes, operating expenses and capital costs. Operating expenses include direct field expenses but exclude general administration costs. Federal income tax were not included in the analysis.

Reserve Quantity Information (amounts shown in whole numbers)

The following table presents the Company’s estimate of its proved oil and natural gas reserves all of which are located in Texas. These estimates are inherently imprecise. Accordingly, the estimates are expected to change as future information becomes available. The estimates have been prepared with the assistance of an independent petroleum reservoir engineering firm. Oil reserves, which include condensate and natural gas liquids, are stated in barrels and gas reserves are stated in thousands of cubic feet.

	Crude Oil (Bbl)	Natural Gas (Mcf)
PROVED-DEVELOPED AND UNDEVELOPED RESERVES
December 31, 2010	4,767,010	8,082,690

Revisions of previous estimates	63,873	112,217
Extensions and discoveries
Acquisitions of reserves	1,949,340	20,538,730
Production	(22,363)	(113,597)

December 31, 2011	6,757,860	28,620,040

Revisions of previous estimates	(351,407)	(139,164)
Extensions and discoveries
Acquisitions of reserves	20,730	150,320
Production	(26,413)	(134,736)

December 31, 2012	6,400,770	28,496,460

PROVED DEVELOPED RESERVES
December 31, 2012	3,331,140	6,517,370
December 31, 2011	3,401,360	6,762,340

Future cash flows are computed by applying a first-day-of-the-month 12-month average price of natural gas (Henry Hub) and oil (West Texas Intermediate) to year end quantities of proved natural gas and oil reserves. Future operating expenses and development costs are computed primarily by the Company's petroleum engineers by estimating the expenditures to be incurred in developing and producing the Company’s proved natural gas and oil reserves at the end of the year, based on year end costs and assuming continuation of existing economic conditions. For the year ended December 31, 2012, the oil and natural gas prices were applied at $93.10/Bbl and $5.69/MMBtu, respectively, in the standardized measure. For the year ended December 31, 2011, the oil and natural gas prices were applied at $95.19/Bbl and $8.21/MMBtu, respectively, in the standardized measure.

TRANSCOASTAL CORPORATION AND SUBSIDIARY

SUPPLEMENTAL OIL AND GAS DISCLOSURES (UNAUDITED)

(AMOUNTS SHOWN IN THOUSANDS)

Standardized Measure of Discounted Future Net Cash Flows and Changes Therein Relating to Proved Oil Reserves (amounts shown in whole numbers)

The following table, which presents a standardized measure of discounted future cash flows and changes therein relating to proved oil reserves as of December 31, 2012 and 2011 and for the years then ended, is presented pursuant to ASC 932. In computing this data, assumptions other than those required by the Financial Accounting Standards Board could produce different results. Accordingly, the data should not be construed as being representative of the fair market value of the Partnership’s interests in proved oil reserves.

A discount factor of 10 percent was used to reflect the timing of future net cash flows. The standardized measure of discounted future net cash flows is not intended to represent the replacement costs or fair value of the Partnership’s interests in oil properties. An estimate of fair value would take into account, among other things, the recovery of reserves not presently classified as proved, anticipated future changes in prices and costs, and a discount factor more representative of time value of money and the risks inherent in reserve estimates of oil producing operations. There have been no estimates for future plugging and abandonment costs.

Standardized Measure of Discounted Future Net Cash Flows as of December 31, 2012 and 2011 (amounts shown in whole numbers)

	2012	2011
Future cash inflows	$757,700,000	$878,137,000
Less: Future production costs	(128,893,000)	(144,082,000)
Future development costs	(70,737,000)	(72,141,000)
Future income tax expense	(184,363,000)	(217,897,000)
Future net cash flows	373,707,000	444,017,000
10% discount factor	(248,633,000)	(308,521,000)
Standardized measure of discounted future net cash inflows	$125,074,000	$135,496,000
Estimated future development cost anticipated for following two years on existing properties	$30,206,840	$7,578,000

Changes in Standardized Measure of Discounted Future Net Cash Flows for the Year Ended December 31, 2012 and 2011 (amounts shown in whole numbers)

	2012	2011
Beginning of year	135,496,000	67,469,000
Sales of crude oil, net of production costs	(2,391,000)	(1,676,000)
Net changes in prices and production costs	(27,078,000)	18,609,000
Development costs incurred during the period	1,011,000	1,755,000
Changes in future development costs	(264,000)	(1,622,000)
Extensions, discoveries, and improved recoveries
Revisions of previous quantity estimates	(7,721,000)	1,947,000
Accretion of discount	20,535,000	9,786,000
Net change in income taxes	4,819,000	(34,579,000)
Purchases and sale of mineral interests	1,173,000	72,026,000
Timing and other	(506,000)	1,781,000
End of year	125,074,000	135,496,000

TRANSCOASTAL CORPORATION AND SUBSIDIARY

SUPPLEMENTAL  OIL AND GAS DISCLOSURES (UNAUDITED)

(AMOUNTS SHOWN IN THOUSANDS)

Significant Changes in Reserves for the Years Ended December 31, 2012 and 2011

In June 2011 we acquired two leases (Gray and Carson counties) and a minority working interest in three wells in Stephens County

  The reserves for the 3 acquisitions are:

	Oil (mbbL)	gas (mmcf)
Savell properties	38	18,215

CL Davis Properties	1,324	2,324

9% WI in the Pugh wells in Stephens County	17	691

Net Changes in Prices and Production Costs: For the year ended December 31, 2012, the oil and natural gas prices were applied at $94.68/Bbl and $2.76/MMBtu, respectively, in the standardized measure. At December 31, 2011, the oil and natural gas prices were applied at $95.84/Bbl and $4.15/MMBtu, respectively, in the standardized measure. Additionally, estimated future production costs per barrel of oil equivalent (BOE) increased from December 31, 2011 to 2012.

Revisions of Previous Quantity Estimates: During the year ended December 31, 2012, the Company adjusted its previous estimates by (351,407) Bbl of crude oil and (139,164) Mcf of natural gas from primarily revisions of proved undeveloped reserves that the Company currently has interests in.

Accretion of Discount: Accretion during the year ended December 31, 2012 was the result of accretion of the future net revenues at a standard rate of 10% due to the passage of time.

TRANSCOASTAL CORPORATION

INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2013

(Unaudited)

TRANSCOASTAL CORPORATION

Condensed Consolidated Balance Sheets

(in thousands, except share and per share information)

	September 30, 2013	December 31, 2012
	Unaudited
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$208	$133
Accounts receivable, net	1,336	584
Other current assets	12	48
Total current assets	1,556	765
Oil and natural gas properties and other property and equipment
Oil and natural gas properties, full cost method, net of accumulated depletion	24,364	22,745
Other property and equipment, net of accumulated depreciation	447	567
Total oil and natural gas properties and other equipment, net	24,811	23,312
Other assets
Goodwill	485	485
Other non-current assets	100	105
Total other assets	585	590

Total assets	$26,952	$24,667
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$599	$536
Notes payable, related party	-	125
Current asset retirement obligations	16	12
Current maturities of long term debt	-	150
Current Derivative Liabilities	179	-
Total current liabilities	794	823
Long term liabilities
Notes payable	17,500	15,250
Asset retirement obligations	903	865
Derivative liabilities	45	6
Total long-term liabilities	18,448	16,121

Commitments and contingencies

Stockholders' equity

Preferred stock, $.001 par value; 25,000,000 shares authorized; 243,750 and 37,500 of preferred, 0 and 3,721,036 of Series F, stock issued and outstanding and 260,261 of preferred Series F stock to be issued	-	4	*
Common stock, $.001 par value; 250,000,000 shares authorized; 21,332,897 and 0 respectively; shares issued and outstanding	21	-
Additional paid in capital	46,479	45,999
Accumulated deficit	(38,790)	(38,280)
Total stockholders' equity	7,710	7,723
Total liabilities and stockholders' equity	$26,952	$24,667

* Balances are reflective of Claimsnet.com Inc.'s acquisition of TransCoastal Corporation on March 18, 2013, as amended April 24, 2013, as discussed in Note 1.

See accompanying notes to the condensed consolidated financial statements.

TRANSCOASTAL CORPORATION

Condensed Consolidated Statements of Operations

(in thousands, except share and per share information)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	Unaudited	Unaudited	Unaudited	Unaudited
Revenues
Oil, natural gas, and related product sales	$962	$1,248	$3,274	$2,391
Derivative (losses) gains	(237)	(250)	(246)	(322)
Drilling revenue, net	-	1,020	-	2,716
Other revenue	488	-	1,082	298
Total revenues	1,213	2,018	4,110	5,083
Expenses
Lease operating	132	376	748	920
Depreciation, depletion and amortization	178	72	462	511
Accretion of discount on asset retirement obligations	21	10	42	29
General and administrative	1,319	666	2,846	1,988
Total expenses	1,650	1,124	4,098	3,448
Operating income (loss)	(437)	894	12	1,635
Other income (expense)
Interest income	-	-	-	2
Interest expense	(200)	(179)	(522)	(537)
Other expense	-	(17)	-	(18)
Total other expense	(200)	(196)	(522)	(553)

Net income	(637)	698	(510)	1,082

Less: dividend on preferred shares	-	-	(40)	-

Net income attributable to common stockholders	$(637)	$698	$(550	$1,082

Basic earnings per share:
Net income (loss) per basic common share	$(0.03)	$0.03	$(0.02)	$0.05
Weighted average basic common shares outstanding	22,735,948	22,634,091	22,685,020	22,634,091
Diluted earnings per share:
Net income (loss) per diluted common share	$(0.03)	$0.03	$(0.02)	$0.05
Weighted average diluted common shares outstanding	22,735,948	22,634,091	22,685,020	22,634,091

See accompanying notes to the condensed consolidated financial statements.

 TRANSCOASTAL CORPORATION

Condensed Consolidated Statement of Changes in Stockholders' Equity (Unaudited)

(in thousands, except share and per share data)

					PAR Value
	Common Stock	Preferred Stock	Series F Preferred Stock	Series F Preferred Stock to be Issued	Common Stock	Preferred Stock	Series F Preferred Stock	Additional Paid in Capital	Accumulated Deficit	Total Stockholders' Equity
					0.0001	0.001	0.001
Balances, December 31, 2012	-	37,500	3,721,036	260,261	$-	$-	$4	$45,999	$(38,280)	$7,723

Recapitalization with Claimsnet	178,250							(2)		(2)

Spin-off of ANC Holdings, Inc.								2		2

Issuance of preferred stock		206,250						412		412
Conversion of Series F Preferred Stock	21,154,647		(3,721,036)		21		(4)	17
Forgiveness of notes payable, related party								125		125

Preferred dividend payment								(40)		(40)

Net Income									(510)	(510)

Balances, September 30, 2013 (Unaudited)	21,332,897	243,750		260,261	$-	$-	$4	$46,479	$(38,790)	$7,710

See accompanying notes to the condensed consolidated financial statements.

TRANSCOASTAL CORPORATION

Condensed Consolidated Statements of Cash Flows

(in thousands)

	For the Nine Months Ended September 30,
	2013	2012
	Unaudited	Unaudited
OPERATING ACTIVITIES:
Net income	$(510)	$1,082
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	462	511
Accretion	42	29
Unrealized derivative loss	246	320
Changes in operating assets and liabilities:
Accounts receivable	(752)	(18)
Prepaid expenses and other	8	-
Other non-current assets	5	-
Accounts payable	63	587
Net cash provided by operating activities	(436)	2,511
INVESTING ACTIVITIES:
Acquisition of other property and equipment	-	(48)
Disposition of oil and natural gas properties	-	207
Development of oil and natural gas properties	(1,961)	(1,319)
Net cash used in investing activities	(1,961)	(1,160)
FINANCING ACTIVITIES:
Borrowings under credit facility	2,100	792
Repayments of Notes payable	-	(500)
Borrowings under Notes payable, Related Party	-	125
Disbursements for notes receivables, related parties	-	(1,478)
Dividends paid on preferred stock	(40)	-
Proceeds from issuance of Series B Redeemable Preferred Units	412	-
Net cash provided by (used in) financing activities	2,472	(1,061)

INCREASE IN CASH AND CASH EQUIVALENTS	75	290
CASH AND CASH EQUIVALENTS—Beginning of period	133	800

CASH AND CASH EQUIVALENTS—End of period	$208	$1,090

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING & FINANCING ACTIVITIES
Forgiveness of notes payable, related party	$125
Net assets acquired and liabilities assumed through TransCoastal acquisition	$2
Settlement of notes payable through sale of non-oil and gas assets and liabilities	$2
Conversion of Series F preferred stock to common stock	$21
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for interest	$483	$537

 See accompanying notes to the condensed consolidated financial statements.

TRANSCOASTAL CORPORATION AND SUBSIDIARIES

Notes to Interim Condensed Consolidated Financial Statements September 30, 2013 (Unaudited)

TransCoastal Corporation and Subsidiaries

Notes to Condensed Consolidated Financial Statements

1. Basis of presentation

In the opinion of management, the accompanying unaudited consolidated financial statements include all necessary adjustments (consisting of normal recurring adjustments) and present fairly the consolidated financial position of TransCoastal Corporation and Subsidiaries (the "Company" or “TransCoastal”) as of September 30, 2013 and December 31, 2012 and the results of their operations for the three and nine months ended September 30, 2013 and 2012 and the results of their cash flows for the nine months ended September 30, 2013 and 2012, in conformity with generally accepted accounting principles for interim financial information applied on a consistent basis. The results of operations for the three and nine months ended September 30, 2013 are not necessarily indicative of the results to be expected for the full year.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. These consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s Registration Statement filed on form S-1, as filed with the Securities and Exchange Commission on October 4, 2013, as well as all subsequent reports on forms 8-K and 14C. Certain reclassifications have been made to the consolidated financial statements for prior periods in order to conform to the current period presentation.

Prior to May 9, 2013 our business plan was to develop an electronic commerce company engaged in healthcare transaction processing for the medical and dental industries by means of the internet. On May 9, 2013 we acquired a majority interest in TransCoastal Corporation, a Texas corporation through an Acquisition Agreement. We issued a total of 3,721,036 shares of our Series F Preferred Stock ("Preferred Stock"), with an additional 260,261 Preferred Stock to be issued as of September 30, 2013, in consideration for the common stock of TransCoastal. Each share of Preferred Stock issued has the attribute of having the voting right equal to 1,170.076 shares of common stock thereby giving the selling TransCoastal stockholders control of the corporation with the ability to vote 99.2% of all the votes eligible to vote for any matter brought before our equity holders.

Claimsnet.com, Inc. (“Claimsnet”) acquired TransCoastal Corporation, a Texas corporation under the Acquisition Agreement, dated March 18, 2013, as amended by the Amended Acquisition Agreement, dated April 24, 2013, through the issuance of shares of our convertible preferred stock. This resulted in the owners of TransCoastal (the “accounting acquirer”) having actual or effective operating control of Claimsnet after the transaction, with the shareholders of Claimsnet (the “legal acquirer”) Continuing only as passive investors. TransCoastal is an oil and gas exploration and production company focused primarily in the development of oil and gas reserves in Texas and the Southwest region of the United States. Pursuant to the Amended Acquisition Agreement, on June 27, 2013 the Company placed, at the time of the Closing, all of the assets and liabilities constituting the current non-oil and gas assets of our business operations into a separate wholly-owned subsidiary of the Company (the “ANC Holdings”) and sold that subsidiary to certain debt holders of the Company, who were affiliates of the Company prior to the exchange, in consideration for cancellation by such debt holders of the Company indebtedness owed to them. See 8-K filed with the SEC on July 3, 2013.

Additionally, during the nine months ended September 30, 2013, TransCoastal Partners LLC, an entity under common control of TransCoastal, contributed all of its assets and liabilities to TransCoastal. The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and are presented in accordance with Accounting Standard Codification (“ASC”) 805, Business Combinations, which requires that entities under common control be reflected at their historical cost. Accordingly, the accompanying consolidated financial statements reflect the historical combined result of the common controlled entity prior to the reverse recapitalization date.

The Company formally changed its name and declared a reverse 200 to 1 stock split effective July 1, 2013.

Recently adopted accounting pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board or other standard setting bodies that may have an impact on the Company’s accounting and reporting. The Company believes that such recently issued accounting pronouncements and other authoritative guidance for which the effective date is in the future either will not have an impact on its accounting or reporting or that such impact will not be material to its financial position, results of operations, and cash flows when implemented.

2. Summary of significant accounting policies

Fair Value Measurements

The Company has adopted and follows ASC 820, Fair Value Measurements and Disclosures, for measurement and disclosures about fair value of its financial instruments. ASC 820 establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, ASC 820 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by ASC 820 are:

Level 1 — Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

Level 2 — Inputs (other than quoted market prices included in Level 1) are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

Level 3 — Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model. Valuation of instruments includes unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities.

As defined by ASC 820, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale, which was further clarified as the price that would be received to sell an asset or paid to transfer a liability (“an exit price”) in an orderly transaction between market participants at the measurement date. The carrying amounts of the Company’s financial assets and liabilities, such as cash and cash equivalents, oil and natural gas sales receivable, and accounts payable and accrued liabilities, approximate their fair values because of the short maturity of these instruments.

Cash and Cash Equivalents

The Company considers all highly-liquid debt instruments with original maturities of three months or less to be cash equivalents.

The Company maintains its cash balances in financial institutions which are insured by the Federal Deposit Insurance Corporation (“FDIC”). The interest bearing cash accounts maintain FDIC coverage of up to $250,000 per institution. Non-interest bearing accounts are fully covered subject to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Act”). The provision of the Act expired on December 31, 2012 reducing coverage for interest and non-interest bearing accounts to a combined $250,000 per institution. As of September 30, 2013 and December 31, 2012, the Company did not have any amounts in excess of its FDIC coverage.

Accounts Receivable, Net

Accounts receivable, net is comprised of billings for services as the operator on certain wells, that TransCoastal has no working interest in, and accrued natural gas and crude oil sales. The Company performs ongoing credit evaluations of its customers’ and extends credit to virtually all of its customers. Credit losses to date have not been significant and have been within management’s expectations. In the event of complete non-performance by the Company’s customers, the maximum exposure to the Company is the outstanding accounts receivable, net balance at the date of non-performance. The amounts billed to third parties for services as the operator have rights of offset against revenues generated from the sale of oil and gas commodities. For the three and nine months ended September 30, 2013 and 2012, the Company had no bad debt expense.

Derivative Activities

The Company utilized oil and natural gas derivative contracts to mitigate it’s exposure to commodity price risk associated with its future oil and natural gas production. These derivative contracts have historically consisted of options, in the form of price floors or collars. The Company’s derivative financial instruments are recorded on the consolidated balance sheets as either an asset or a liability measured at fair value. The Company does not apply hedge accounting to its oil and natural gas derivative contracts and accordingly the changes in the fair value of these instruments are recognized in the consolidated statements of operations in the period of change.

The Company’s derivative instruments are issued to manage the price risk attributable to our expected natural gas and oil production. While there is risk that the financial benefit of rising natural gas and oil prices may not be captured, Company management believes the benefits of stable and predictable cash flow are more important. Among these benefits are more efficient utilization of existing personnel and planning for future staff additions, the flexibility to enter into long-term projects requiring substantial committed capital, smoother and more efficient execution of our ongoing development drilling and production enhancement programs, more consistent returns on invested capital and better access to bank and other capital markets. Every unsettled derivative instrument is recorded on the accompanying consolidated balance sheets as either an asset or a liability measured at its fair value. Changes in a derivative’s fair value are recognized in earnings unless specific hedge accounting criteria are met. Cash flows from natural gas and oil derivative contract settlements are reflected in operating activities in the accompanying consolidated statements of cash flows.

Realized and unrealized gains and losses on derivatives are accounted for using the mark-to-market accounting method. We recognize all unrealized and realized gains and losses related to these contracts in each period in derivative gains or (losses) in the accompanying consolidated statements of operations.

Oil and Gas Natural Gas Properties

The Company uses the full-cost method of accounting for its oil and natural gas producing activities as further defined under ASC 932, Extractive Activities -Oil and natural gas. Under these provisions, all costs incurred for both successful and unsuccessful exploration and development activities, including salaries, benefits and other internal costs directly identified with these activities, and oil and natural gas property acquisitions are capitalized. All costs related to production, general corporate overhead or similar activities are expensed as incurred.

Proved properties are amortized using the units of production method (“UOP”). The UOP calculation, in its simplest terms, multiplies the percentage of estimated proved reserves produced at year end by the cost of those reserves.

The amortization base in the UOP calculation includes the sum of proved property, net of accumulated depreciation, depletion and amortization (“DD&A”), estimated future development costs (future costs to access and develop reserves) and asset retirement costs that are not already included in oil and natural gas property, less related salvage value.

The cost of unproved properties and properties under development are excluded from the amortization calculation until it is determined whether or not proved reserves can be assigned to such properties or until development projects are placed in service. Geological and geophysical costs not associated with specific properties are recorded to proved properties. Unproved properties and properties under development are reviewed for impairment at least quarterly. In countries where proved reserves exist, exploratory drilling costs associated with dry holes are transferred to proved properties immediately upon determination that a well is dry and amortized accordingly. As of September 30, 2013 and December 31, 2012, no unproved properties or properties under development were included in the oil and natural gas properties of the accompanying condensed consolidated financial statements.

Proceeds from the sale or disposition of oil and natural gas properties are accounted for as a reduction to capitalized costs unless a significant portion (greater than 25 percent) of the Company’s reserve quantities in a particular country are sold, in which case a gain or loss is recognized in income. For the three and nine months ended September 30, 2013 and 2012 no gain or loss from the sale or disposition of oil and natural gas properties occurred.

Under the full-cost method of accounting, the net book value of oil and natural gas properties, less related deferred income taxes, may not exceed a calculated “ceiling.” The ceiling limitation is the estimated after-tax future net cash flows from proved oil and natural gas reserves, discounted at 10 percent per annum based on industry standards and adjusted for cash flow hedges. Estimated future net cash flows exclude future cash outflows associated with settling accrued asset retirement obligations. Any excess of the net book value of proved oil and gas properties, less related deferred income taxes, over the ceiling is charged to expense and reflected as additional DD&A in the accompanying consolidated statements of operations. For the three and nine months ended September 30, 2013 and 2012 no impairment charge occurred.

During the three and nine months ended September 30, 2013 the Company determined approximately $14,000 and $41,000 of interest costs were incurred during the development period of our wells. During the three and nine months ended September 30, 2012 the Company determined approximately $28,000 and $84,000 of interest costs were incurred during the development period of our wells.

Other Property and Equipment

Other property and equipment, which includes buildings, field equipment, vehicles, and office equipment, is stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Vehicles and office equipment are generally depreciated over a useful life of five or six years, field equipment is generally depreciated over a useful life of ten years and buildings are generally depreciated over a useful life of twenty years.

Impairment of Long-Lived Assets

The Company assesses the impairment of long-lived assets when circumstances indicate that the carrying value may not be recoverable. The Company determines if impairment has occurred through adverse changes. When it is determined that the estimated future net cash flows of an asset will not be sufficient to recover its carrying amount, an impairment loss must be recorded to reduce the carrying amount to its estimated fair value. For the three and nine months ended September 30, 2013, and 2012 no circumstances indicated an unrecoverable carrying value of the long-lived assets.

Goodwill

Goodwill was generated as part of the CTO (CoreTerra Operating LLC) acquisition during the year ended December 31, 2011 and represents the excess of the purchase price over the estimated fair value of the net assets acquired in the acquisition. Goodwill is not amortized; rather, it is tested for impairment annually and when events or changes in circumstances indicate that fair value of a reporting unit with goodwill has been reduced below carrying value. To assess impairment, the Company has the option to qualitatively assess if it is more likely than not that the fair value of the reporting unit is less than the book value. Absent a qualitative assessment, or, through the qualitative assessment, if the Company determines it is more likely than not that the fair value of the reporting unit is less than the book value, a quantitative assessment is prepared to calculate the fair market value of the reporting unit. If it is determined that the fair value of the reporting unit is less than the book value, the recorded goodwill is impaired to its implied fair value with a charge to operating expenses. For the three and nine months ended September 30, 2013, and 2012 no impairment charge occurred.

Asset Retirement Obligations

The Company follows the provisions of ASC 410-20, Asset Retirement Obligations. ASC 410-20 requires entities to record the fair value of obligations associated with the retirement of tangible long-lived assets in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depleted as part of the oil and natural gas property. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. The Company’s asset retirement obligations relate to the plugging, dismantlement, removal, site reclamation and similar activities of its oil and natural gas properties.

Asset retirement obligations are estimated at the present value of expected future net cash flows and are discounted using the Company’s credit adjusted risk free rate. The Company uses unobservable inputs in the estimation of asset retirement obligations that include, but are not limited to, costs of labor, costs of materials, profits on costs of labor and materials, the effect of inflation on estimated costs, and the discount rate. Accordingly, asset retirement obligations are considered a Level 3 measurement under ASC 820. Additionally, because of the subjectivity of assumptions and the relatively long lives of the Company’s wells, the costs to ultimately retire the Company’s wells may vary significantly from prior estimates.

Revenue Recognition and Natural Gas Imbalances

The Company utilizes the accrual method of accounting for natural gas and crude oil revenues, whereby revenues are recognized based on the Company’s net revenue interest in the wells. The Company will also enter into physical contract sale agreements through its normal operations. These contracts are not considered derivative contracts by the Company in accordance with the normal purchases and normal sales provision of ASC 815-10-15.

Gas imbalances are accounted for using the sales method. Under this method, revenues are recognized based on actual volumes of oil and gas sold to purchasers. However, the Company has no history of significant gas imbalances.

Drilling Revenue

The Company follows the provisions of ASC 605-45, Revenue Recognition – Principal Agent Considerations, which requires the Company to record drilling revenues at net given such services are on behalf of third party oil and natural gas property operators. The Company does not own a participating interest in the wells for which drilling revenues, net are recorded. During the nine months ended September 30, 2013 and 2012, the Company recognized net drilling revenues of approximately $0 and $2,716,000, respectively, which is included in the accompanying consolidated statements of operations. During the three months ended September 30, 2012 the Company recognized $1,020,000 in drilling revenues.

 Earnings Per Share

The Company complies with ASC Topic 260, Earnings Per Share. ASC 260 requires dual presentation of basic and diluted income per share for all periods presented. Basic income per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted income per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then share in the income of the Company. The difference between the number of shares used to compute basic income per share and diluted income per share relates to additional shares to be issued upon the assumed exercise of convertible preferred shares. During the three and nine month periods ended September 30, 2013 the dilutive shares from preferred units were approximately 487,500 for both periods respectively. Basic weighted average shares outstanding consisted of equivalent common shares of the Series F Preferred stock, and the common stock received in the recapitalization with Claimsnet. During any period there is a loss in income any adjustment that results in an increase in the outstanding number of shares would be considered antidilutive and therefore basic and fully diluted loss per share will be equivalent.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	Unaudited	Unaudited	Unaudited	Unaudited
Basic shares of common stockholders from predecessor	22,735,948	22,634,091	22,685,020	22,634,091

Convertible preferred shares from predecessor	487,500	-	487,500	-

Fully diluted shares	23,223,448	22,634,091	23,172,520	22,634,091

3. Oil and natural gas properties

The Company has invested in proved properties:

(in thousands)	Acquisition and Development Costs	Accumulated Depletion	Total
Balance at December 31, 2012	$24,318	$(1,573)	$22,745
Activity from January 1, 2013 through September 30, 2013	1,961	(342)	1,619
	$26,279	$(1,915)	$24,364

4. Stockholder’s equity

Claimsnet.com, Inc. acquired TransCoastal Corporation, as Texas corporation under the Acquisition Agreement, dated March 18, 2013, (as amended by the Amended Acquisition Agreement, dated April 24, 2013), through the issuance of shares of our convertible preferred stock. TransCoastal is an oil and gas exploration and production company focused primarily in the development of oil and gas reserves in Texas and the Southwest region of the United States. Pursuant to the Amended Acquisition Agreement, on June 27, 2013 the Company placed, at the time of the Closing, all of the assets and liabilities constituting the current non-oil and gas assets of our business operations into a separate wholly-owned subsidiary of the Company (the “ANC Holdings”) and sold that subsidiary to certain debt holders of the Company, who were affiliates of the Company prior to the exchange, in consideration for cancellation by such debt holders of the Company indebtedness owed to them. See 8-K filed with the SEC on July 3, 2013.

On July 30, 2013 the Board of Directors, after receiving approval of the corporate action by FINRA, authorized the completion of the two hundred to one (200 to 1) reverse stock split of the issued and outstanding Common Stock, as may be adjusted (the “Reverse Stock Split”), that reduced the outstanding shares of Common Stock from 35,644,696 to approximately 178,224 shares (recognizing that any resulting fractional shares will be rounded up (to result in a maximum aggregate 178,250 post-split shares) and the name change of the Company to TransCoastal Corporation previously authorized by the Board on May 9, 2013.

On July 30, 2013 the Board of Directors of the Company also authorized the issuance of Common Stock share certificates of the Company to all the Series F Preferred Stockholders converting the Company's Series F Preferred Stock into Common Stock of the Company. The issuance of the shares of common stock upon conversion will be restricted stock as that term is defined in Rule 144 and will contain a restrictive legend to that effect.

5. Notes payable

On May 19, 2011, as amended from time to time through September 27, 2013, the Company entered into a loan agreement (the “Agreement”) with Green Bank with an initial borrowing base of $15,000,000 and amended to $17,500,000 on May 31, 2013. The Agreement bears interest at the prime rate minus 0.5%, but not less than 3.5%. Interest payments are due monthly with all principal and any unpaid interest being due on October 1, 2014. The interest rate was 4.5% and 4.99% at September 30, 2013 and December 31, 2012, respectively. Additionally, in accordance with the Agreement, for the period from March 1, 2012 through September 30, 2012, monthly borrowing base reductions of $125,000 occurred automatically on the first day of each month. Effective October 1, 2012, the monthly borrowing base reduction increased to $150,000 through January 15, 2013. The monthly borrowing base reductions were amended to $0 on February 11, 2013.

The Agreement is collateralized by essentially all of the oil and natural gas related assets of the Company, contains personal guarantees from the principal officers, and requires compliance with certain financial covenants including, among others: (1) a requirement to maintain a current ratio of not less than 1.0 to 1.0; (2) a maximum permitted ratio of total liabilities to tangible net worth of not more than 2.0 to 1.0; and (3) a requirement to maintain a ratio of EBITDAX to interest expense of not less than (a) 3.00 to 1.00 for all fiscal quarters prior to December 31, 2011, (b) 3.25 to 1.00 for the fiscal quarter ending March 31, 2012, and (c) 3.50 to 1.00 for all fiscal quarters ending on or after September 30, 2012. The Company was in compliance with all financial covenants as of September 30, 2013 and December 31, 2012.

As of September 30, 2013 and December 31, 2012, the Company had an outstanding principal balance due to Green Bank of approximately $17,500,000 and $15,400,000, respectively, and $39,000of accrued interest. As of September 30, 2013 and December 31, 2012, the current maturities of the outstanding principal balance were $0 and $150,000, respectively.

6. Related party transactions

During the nine month period ended September 30, 2013, an officer of TransCoastal forgave a note payable from TransCoastal in the amount of $125,000. This forgiveness of debt is reflected in the accompanying condensed consolidated statement of changes in stockholders' equity.

TRANSCOASTAL CORPORATION

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.

Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, payable by us in connection with the sale of the common stock being registered. All amounts shown are estimates except for the SEC registration fee.

Amount to be Paid
SEC registration fee	$4,052.00
Printing and engraving expenses	$3,500.00
Legal fees and expenses	$70,000.00
Accounting fees and expenses	$5,000.00
Transfer agent and registrar fees and expenses	$4,500.00
Miscellaneous expenses	$2,500.00

Total	$89,552.00

Item 14.     Indemnification of directors and officers.

Our amended and restated certificate of incorporation will provide that a director will not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of the law, (3) under section 174 of the DGCL for unlawful payment of dividends or improper redemption of stock or (4) for any transaction from which the director derived an improper personal benefit. In addition, if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided for in our certificate of incorporation, will be limited to the fullest extent permitted by the amended DGCL.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings whether civil, criminal, administrative, or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Our amended and restated certificate of incorporation and bylaws will contain indemnification rights for our directors and our officers. Specifically, our amended and restated certificate of incorporation and amended and restated bylaws will provide that we shall indemnify, and advance expenses to, our officers and directors to the fullest extent authorized by the DGCL.

We will enter into written indemnification agreements with our directors and officers. Under these proposed agreements, if an officer or director makes a claim of indemnification to us, a majority of the independent directors, independent legal counsel or stockholders, as applicable in accordance with the terms of the agreement, must review the relevant facts and make a determination whether the officer or director has met the standards of conduct under Delaware law that would permit (under Delaware law) and require (under the indemnification agreement) us to indemnify the officer or director.

Further, we may maintain insurance on behalf of our officers, and directors against expense, liability or loss asserted incurred by them in their capacities as officers and directors, and on behalf of some of our employees for certain liabilities.

Item 15.     Recent sales of unregistered securities.

On September 27, 2013 we completed an exchange of 642,450 of our common stock shares with certain TransCoastal-Texas stockholders who agreed to sell us their stock in TransCoastal-Texas and who were not included in the original acquisition transaction which occurred on May 9th, 2013. We believe this exchange to be an exempt transaction under Section 4(5) of the Securities Act as all investors involved in the transactions were accredited investors. Other than the aforementioned transactions we have not sold any equity securities that were not registered under the Securities Act of 1933 or that were not previously reported in a quarterly report on Form 10-Q or in a current report on Form 8-K since the beginning of our fiscal year that ends December 31, 2013.

Item 16.     Exhibits and financial statement schedules.

(a)           Exhibits.

EXHIBIT INDEX

Exhibit Number	Description
(3)	Articles of Incorporation and Bylaws
3.1*	Certificate of Incorporation as amended
3.1(a)**	Certificate of Designation of Series F Preferred Stock
3.1(b)**	Certificate of Designation of Series G Preferred Stock
3.2**	Bylaws as amended
(4)	Instruments defining rights of security holders, including indentures
4.1**	Specimen Stock Certificate
(5)	Opinion re: legality
5.1**	Opinion of Kane Russell Coleman & Logan PC
(10)	Material Contracts
10.1**	Amended Acquisition Agreement by and between Claimsnet.com, Inc. and TransCoastal Corporation
10.2**	Stock Purchase Agreement for sale of ANC Holdings, Inc.
10.3*	2013 Stock Incentive Program
10.4**	Employment Agreement with Stuart Hagler dated January 1, 2011
10.5**	Employment Agreement with David May dated January 1, 2011
10.6**	Employment Agreement with Wilbur A. Westmoreland dated January 1, 2011
10.7**	Employment Agreement with Judson Hoover dated January 1, 2013
10.8**	Amended Loan Agreement with Green Bank, N.A. dated
10.9**	First Amendment to Loan Agreement with Green Bank, N.A.
10.10**	Second Amendment to Loan Agreement with Green Bank, N.A.
10.11**	Davis Marketing Agreement
10.12**	Eagle Rock Gas Marketing Agreement
10.13**	Targa Gas Marketing Agreement
10.14*	Valero Crude Oil Marketing Agreement
10.15*	Phillips-Conoco Crude Oil Marketing Agreement
(14)	Code of Ethics
14.1*	Code of Ethics
(21)	Subsidiaries
21.1*	CoreTerra Operating, LLC, a Texas limited liability company
(23)	Consents of experts and counsel
23.1**	Consent of Rothstein Kass
23.1A*	Updated Consent of Rothstein Kass
23.2**	Consent of Kane Russell Coleman & Logan PC (included in Exhibit 5.1)
(99)	Additional Exhibits
99.1**	Appraisal Report Summary (Reserve Report) dated January 1, 2013
99.2*	Revised Appraisal Report (Reserve Report)

* Filed herewith.

** Filed prior.

(b)           Financial statement schedules.

Not applicable.

Item 17.     Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5)

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas on this 31 day of December, 2013.

TRANSCOASTAL CORPORATION

By:	/s/ Judson F. Hoover
Judson F. Hoover, Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Stuart G. Hagler as his true and lawful attorneys-in-fact and agents with full power of substitution and re-substitution for him and in his name, place and stead in any and all capacities to execute in the name of each such person who is then an officer or director of the Registrant any and all amendments (including post-effective amendments) to this registration statement, and any registration statement relating to the offering hereunder pursuant to Rule 462 under the Securities Act of 1933 and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises as fully as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this amended registration statement has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Donald Crosbie	Chairman of the Board of Directors	December 31, 2013
Donald Crosbie

/s/ Stuart G. Hagler	Director, Chief Executive Officer (Principal Executive Officer)	December 31, 2013
Stuart G. Hagler

/s/ A.W. Westmoreland	Director, President of Operations	December 31, 2013
A.W. Westmoreland

/s/ David J. May	Director, President of Acquisitions	December 31, 2013
David J. May

/s/ Judson F. Hoover	Chief Financial Officer (Principal Financial Officer)	December 31, 2013
Judson F. Hoover